Exhibit 2.10

CONFORMED COPY

DATED 1 DECEMBER 2004

(1)                                           NTL GROUP LIMITED

(2)                                           NTL (CHICHESTER) LIMITED

(3)                                           NTL DIGITAL VENTURES LIMITED

(4)                                           MACQUARIE UK BROADCAST LIMITED

 (5)                                        MACQUARIE UK BROADCAST HOLDINGS LIMITED

MASTER AGREEMENT
RELATING TO

NATIONAL TRANSCOMMUNICATIONS LIMITED
AND NTL DIGITAL LIMITED

CONTENTS

CLAUSE OF AGREEMENT

1.	DEFINITIONS AND INTERPRETATION
2.	OPTIONS FOR SALE OF SHARES
3.	CONSIDERATION AND ADJUSTMENT
4.	CONDITIONS
5.	POST-EXECUTION COVENANTS
6.	COMPLETION
7.	TERMINATION
8.	SEPARATION
9.	WARRANTIES
10.	PROTECTION OF GOODWILL
11.	CONFIDENTIALITY
12.	ANNOUNCEMENTS
13.	PENSIONS
14.	COSTS
15.	POST-COMPLETION ARRANGEMENTS
16.	USE OF NTL NAME AND LOGO
17.	GUARANTEES
18.	LIABILITY OF THE SELLERS
19.	TERMINATION OF INTRA-GROUP AGREEMENTS
20.	TRANSFER TO NEWCO
21.	APPLICABLE LAW AND JURISDICTION
22.	GENERAL
23.	NOTICES

SCHEDULES

1.	TARGET COMPANIES
2.	CONDITIONS
3.	COMPLETION OBLIGATIONS
4.	NTL CHICHESTER WARRANTIES
5.	DIGITAL WARRANTIES
6.	LIMITATIONS ON CLAIMS
7.	SEPARATION
8.	PENSIONS
9.	THE BROADCAST BUSINESS
10.	PURCHASE PRICE ADJUSTMENT STATEMENT
11.	FORM OF PUT/CALL OPTION EXERCISE NOTICE

DOCUMENTS IN THE APPROVED TERMS

1.	Separation Agreements
2.	Announcement
3.	Tax Deeds
4.	Data Room Documents
5.	Resignation Letters
6.	Investor Undertaking
7.	MCIG Undertaking
8.	Tax Elections (clause 5.16)

ANNEXURES

1.	Broadcast Employees (at today’s date)
2.	Properties:
	Part I	Broadcast Properties
	Part II	Broadcast Contractual Properties
	Part III	Designated Core Properties
	Part IV	Schedule of rents and licence fees
	Part V	Shared Properties
3.	Third Party Consents

THIS AGREEMENT is made on 1 December 2004

BETWEEN:

(1)                                         NTL GROUP LIMITED, incorporated in England and Wales with registered number 2591237 and whose registered office is at NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP (“NGL”);

(2)                                         NTL (CHICHESTER) LIMITED, incorporated in England and Wales with registered number 3056817 and whose registered office is at NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP (“ntl Chichester”);

(3)                                         NTL DIGITAL VENTURES LIMITED, incorporated in England and Wales with registered number 5223257 and whose registered office is at NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP (“Digital Holdco”);

(4)                                         MACQUARIE UK BROADCAST LIMITED, incorporated in England and Wales, with registered number 5254048, whose registered office is at Level 30, Citypoint, 1 Ropemaker Street, London EC2Y 9HD (“Buyer”); and

(5)                                         MACQUARIE UK BROADCAST HOLDINGS LIMITED, incorporated in England and Wales, with registered number 5254001, whose registered office is at Level 30, Citypoint, 1 Ropemaker Street, London EC2Y 9HD (“Buyer Holdco”).

INTRODUCTION

(A)                                       ntl Chichester has agreed to enter into a call option under which it may be required to sell the NatTrans Shares and Digital Holdco has agreed to enter into a call option under which it may be required to sell the Digital Shares, in each case on the terms and conditions of this Agreement.

(B)                                       The Buyer has agreed to enter into a put option under which it may be required to buy the NatTrans Shares and the Digital Shares on the terms and conditions of this Agreement.

(C)                                       Buyer Holdco has agreed to guarantee the Buyer’s obligations under this Agreement and NGL has agreed to guarantee ntl Chichester’s obligations under this Agreement.

IT IS AGREED as follows:

1.                                              DEFINITIONS AND INTERPRETATION

1.1                                        The following words and expressions where used in this Agreement have the meanings given to them below:

ABC	a confidential customer identified by the Sellers to the Buyer prior to the date of this Agreement.

ABC Contract	the Conditions of Contract between ABC and NatTrans pursuant to a contract identified by the Sellers to the Buyer prior to the date of this Agreement.

ABC Settlement Agreement	the settlement agreement dated 26 November 2004 between NatTrans and ABC with respect to the ABC Contract.

Accessible Insurance Policies

all ntl Group Policies (including employers liability insurance) written on an occurrence basis and under which any member of the ntl Group is able to make a claim as at the date of this Agreement in respect of the Broadcast Business.

Accounts Date	31 December 2003.

Act	the Companies Act 1985.

Ancillary Agreements	those agreements in the approved terms listed in Section B of Part II of Schedule 7.

Announcement	the announcement in the approved terms relating to the Transaction.

Appointment Period	has the meaning given in clause 3.9.

ASIC	The Australian Securities & Investments Commission.

Asset Sharing Agreement	the agreement in the approved terms to be entered into between NatTrans and certain members of the ntl Group as part of Separation.

Asset Usage Agreement	the Eastern Asset Usage Agreement dated 22 December 1998 originally between Eastern Electricity plc, NTSL and ntl Incorporated.

Bank Group	has the meaning given in the Senior Credit Facility.

British Isles	the UK and the Republic of Ireland.

Broadcast Accounts	the audited carve out financial statements of the ntl:

broadcast division prepared in accordance with U.S. GAAP for the 12 month period ended on the Accounts Date.

Broadcast Business	all of the businesses as will be carried on by the Broadcast Group immediately following Separation comprising the businesses listed in Schedule 9.

Broadcast Business Plan	the long term business plan of the Broadcast Business for the period from 2004 to 2014, which is contained in the Data Room Documents.

Broadcast Change of Control

means the direct or indirect acquisition by or of a Direct Competitor at any time after the Completion Date, whether by sale, merger, operation of law or otherwise, resulting in such Direct Competitor acquiring control of, being acquired by or coming under common control with (i) the Broadcast Group; or (ii) a portion of the assets of the Broadcast Business which was material to the Broadcast Business taken as a whole immediately prior to Completion.

Broadcast Confidential Information	all information (whether oral or recorded in any medium) relating exclusively to the Broadcast Business which is confidential.

Broadcast Contractual Properties

all licensed, managed, option or pre-emption properties occupied or used exclusively or predominantly by the Broadcast Business or which any member of the ntl Group has an entitlement to acquire in relation to the Broadcast Business, whether under agreements, options, letters of intent or other arrangements, as set out in Part II of Annexure 2.

Broadcast Covenant Release

(i) release of the NatTrans Shares and the shares in each other member of the Broadcast Group and all the assets of the Broadcast Business at Completion, from any security constituted by any Security Document (as such term is defined in the Senior Credit Facility) and release of each member of the Broadcast Group from any guarantee and indemnity constituted by any Finance Document (as such term is defined in the Senior Credit Facility) in each case in accordance with clause 28 of the Senior Credit Facility; and (ii) designation of the Broadcast Group Companies as Unrestricted Subsidiaries (as such term is defined in the

Senior Note Indenture) pursuant to Section 4.18 of the Senior Note Indenture.

Broadcast Employees

those employees of the ntl Group in the UK and Ireland listed in Annexure 1, being all of the employees allocated to the Broadcast Business at the date of this Agreement pursuant to and in accordance with the Separation Memorandum, subject to any employees who may be added to or removed from the list pursuant to clause 8.8.

Broadcast Group	NatTrans and each other company listed in Part I of Schedule 1 and references to “Broadcast Group Company” and to “any member of the Broadcast Group” shall be construed accordingly.

Broadcast Interim Accounts	the unaudited carve out financial statements of the ntl: broadcast division prepared in accordance with U.S. GAAP for the 9 month period ended on the Broadcast Interim Accounts Date.

Broadcast Interim Accounts Date	30 September 2004.

Broadcast Properties	all freehold (or heritable in the case of those properties located in Scotland) or leasehold properties as set out in Part I of Annexure 2.

Business Day	any day other than a Saturday, Sunday or English bank or public holiday.

Buyer Completion Deferral Period	has the meaning given in clause 6.5.1.

Buyer Deferred Completion Date	has the meaning given in clause 6.5.1.

Buyer Financing Documents	all agreements entered into by the Buyer in relation to the provision by any person of debt or equity financing in connection with the Transaction.

Buyer Group

the Buyer, any parent undertaking of the Buyer (other than MCIG) and any subsidiary undertaking of the Buyer or such parent undertaking from time to time (including with effect from Completion every Broadcast Group Company and Digital Group Company) and references to “Buyer Group Company” and to “any member of the Buyer Group” shall be construed accordingly.

Buyer’s Solicitors	Allen & Overy LLP of One New Change, London EC4M 9QQ.

Call Option	the call option set out in clause 2.3.

Channel 5	has the meaning given in clause 5.11.

Channel 5 Engineering	has the meaning given in clause 5.11.

Competition Act	has the meaning given in paragraph 3 of Schedule 2.

Competition Commission	the United Kingdom’s Competition Commission.

Competitive Activities	has the meaning given in clause 10.1.

Completion	completion of the sale and purchase of the Shares under this Agreement following any valid exercise of the Put Option or the Call Option.

Completion Date	the date on which Completion occurs.

Completion Date Net Working Capital	has the meaning given in clause 3.3.

Completion Deferral Period	has the meaning given in clause 6.4.1.

Conditions	the conditions referred to in clause 2.5 and set out in Schedule 2.

Confidentiality Agreement

the confidentiality agreement entered into between NGL, Macquarie Bank Limited, Macquarie Communications Infrastructure Management Limited and Macquarie Communications Infrastructure Limited dated 24 September 2004 in connection with the Transaction.

control

means the power to direct the affairs of any person, directly or indirectly, by reason of ownership of voting shares, by contract or otherwise and “controlled” and “controlling” shall be construed accordingly.

Core Business	all of the businesses as carried on by the ntl Group immediately following Separation (other than the Broadcast Business).

Core Group	the ntl Group other than the Broadcast Group and the Digital Group.

Core Properties

all freehold (or heritable in the case of properties located in Scotland), leasehold, licensed, managed, option or pre-emption properties occupied or used by any member of the ntl Group or which any member of the ntl Group has any entitlement to acquire, other than the Broadcast Properties and the Broadcast Contractual Properties.

Correspondence	has the meaning given in clause 4.6.

Current Insurance Policies

all in-force insurance policies in the name of any member of the Core Group providing cover in respect of the Broadcast Business (including for the avoidance of doubt, the Designated Broadcast Business) or under which any member of the ntl Group either has any outstanding claims or is able to make a claim as at the date of this Agreement, in respect of the Broadcast Business (and, for the avoidance of doubt, including the Accessible Insurance Policies).

Data Room Documents

the documentation relating to the Broadcast Business and the Target Group Companies in the form which has, prior to today’s date, been made available for inspection by the Buyer and which is listed in an index in the approved terms.

Deferred Completion Date	has the meaning given in clause 6.4.1.

Designated Broadcast Business	has the meaning given in the Designated Broadcast Business Transfer Agreement.

Designated Broadcast Business Transfer Agreement	the agreement in the approved terms to be entered into between NGL, ntl Chichester, NatTrans and the Intragroup Transferors (as defined therein) as part of Separation.

Designated Core Assets	the assets to be transferred to NNNL under the Designated Core Business Transfer Agreements and the assets to be transferred to NINL under the Irish Business Transfer

Agreement.

Designated Core Business	the business to be transferred to NNNL and NINL under the Designated Core Business Transfer Agreements and the Irish Business Transfer Agreement.

Designated Core Business Transfer Agreements	the agreements in the approved terms to be entered into, or entered into prior to the date hereof, between NGL, NNNL and NatTrans as part of Separation.

Designated Core Liabilities	has the meaning given in the Designated Core Business Transfer Agreements.

Designated Core Properties

all Core Properties owned (whether legally or beneficially) by any member of the Broadcast Group, held on trust for any member of the Broadcast Group or to which any member of the Broadcast Group has a contractual entitlement including, without limitation, those set out in Part III of Annexure 2.

Designated Transfer Agreements	the agreements in the approved terms listed in Section A of Part II of Schedule 7.

Digital	ntl Digital Limited, a company incorporated in England and Wales with registered number 3538787.

Digital Accounts	the audited statutory financial statements of each of Digital and Digital Radio for the period ended on the Accounts Date.

Digital Confidential Information

all information (whether oral or recorded in any medium) relating exclusively to the business of the Digital Group or the Digital Joint Venture Companies which is designated by any member of the Digital Group or the relevant Digital Joint Venture Company as confidential (or is marked or is by its nature confidential).

Digital Consideration	has the meaning given in clause 3.1.

Digital Disclosure Letter	the letter dated the same as this Agreement from Digital Holdco to the Buyer containing disclosures against the Digital Warranties.

Digital Group	Digital and Digital Radio, and references to “Digital

Group Company” and “any member of the Digital Group” shall be construed accordingly.

Digital Group Shares	the Digital Shares and the Digital Radio Shares.

Digital Holdco Tax Deed	the deed in the approved terms to be entered into by the Buyer and Digital Holdco at Completion, relating to certain Taxation liabilities of the Digital Group.

Digital Joint Venture Companies

SDN Limited, Digital One Limited and ntl Radio Services Limited, details of each of which are set out in Part III of Schedule 1 and references to “Digital Joint Venture Company” shall be construed as each and any one of such companies.

Digital Radio	ntl Digital Radio Limited, a company incorporated in England and Wales with registered number 3573732.

Digital Radio Shares	all of the ordinary shares of Digital Radio in issue at Completion.

Digital Shares	all of the ordinary shares of Digital in issue at Completion.

Digital Warranties	the warranties to be given by Digital Holdco, set out in Schedule 5.

Direct Competitor	means any person that competes with any material part of the Core Business in any jurisdiction in which the ntl Group conducts business as at the date of this Agreement.

Disclosed Matters

any fact, matter, event or circumstance which is disclosed in this Agreement or the Disclosure Letters (or which is deemed to be disclosed by the Disclosure Letters), the Vendor Due Diligence Reports and any other fact, matter, event or circumstance which is apparent from the Data Room Documents, or which has been disclosed in writing prior to today’s date in the responses (which are attached to the Disclosure Letters) to any enquiries made by or on behalf of the Buyer.

Disclosure Letters	the ntl Chichester Disclosure Letter and the Digital Disclosure Letter.

DTELS	DTELS Limited, a company incorporated in England and

Wales with registered number 2834403.

EC Clearance Condition	the Condition set out in paragraph 3 of Schedule 2.

EC Commission	the Commission of the European Community.

EEA	the European Economic Area.

ECMR	Council Regulation (EC) No. 139/2004.

Employee Transfer Agreement	the agreement in the approved terms to be entered into between NGL and NatTrans as part of Separation.

Environmental Claim	any litigation, decree, judgement, claim, proceeding, notice of violation, demand, action, official warning, abatement, enforcement or remediation notice or order relating to any Environmental Matter.

Environmental Laws

all applicable European, national and local laws, regulations, directives, statutes, secondary legislation, common law, the ICNIRP Guidelines and statutory guidance, in each case concerning Environmental Matters and in force at the date of this Agreement.

Environmental Matters

all matters relating to health and safety, waste, nuisance, discharges, emissions, deposits, disposals and releases to land, air and water, and the presence, sale, import, export, manufacture, use, generation, treatment, storage, handling, deposit, transport or disposal of chemicals, forms of energy (including, without limitation, non-ionising radiation), wastes, radioactive substances or any other polluting, dangerous, hazardous or toxic substances or materials.

Financial Vendor Due Diligence Report	the due diligence report dated 18 October 2004, prepared by KPMG and addressed to (inter alia) the Buyer.

Framework Services Agreement

the agreement dated today’s date, between NGL, ntl Chichester, NNNL, NatTrans, NINL and the Buyer relating, inter alia, to the services to be provided between the ntl Group and the Broadcast Group under the terms of the Ancillary Agreements.

FRS 9	Financial Reporting Standard No. 9, issued by the U.K. Accounting Standards Board.

Group

in relation to a body corporate, any parent undertaking of such body corporate and any subsidiary undertaking of such body corporate and any subsidiary undertaking of any such parent undertaking from time to time.

Holdco Financing Documents

all agreements entered into by Buyer Holdco and the other members of its Group (other than the Buyer) in relation to the provision by any person of debt or equity financing to Buyer Holdco or any subsidiary undertaking of Buyer Holdco (other than the Buyer) in connection with the Transaction.

Holdco Investment Agreement

the investment agreement dated 1 December 2004 between Macquarie Bank Limited, Industry Fund Management (Nominees) Limited, Challenger Life No.2 Limited, Macquarie Communications Infrastructure (Bermuda 2) Limited, Macquarie Global Infrastructure Funds 2 SA, MTAA Superannuation Fund (NTL Broadcast) Utilities PTY Ltd, Cheyne Special Situations Fund LP, Dian Wijaya SDN.BHD., Macquarie Prism Proprietary Limited and Buyer Holdco in relation to equity investments to be made in Buyer Holdco and any member of its Group in connection with the Transaction, as the same may be amended, varied, assigned and/or novated from time to time.

ICA	the Irish Competition Authority.

ICNIRP Guidelines

the guidelines and standards issued by the International Commission of Non-Ionising Radiation Protection (ICNIRP) as contained in the Guidelines for limiting exposure to time-varying electric magnetic and electromagnetic fields up to 300GHz Health Phys., 74, No.4, 494-522 (1998).

ICTA 1988	the Income and Corporation Taxes Act 1988.

Indebtedness

all obligations for borrowed money, including, without limitation, all obligations evidenced by debentures, bonds, loan stock, commercial paper or instruments (whether secured or unsecured), and all capital lease obligations.

Initial Completion Date Net Working Capital	has the meaning given in clause 3.3.

Initial Consideration	has the meaning given in clause 3.1.

Intellectual Property Rights

patents, trade marks, trade names, service marks, domain names, design rights, copyright, rights in databases, Know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights and all rights having equivalent or similar effect anywhere in the world.

Investor Undertaking	the undertaking in the approved terms to be given by Buyer Holdco, the Buyer and each of the Investors as contemplated by clause 2.10 of this Agreement.

Investors	each of parties to the Holdco Investment Agreement (other than Buyer Holdco).

Irish Business Transfer Agreement

the agreement in the approved terms to be entered into, or entered into prior to the date hereof, as part of Separation between NatTrans and NINL in relation to certain Designated Core Assets in Ireland.

Irish Schemes	the ntl Broadcast Scheme and the ntl Defined Contribution & Death Benefit Plan or the trustees of each or every such scheme as the context determines.

IT Systems	all computer software together with all computer and data processing hardware used by the Broadcast Business, but excluding the Retained IT Systems.

Know-how

inventions, discoveries, improvements, processes, formulae, techniques, specifications, technical information, methods, tests, reports component lists, manuals, instructions, drawings and information relating to customers and suppliers (whether written, unwritten or in any other form).

LCIA	has the meaning given in clause 21.2.

Legal Vendor Due Diligence Reports	the legal due diligence reports on the Broadcast Group commissioned by the Sellers and prepared by the Sellers’

Solicitors and the Sellers’ Irish Solicitors and addressed to (inter alia) the Buyer.

Long Stop Date	30 June 2005 (or such later date as NGL and the Buyer may agree in writing).

Material Customer

a customer of the ntl Group in relation to the Broadcast Business in respect of whom invoices raised in relation to the Broadcast Business for the 12 month period ended on 30 June 2004 exceeded £3 million (excluding VAT).

Material Customer Contract

a material contract relating to the supply of products or services by the ntl Group in relation to the Broadcast Business to a Material Customer (including, for the avoidance of doubt, any such contract with any member of the ITV plc Group which is contained in the Data Room Documents).

Material Supplier

a supplier to the ntl Group in relation to the Broadcast Business in respect of whom expenditure attributable to the Broadcast Business for the 12 month period ended on 30 June 2004 exceeded £1 million.

Material Supplier Contract	a material contract relating to the supply of products or services to the ntl Group in relation to the Broadcast Business by a Material Supplier.

MCIG	Macquarie Communications Infrastructure Management Limited as responsible entity for the Macquarie Communications Infrastructure Trust.

MCIG Undertaking	the undertaking in the approved terms to be given by MCIG and Macquarie Communications Infrastructure Limited as contemplated by clause 2.11 of this Agreement.

Merger Event	(a)

any merger, amalgamation or consolidation of any member of the ntl Group with a Merger Partner (or any subsidiary or parent undertaking of a Merger Partner) which results in the ntl Group and the Merger Partner’s Group forming one and the same group of companies;

(b) the acquisition by any member of the ntl Group of

a majority of the issued share capital of a Merger Partner (or any subsidiary or parent undertaking of a Merger Partner); or

(c)

the acquisition by a Merger Partner (or any subsidiary or parent undertaking of a Merger Partner) of any member of the ntl Group and which results in all or substantially all of the assets and business of the ntl Group being acquired by or forming part of the Merger Partner’s Group.

Merger Partner

a person whose operations are based predominantly in the UK and whose principal area of business is the provision of broadband or telecoms services, including without limitation, residential telephones, cable television and Internet services.

Minister	the Irish Minister for Enterprise, Trade and Employment.

month	a calendar month.

NatTrans	National Transcommunications Limited, a company incorporated in England and Wales with registered number 2487597.

NatTrans Accounts	the audited financial statements of NatTrans, to be prepared in accordance with the Act, for the accounting reference period ending on 31 December 2004.

NatTrans Consideration	has the meaning given in clause 3.1.

NatTrans Shares

all of the ordinary shares in NatTrans in issue as at the date of this Agreement together with any shares issued in connection with Separation, together comprising all of the issued share capital of NatTrans at Completion.

Net Working Capital	net working capital of the Broadcast Group, as at the relevant date, comprising those items set out in paragraph 1.1 of Part III of Schedule 10.

NGL Hive-Across Agreements

the agreements (in the form of the pro-forma in the approved terms) between NGL and certain members of the ntl Group to be entered into as part of Separation in respect of the transfer to NGL of certain Designated Broadcast

Assets (as defined in the Designated Broadcast Business Transfer Agreement) prior to their contribution to NatTrans under the terms of the Designated Broadcast Business Transfer Agreement.

NINL	NTL Irish Networks Limited, a company incorporated in the Republic of Ireland with registered number 393660 and which is a wholly owned subsidiary of NatTrans at the date of this Agreement.

NNNL	ntl National Networks Limited, a company incorporated in England and Wales with registered number 5174655 which is a wholly owned subsidiary of NatTrans at the date of this Agreement.

Non-compete Period	has the meaning given in clause 10.1.

ntl Chichester Disclosure Letter	the letter dated the date of this Agreement from ntl Chichester to the Buyer containing disclosures against the ntl Chichester Warranties.

ntl Chichester Tax Deed	the deed in the approved terms to be entered into by the Buyer and ntl Chichester at Completion, relating to certain Taxation liabilities of the Broadcast Group.

ntl Chichester Warranties	the warranties given by ntl Chichester, set out in Schedule 4.

ntl Group

NGL, any parent undertaking of NGL and any subsidiary undertaking of NGL or any such parent undertaking from time to time, (excluding, for the avoidance of doubt, any shareholder in ntl Incorporated and excluding, after Completion only, every Broadcast Group Company, Digital Group Company and Digital Joint Venture Company) and references to “ntl Group Company” and to “any member of the ntl Group” shall be construed accordingly.

ntl Group Policies	all in-force insurance policies insuring any member of the ntl Group in respect of the Broadcast Business (including, for the avoidance of doubt, the Designated Broadcast Business).

NTSL	NTL Telecom Services Limited, a company incorporated

in England and Wales with registered number 2937788 (and previously named Eastern Group Telecoms Limited).

NTSL Hive-Up Agreement	the agreement dated 24 December 1999 between NTSL and NatTrans, pursuant to which the business of NTSL was transferred to NatTrans.

NTSL Hive-Up Reversal Agreement

the agreement in the approved terms between NatTrans and NTSL in respect of the transfer of the Asset Usage Agreement (as defined therein) from NatTrans to NTSL, to be entered into as part of Separation.

NTSL Master Lease

the master lease dated 22 December 1998 between Eastern Electricity plc and NTSL, together with all supplemental and ancillary documents relating to this lease, as varied, amended, novated or supplemented from time to time.

OFT	the United Kingdom’s Office of Fair Trading.

party	a party to this Agreement.

PD/BI Policy	the Commercial Lines Policy (policy number 3004668) under which NGL is named as the insured party and which is underwritten by Allianz Global Risks UK Insurance Company.

Permitted Security Interests	(a) mechanics’, carriers’, workmen’s, repairmen’s or other similar Security Interests arising or incurred in the ordinary course of the Broadcast Business;

(b) conditional sales contracts and equipment leases with third parties entered into in the ordinary course of the Broadcast Business;

(c) Security Interests for Taxation, assessments and other governmental charges that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith;

(d) other Security Interests and imperfections of title which do not, or are not reasonably likely to impair in any material respect the continued use and operation of the assets of the Broadcast Business as currently conducted; and

(e) Security Interests in respect of any right of set-off, netting arrangement, title transfer or title retention arrangements arising in the ordinary course of the Broadcast Business.

Personal Schemes	the ntl Group Personal Pension Plan and the Cabletel (UK) Limited Sponsored Personal Pension Plan.

Principal Separation	has the meaning given in the Senior Credit Facility.

Purchase Price Adjustment	has the meaning given in clause 3.4.

Purchase Price Adjustment Statement	has the meaning given in clause 3.5.

Put Option	the put option set out in clause 2.1.

Put Option Exercise Period	has the meaning given in clause 2.2.

Relevant Amount

£75,000,000 (seventy five million pounds Sterling) plus the amount of any dividend paid by NatTrans between the date of this Agreement and Completion (other than any such dividend paid under clause 3.3.1 and any dividend paid in accordance with the Separation Steps).

Relevant Group

in relation to any covenants, obligations, undertakings or warranties given by ntl Chichester, the Broadcast Group, and in relation to any covenants, obligations, undertakings or warranties given by Digital Holdco, the Digital Group and references to “Relevant Group Company” and to “any member of the Relevant Group” shall be construed accordingly.

Remedial Action

any steps necessary for limiting, removing, remedying, abating, mitigating, containing, preventing, monitoring or investigating any actual or potential harm to the environment, human health, land or buildings.

Representatives	means, with respect to any person, such person’s employees, legal advisers, accountants and other representatives and professional advisers.

Resolution Period	has the meaning given in clause 3.9.

Retained Confidential Information

all information (whether oral or recorded in any medium) relating to the business, future plans, financial or other affairs of any member of the ntl Group (including for these purposes any member of the Broadcast Group) which is confidential other than Target Confidential Information.

Retained IT Systems

all computer software used by the Broadcast Business, together with all computer and data processing hardware used by the Broadcast Business, which will be managed and operated by the Core Group and provided to the Broadcast Group under the terms of the Ancillary Agreements.

Review Period	has the meaning given in clause 3.7.

Sale and Purchase	has the meaning given in paragraph 3 of Schedule 2.

Scanners Companies

Scanners (Europe) Limited, a company incorporated in England and Wales with registered number 2833712 and Scanners Television Outside Broadcasts Limited, a company incorporated in England and Wales with registered number 3391685.

Scheduled Completion Date	has the meaning given in clause 6.3.

Schemes	the UK Schemes and the Irish Schemes.

Secretary of State	the United Kingdom’s Secretary of State for Trade and Industry or, where relevant, the OFT acting on her behalf.

Security Interest	any mortgage, charge, lien, pledge or other security interest of any kind and any agreement to create any of the foregoing.

Sellers	ntl Chichester and Digital Holdco and references to a “Seller” shall be construed accordingly.

Sellers’ Irish Solicitors	Mason Hayes & Curran of 6 Fitzwilliam Square, Dublin 2, Ireland.

Sellers’ Solicitors	Travers Smith of 10 Snow Hill, London EC1A 2AL.

Senior Credit Facility

the £2,425,000,000 Senior Facilities Agreement dated 13 April 2004 between, inter alia, ntl Incorporated, ntl Investment Holdings Limited, the Mandated Lead Arrangers, the Facility Agent and Security Trustee, the Administrative Agent and the Lenders (as each such term is defined therein), as from time to time amended, modified or otherwise varied (excluding any amendments, modifications or variations made after the date of this Agreement which have a material adverse effect on the rights of the Buyer under this Agreement or the ability of the Sellers to proceed to Completion).

Senior Note Indenture

the indenture dated 13 April 2004 entered into by ntl Cable PLC, ntl Incorporated, ntl (UK) Group Inc., ntl Communications Limited, ntl Investment Holdings Limited and the Bank of New York (as Trustee) in relation to the 9.75% Senior Notes due 2014, the 8.75% Senior Notes due 2014 and the Floating Rate Senior Notes due 2012, as from time to time amended, modified or otherwise varied (excluding any amendments, modifications or variations made after the date of this Agreement which have a material adverse effect in the rights of the Buyer under this Agreement or the ability of the Sellers to proceed to Completion).

Separation	the legal separation of the Broadcast Business from the ntl Group, substantially in accordance with the Separation Steps.

Separation Agreements

the agreements and other documents in the approved terms to be executed, or executed prior to the date hereof, as part of Separation, as listed in Part II of Schedule 7 (including, for the avoidance of doubt, the Designated Transfer Agreements and the Ancillary Agreements), subject in each case to any amendments to such documents in accordance with clauses 8.2 and 8.3.

Separation Condition	the Condition in paragraph 1 of Schedule 2.

Separation Date	the effective date of Principal Separation.

Separation Memorandum	the memorandum dated 24 March 2004 setting out the principles of Separation as agreed with the lenders under the Senior Credit Facility.

Separation Steps	the steps for implementation of Separation, as set out in Part I of Schedule 7.

Shared Properties	the Broadcast Properties, Broadcast Contractual Properties and Core Properties used by both the Broadcast Business and the Core Business, as set out in Part V of Annexure 2.

Shares	the NatTrans Shares and the Digital Shares.

Site Management Contract	the site management contract dated 22 December 1998 between NatTrans and Eastern Electricity plc.

Submission	has the meaning given in clause 4.5.

Target Confidential Information	Broadcast Confidential Information and Digital Confidential Information.

Target Group	the Broadcast Group Companies, the Digital Group Companies and the Digital Joint Venture Companies and references to “Target Group Company” shall be construed accordingly.

Target Working Capital

if the Completion Date falls: (i) at any time prior to 1 March 2005, £5,000,000; (ii) in March or April 2005, £10,000,000; and (iii) in May or June 2005 (or such later date as the parties may agree), £15,000,000.

Taxation	has the meaning given in the Tax Deed.

Tax Deeds	the ntl Chichester Tax Deed and the Digital Holdco Tax Deed.

TCGA 1992	the Taxation of Chargeable Gains Act 1992.

Transaction	the matters contemplated by this Agreement.

Transaction Documents	this Agreement and any other document referred to in this Agreement or required to be entered into pursuant to this Agreement (including, without limitation, the Separation Agreements).

UK	the United Kingdom of Great Britain and Northern

Ireland.

UK Schemes

means the National Transcommunications Limited Pension Plan, the ntl 1999 Pension Scheme, the ntl Group Life Assurance Scheme and the Personal Schemes or the trustees of each or every such scheme as the context determines.

U.S. GAAP	United States generally accepted accounting principles.

VAT	Value Added Tax.

VATA 1994	the Value Added Tax Act 1994.

Vendor Due Diligence Reports	the Financial Vendor Due Diligence Report and the Legal Vendor Due Diligence Reports.

Warranties	the ntl Chichester Warranties and the Digital Warranties.

1.2                                       Unless the context requires otherwise, words and expressions defined in or having a meaning provided by the Act at today’s date, shall have the same meaning in this Agreement.

1.3                                       Unless the context requires otherwise, references in this Agreement to:

1.3.1                                                any of the masculine, feminine and neuter genders shall include other genders;

1.3.2                                                a “person” shall include a reference to any natural person, body corporate (including, without limitation, a limited liability company), unincorporated association, partnership and trust;

1.3.3                                                a company shall include reference to any body corporate;

1.3.4                                                any statute or statutory provision shall be deemed to include any instrument, order, regulation or direction made or issued under it and shall be construed so as to include a reference to the same as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted except to the extent that any amendment or modification made after the date of this Agreement would increase any liability or impose any additional obligation upon the parties under this Agreement;

1.3.5                                                any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than that of England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

1.3.6                                                any time or date shall be construed as a reference to the time or date prevailing in England; and

1.3.7                                                a particular government or statutory authority shall include any entity which is a successor to that authority.

1.4                                       The headings in this Agreement are for convenience only and shall not affect its meaning. References to a “clause”, “Schedule” or “paragraph” are (unless otherwise stated) to a clause of and Schedule to this Agreement and to a paragraph of the relevant Schedule.  The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.5                                       A document expressed to be “in the approved terms” means a document, the terms of which have been approved by the parties and a copy of which has been identified as such and initialled by or on behalf of each of NGL and the Buyer.

1.6                                       A document expressed to be an “Annexure” means a document a copy of which has been identified as such and initialled by or on behalf of each of NGL and the Buyer.

2.                                              OPTIONS FOR SALE OF SHARES

Put Option

2.1                                       The Buyer grants to NGL (as agent for the Sellers) a conditional option (the “Put Option”) to require the Buyer to acquire the Shares from the relevant Sellers upon the terms and conditions of this Agreement.

2.2                                       The Put Option shall be exercisable by notice in writing (substantially in the form set out in Part I of Schedule 11) from NGL (as agent for the Sellers) to the Buyer at any time during the period commencing on the date on which the last of the Conditions is satisfied (or waived) and ending 10 Business Days after such date (the “Put Option Exercise Period”).

Call Option

2.3                                       NGL (as agent for the Sellers) grants to the Buyer a conditional option (the “Call Option”) to require the Sellers to sell the Shares to the Buyer upon the terms and conditions of this Agreement.

2.4                                       The Call Option shall be exercisable by notice in writing (substantially in the form set out in Part II of Schedule 11) from the Buyer to NGL (as agent for the Sellers) at any time during the 10 Business Days after the expiry of the Put Option Exercise Period provided that the

Put Option has not been exercised by NGL during the Put Option Exercise Period.

Conditions to exercise of the Put Option and Call Option

2.5                                       The exercise of the Put Option and the exercise of the Call Option are both conditional upon satisfaction (or, to the extent capable of waiver pursuant to clause 4.1, waiver) of all of the Conditions in Schedule 2.

Lapse of Put Option and Call Option

2.6                                       The Put Option and the Call Option shall lapse if they are not duly exercised by the relevant dates specified in clause 2.2 or 2.4 (as appropriate) or if all of the Conditions have not been satisfied (or, to the extent capable of waiver pursuant to clause 4.1, waived) by the Long Stop Date.

2.7                                       If the Put Option or the Call Option is validly exercised, ntl Chichester shall sell the NatTrans Shares and Digital Holdco shall sell the Digital Shares with full title guarantee and the Buyer shall buy the NatTrans Shares and the Digital Shares on the terms and conditions of this Agreement, and ntl Chichester and Digital Holdco shall procure that the Buyer acquires good title to the NatTrans Shares and the Digital Shares respectively, free from all Security Interests except any and all such Security Interests that may have been created by Buyer.

2.8                                       The Buyer shall buy the Shares with effect from and including the Completion Date to the intent that as from that date all rights and advantages accruing to the Shares, including any dividends or distributions declared, made or paid on the Shares on or after that date shall belong to the Buyer.

2.9                                       The Buyer shall not be obliged to complete the purchase of any of the Shares and neither ntl Chichester nor Digital Holdco shall be obliged to sell any of the Shares unless, in each case, the sale of all the Shares is completed simultaneously.

Investor Undertaking

2.10                                Upon execution of this Agreement, the Buyer shall procure that the Investor Undertaking is delivered to ntl Chichester duly executed by the parties thereto (other than the Sellers).

MCIG Undertaking

2.11                                Upon execution of this Agreement, the Buyer shall procure that MCIG and Macquarie Communications Infrastructure Limited shall deliver to ntl Chichester the MCIG Undertaking duly executed by MCIG and Macquarie Communications Infrastructure Limited.

3.                                               CONSIDERATION AND ADJUSTMENT

3.1                                        The consideration for the sale of the Shares shall be as follows:

3.1.1                                                for the NatTrans Shares: £1,260,000,000 (ONE BILLION TWO HUNDRED AND SIXTY MILLION POUNDS STERLING) (the “NatTrans Consideration”); and

3.1.2                                                for the Digital Shares: £10,000,000 (TEN MILLION POUNDS STERLING) (the “Digital Consideration”),

(the NatTrans Consideration and the Digital Consideration together being the “Initial Consideration”).

Completion

3.2                                        At Completion, the Buyer shall pay the Initial Consideration (minus the amount of any adjustment pursuant to clause 3.3.2 below) to such bank accounts as NGL (as agent for the Sellers) shall specify by written notice to the Buyer prior to Completion.

3.3                                        Not less than three (3) Business Days prior to the date on which it is estimated that the last unsatisfied Condition will be satisfied (or duly waived), ntl Chichester shall deliver to the Buyer a statement containing a good faith estimate of the Net Working Capital (on the basis of the requirements, accounting policies and methods set out in Parts II and III of Schedule 10) as at 00.01 hours on the Completion Date (the “Completion Date Net Working Capital” and such estimate being the “Initial Completion Date Net Working Capital”).  The estimate shall be prepared on the basis that Completion is to occur on the same date as Principal Separation and shall assume that no Adjustment Dividend (as defined below) is paid, and:

3.3.1                                                if the Initial Completion Date Net Working Capital shown in such estimate exceeds the amount of the Target Working Capital, ntl Chichester shall be entitled to receive, by way of dividend from NatTrans (the “Adjustment Dividend”) prior to Completion, an amount equal to the lesser of (1) such excess, and (2) the maximum amount that NatTrans can lawfully pay to ntl Chichester as a dividend; or

3.3.2                                                if the Initial Completion Date Net Working Capital shown in such estimate is less than the amount of the Target Working Capital, the NatTrans Consideration shall be reduced by the lesser of (1) the amount of the shortfall and (2) the Relevant Amount.

Purchase Price Adjustment

3.4                                        Not later than five (5) Business Days after the Purchase Price Adjustment Statement is agreed or deemed agreed under clauses 3.7.1 or 3.8 or finally determined under clause 3.9:

3.4.1                                                if the full amount of any excess as referred to in clause 3.3.1 has been paid by way of dividend pursuant to that clause or the provisions of clause 3.3.2 apply:-

(a)                        if the Completion Date Net Working Capital as shown in the Purchase Price Adjustment Statement is greater than the Initial Completion Date Net Working Capital, the Buyer shall pay to ntl Chichester an amount equal to the difference between the Initial Completion Date Net Working Capital and the Completion Date Net Working Capital, subject to a maximum payment of £10 million;

(b)                       if the Completion Date Net Working Capital as shown in the Purchase Price Adjustment Statement is less than the Initial Completion Date Net Working Capital, ntl Chichester shall pay to the Buyer an amount equal to the difference between the Initial Completion Date Net Working Capital and the Completion Date Net Working Capital, subject to a maximum payment equal to the Relevant Amount less the amount of any reduction in the NatTrans Consideration pursuant to clause 3.3.2; or

3.4.2                                                if the full amount of any excess as referred to in clause 3.3.1 has not been paid by way of dividend pursuant to that clause and the provisions of clause 3.3.2 do not apply:-

(a)                        if the Completion Date Net Working Capital as shown in the Purchase Price Adjustment Statement is greater than the Initial Completion Date Net Working Capital, the Buyer shall pay to ntl Chichester an amount equal to the difference between the Initial Completion Date Net Working Capital and the Completion Date Net Working Capital plus an amount equal to the difference between the excess referred to in clause 3.3.1 and the Adjustment Dividend, subject to a maximum payment of £10 million;

(b)                       if the Completion Date Net Working Capital as shown in the Purchase Price Adjustment Statement is less than the Initial Completion Date Net Working Capital, ntl Chichester shall pay to the Buyer an amount equal to the difference between the Initial Completion Date Net Working Capital and the Completion Date Net Working Capital, less the amount (if any) by which the excess referred to in clause 3.3.1 exceeds any Adjustment Dividend, subject to a maximum payment equal to the Relevant Amount less the amount of any reduction in the NatTrans Consideration pursuant to clause 3.3.2; or

(c)                        if the Completion Date Net Working Capital as shown in the Purchase Price Adjustment Statement is equal to the Initial Completion Date Net Working Capital, the Buyer shall pay to ntl Chichester an amount equal to the difference between the excess referred to in clause 3.3.1 and the Adjustment Dividend, subject to a maximum payment of £10 million,

(any such payment pursuant to sub-clauses 3.4.1 or 3.4.2 being the “Purchase Price Adjustment”).

Preparation of Purchase Price Adjustment Statement

3.5                                        As soon as practicable following Completion, but (subject to compliance by the Buyer with its obligations under clause 3.10) in any event within forty five (45) Business Days after the Completion Date, ntl Chichester shall prepare a draft statement identifying the Completion Date Net Working Capital for the purpose of calculating the Purchase Price Adjustment (the “Purchase Price Adjustment Statement”). ntl Chichester shall prepare the draft Purchase Price Adjustment Statement on the basis of the requirements, accounting policies and accounting methods set out in Parts II and III of Schedule 10, and in the same (or substantially the same) format as the Pro-Forma Purchase Price Adjustment Statement set out in Part I of Schedule 10.3.5 and 3.6 below are manually inserted

3.6                                        The Buyer and ntl Chichester agree that the sole purpose of the Purchase Price Adjustment Statement is to determine the Completion Date Net Working Capital.  Subject to Schedule 10, the Purchase Price Adjustment Statement is not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications or estimation methodology for the purposes of determining the asset and liability balances from those used in the preparation by the ntl Group of its accounts.

3.7                                        When the draft Purchase Price Adjustment Statement has been prepared, ntl Chichester shall as soon as reasonably practicable thereafter deliver a copy of such statement to the Buyer together with a certificate of the Completion Date Net Working Capital.  The Buyer and its accountants shall then have a period of twenty (20) Business Days after the date on which ntl Chichester delivers the draft Purchase Price Adjustment Statement to the Buyer (the “Review Period”) within which to review the draft Purchase Price Adjustment Statement and to satisfy itself that it has been duly prepared in accordance with this Agreement and that the amount of the Completion Date Net Working Capital as shown in the certificate accompanying the Purchase Price Adjustment Schedule is correct.  The Buyer shall, before the expiry of the Review Period, either:

3.7.1                                                confirm in writing to ntl Chichester that it agrees that the draft Purchase Price Adjustment Statement has been duly prepared and that the value of the Completion Date Net Working Capital has been correctly certified; or

3.7.2                                                give notice in writing to ntl Chichester explaining, in detail, why it disagrees that the Purchase Price Adjustment Statement has been duly prepared and that the value of the Completion Date Net Working Capital has been correctly certified and setting out details of its proposed adjustments to the draft Purchase Price Adjustment Statement and to the value of the Completion Date Net Working Capital (if any) provided that the Buyer may only give such notice pursuant to this sub-clause 3.7.2 if the aggregate value of its proposed adjustments to the Completion Date Net Working Capital exceeds £750,000 (seven hundred and fifty thousand pounds Sterling).

3.8                                        If the Buyer fails to give the confirmation or notice in accordance with clause 3.7, the draft Purchase Price Adjustment Statement and the certificate of Completion Date Net Working Capital as delivered by ntl Chichester pursuant to clause 3.7 shall, upon expiry of the Review Period, be deemed to have been finally accepted and agreed by the parties.

3.9                                        If the Buyer serves a valid notice in accordance with clause 3.7.2

3.9.1                                                the parties shall endeavour to resolve all matters in dispute as soon as practicable.  If they fail to resolve such matters within twenty (20) Business Days of the date on which ntl Chichester receives such notice from the Buyer (or such longer period as ntl Chichester and the Buyer shall agree) (the “Resolution Period”), such matters shall be referred to the Chief Executive Officer (or equivalent) of the Buyer and the Chief Executive Officer of ntl Incorporated (on behalf of NTL Chichester) for resolution. If such officers are unable to reach agreement on such matters within ten (10) Business Days of the expiry of the Resolution Period (the “Appointment Period”), the matter shall be referred for final determination to Deloittes (or their successors) with appropriate internal walls to safeguard the independence of the relevant personnel.  If such firm is unable to serve, the Buyer and ntl Chichester shall jointly select an expert from an accounting firm of national standing that is not the independent auditor of either the Buyer or ntl Chichester (or any member of the Buyer Group or the ntl Group).  If ntl Chichester and the Buyer fail to make such appointment within the Appointment Period, the appointment shall be made on behalf of ntl Chichester and the Buyer by the President for the time being of the Institute of Chartered Accountants in England and Wales as soon as practicable after the expiry of the Appointment Period, on the application of either ntl Chichester or the Buyer.  Such accountant shall be instructed to determine the dispute in accordance with the provisions of this clause 3 and to make such determination as soon as practicable and in any event within thirty (30) Business Days of his being instructed.  Such accountant shall only consider those items and amounts set forth in the Purchase Price Adjustment Statement as to which the Buyer and ntl Chichester have disagreed within the time periods and on the terms specified above, and shall select as a resolution the position of either the Buyer or ntl Chichester for each item of disagreement (based solely on presentations and supporting material provided by the parties and not pursuant to any independent review).  Such accountant shall not impose an alternative resolution.  In making such determination, such accountant shall act as an expert and not as an arbitrator and his decision shall (in the absence of manifest error) be final and binding on the parties.  The costs of such accountant shall be borne by ntl Chichester and the Buyer in such proportions as he may direct, or in the absence of any such direction, as to one half by the Buyer and as to the other half by ntl Chichester; and

3.9.2                                                save as provided in clause 3.9.1, the parties shall bear their own costs in connection with the resolution of the matters in dispute.

3.10                                 The Buyer and its accountants shall be entitled to examine the working papers relating to the draft Purchase Price Adjustment Statement for the purposes of their review under clause 3.7.  The Buyer agrees that it will promptly provide ntl Chichester and its advisers, and ntl Chichester agrees that it will promptly provide the Buyer and its advisers, with all information relating to the operations of the Broadcast Group in their respective possession or control or in the possession or control of any member of the Buyer Group or the Core Group (as the case may be), and such access to the personnel and records of the Broadcast Group, as may be relevant for the purposes of preparing or reviewing the draft of the Purchase Price Adjustment Statement, or as may reasonably be required to facilitate the determination of any dispute in relation thereto.

3.11                                 Any Purchase Price Adjustment shall be paid by the Buyer or ntl Chichester, as applicable, by wire transfer of immediately available funds to an account designated in writing not less than one (1) Business Day before the due date of payment by the party entitled to receive such payment plus interest on the amount of such reduction or increase from the Completion Date to the date of such payment thereof at the per annum rate equal to the 6 month London Interbank Offer Rate on the Completion Date, as published in The Wall Street Journal.

4.                                               CONDITIONS

Satisfaction and waiver of Conditions

4.1                                        The Condition in paragraph 2 of Schedule 2 may be waived, in whole or in part, by the Sellers serving written notice to that effect on the Buyer. The EC Clearance Condition may not be waived.  All other Conditions may only be waived, in whole or in part, by the mutual written agreement of each of the Sellers and the Buyer.

Separation

4.2                                        NGL shall use its reasonable endeavours to procure that Separation shall, to the extent lawfully possible, be completed in accordance with clause 8 and Part I of Schedule 7.

Third Party Consents

4.3                                        The Buyer and the Sellers each agree to use their respective reasonable endeavours (which shall, for these purposes, not extend to making any payments other than in respect of reasonable legal costs) to satisfy the Condition set out in paragraph 2 of Schedule 2 as soon as reasonably practicable following execution of this Agreement and to provide reasonable documentational assistance in this regard.

EC Clearance Condition

4.4                                        Without prejudice to its obligations under clause 4.9 and subject to clause 4.5, the Buyer undertakes to the Sellers that it shall (with the reasonable co-operation of the Sellers, which each of the Sellers undertakes to give) use its best endeavours to procure, and cause the other members of the Buyer Group to procure, the satisfaction of the EC Clearance Condition as soon as reasonably practicable after today’s date.

4.5                                        Without prejudice to the generality of the provisions of clause 4.4, the parties shall co-operate fully in preparing after today’s date a submission to the EC Commission in respect of the Transaction (the “Submission”) in order that such Submission can be made as soon as reasonably practicable after today’s date, subject to such consultation with and approvals of the Submission as may be necessary from the United Kingdom’s Ministry of Defence.

4.6                                        The preparation of the Submission shall be co-ordinated by the Buyer and each of the parties shall, and the Buyer shall procure that any member of the Buyer Group shall, promptly provide all such information as may be considered reasonably necessary or desirable for the purposes of a Submission.  The Buyer shall consult with the Sellers as to the form and content of the Submission, keep the Sellers promptly informed as to the progress of such submission, any correspondence with the EC Commission about the Submission (“Correspondence”) and all the Buyer’s contacts and discussions with the EC Commission and promptly provide written summaries of all material oral comments between the Buyer, its employees or advisers and the EC Commission and, before submission, allow the Sellers to review and comment on the Submission and Correspondence and make such amendments to the content of the Submission and Correspondence as the Sellers may reasonably request.  To the extent that the Transaction (or any part of it) is referred to the OFT and/or the ICA in accordance with Article 9 of the ECMR or the United Kingdom and/or Ireland takes appropriate measures to protect its legitimate interests under Article 21(4) of the ECMR in relation to the Transaction (or any part of it), the provisions of this clause 4.6 and clauses 4.7 and 4.8 shall apply to any submissions to or correspondence with the OFT and/or the ICA as if such submissions were the Submission and such correspondence was Correspondence.

4.7                                        Each of the parties undertakes with each other that it shall, and the Buyer shall procure that any member of the Buyer Group shall, respond to any further enquiries made by the EC Commission, as expeditiously as possible in connection with the Submission and if responding in writing shall allow the other parties to review and comment on such responses and make such amendments to the content of such responses as they may reasonably request.

4.8                                        The Buyer shall give the Sellers not less than 5 Business Days’ notice of any meetings to discuss any part of the Submission and/or any Correspondence or any issues arising out of any of them and afford the Sellers and their advisers an opportunity to attend any such meetings.

Undertakings

4.9                                        Each of the Buyer and Buyer Holdco agrees to make, and to procure that the other members of the Buyer Group shall make, such disposals of assets and/or to give, and to procure that the other members of the Buyer Group shall give, such behavioural undertakings, in each case as are required in order to obtain the approval of the EC Commission, OFT, Secretary of State, United Kingdom’s Ministry of Defence or the Minister in order to satisfy any of the Conditions.

4.10                                 The Buyer undertakes that it shall not, and that it shall procure that none of the other members of the Buyer Group shall, make any acquisitions of businesses in the European Union, the United Kingdom or the Republic of Ireland which might reasonably be expected to adversely affect the likelihood or timing of satisfying the EC Clearance Condition, or any other merger control/competition clearances necessary in connection with the Transaction.

4.11                                 The Buyer warrants that it has no interest either itself or through any member of the Buyer Group which gives it decisive or material influence over any businesses which compete with or overlap vertically (i.e. operate in any market which is upstream or downstream of any of the markets in which any part of the Broadcast Business or Digital Group operates) with any part of the Broadcast Business or any business of the Digital Group.

Failure to satisfy Conditions

4.12                                 Without prejudice to the accrued rights of any party, if any Condition is not satisfied or waived on or before the Long Stop Date, this Agreement (save for clauses 1 (Definitions and interpretation), 11 (Confidentiality), 12 (Announcements), 14 (Costs), 21 (Applicable law and jurisdiction), 22 (General) and 23 (Notices)) shall be terminable by any party by written notice to the other.

4.13                                 If at any time any party becomes aware of a fact or a circumstance that is reasonably likely to prevent a Condition being satisfied, it shall inform the other parties in writing as soon as possible.

5.                                               POST-EXECUTION COVENANTS

5.1                                        From the date of this Agreement until Completion, each of the Sellers shall, to the extent permitted under applicable laws (anti-trust or otherwise):

5.1.1                                                regularly consult the Buyer about the conduct of the Broadcast Business (in the case of ntl Chichester), the Digital Group (in the case of Digital Holdco) and the Designated Broadcast Business (in the case of NGL);

5.1.2                                                procure that its Relevant Group Companies shall provide to the Buyer such information as it may reasonably request for the purpose of monitoring the status of the business (other than the Designated Core Business) in this period; and

5.1.3                                                procure that (i) the business of each of its Relevant Group Companies (other than the Designated Core Business) in the case of each Seller and (ii) the Designated Broadcast Business in the case of NGL, is carried on in all material respects in the ordinary and normal course (save to the extent contemplated or required by this Agreement or the Separation, or except with the consent of the Buyer, which shall not be unreasonably withheld or delayed) and in accordance with applicable law.

5.2                                        Subject to any restrictions contained in the Senior Credit Facility, NGL undertakes to the Buyer (except with the consent of the Buyer, such consent not to be unreasonably withheld or delayed) to use reasonable efforts to maintain (or renew upon expiry) all of the Current Insurance Policies in full force and effect, without amendment, until Completion (so long as there is no material increase in the premium payable by the ntl Group in respect of such policies).

5.3                                        NGL undertakes to the Buyer (for itself and from Completion as agent of the Broadcast Group) to procure that the relevant members of the ntl Group will provide to the Buyer without undue delay all such information reasonably required by the Buyer and its professional advisers to:-

5.3.1                                                obtain insurances in respect of the Broadcast Group for the period commencing from the Completion Date and to make claims or pursue outstanding claims under any of the Current Insurance Policies;

5.3.2                                                obtain 6 years’ directors and officers’ run-off insurance cover for all directors and officers of the Broadcast Group as at Completion; and

5.3.3                                                obtain 6 years’ professional indemnity and employed lawyers professional indemnity run-off insurance cover in respect of the Broadcast Group in respect of circumstances occurring or commencing before Completion.

5.4                                        NGL undertakes to the Buyer (for itself and, from Completion, as agent of the Broadcast Group):

5.4.1                                                to the extent any of the Current Insurance Policies do not name (either generically or expressly) all members of the Broadcast Group as insured parties in respect of their own insurable interest, to use reasonable endeavours to obtain an endorsement from the relevant insurers that all relevant members of the Broadcast Group are, effective as of the inception of that policy, a named insured; and

5.4.2                                                to notify all insurers of the Current Insurance Policies of Completion in accordance with the terms of the relevant policy and to use reasonable efforts to obtain the insurers’ confirmation that the Completion will not affect the Broadcasts Group’s cover under those policies in respect of the period before Completion.

5.5                                        Without prejudice to clause 5.1, from the date of this Agreement until Completion, ntl Chichester shall, subject to clause 5.7, procure that no member of the Broadcast Group shall, except to the extent contemplated or required by this Agreement or necessary in order to implement Separation (or any part of it), take any of the following steps without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed):

5.5.1                                                resolve to alter its memorandum or articles of association (or comparable constitutive documents), save as required by law;

5.5.2                                                admit any person (other than a member of the ntl Group in connection with Separation or pursuant to clause 20) as a member (whether by subscription, transfer or transmission) or grant any rights of any kind over any shares in any member of the Broadcast Group;

5.5.3                                                make any increase or reduction or other alteration whatsoever (including by way of redemption, purchase, sub-division, consolidation or redesignation) of its share capital (other than in connection with the allotment of shares to a wholly-owned member of the ntl Group) or grant any option to subscribe for or acquire any of its shares or issue any securities convertible into any of its shares;

5.5.4                                                incorporate or liquidate any subsidiary undertaking or effect any hive-up or hive-down of any asset;

5.5.5                                                otherwise than in the ordinary course of trading or as contemplated by the Broadcast Business Plan, or to the extent required by the terms of any shareholders agreement in relation to any Digital Joint Venture Company, or as otherwise specifically disclosed in writing to the Buyer prior to today’s date, sell, lease, transfer, license, grant any option or right of pre-emption or otherwise dispose of or purchase, lease, license or otherwise acquire assets, businesses or undertakings in each case having a value in excess of £5,000,000 (five million pounds Sterling) by a single transaction or by a series of related transactions provided that any Broadcast Group Company may sell, lease, transfer, license or otherwise dispose of any assets, businesses or undertakings comprised in the Designated Core Business or make any election in respect of Taxation which has the effect of deeming any Taxation to have arisen within any other member of the ntl Group;

5.5.6                                                save as contemplated by the Broadcast Business Plan, in relation to Project ABC, or as required by any existing contractual commitment, or in relation to the Designated Core Business, (i) terminate prior to its expiry date, or make any material variation to, any Material Customer Contract or Material Supplier Contract or (ii) enter into any agreement or incur any commitment or make any offer capable of acceptance in each case involving any capital expenditure or revenues in excess of, or consideration equivalent to, £3,000,000 (three million pounds Sterling) per item;

5.5.7                                                otherwise than in the ordinary course of business (including, without limitation, granting performance bonds) or in relation to the Designated Core Business, incur any principal Indebtedness;

5.5.8                                                make any material amendment to the terms and conditions of employment (including remuneration, pension entitlements and other benefits) of any person who is, at the date of this Agreement, a Broadcast Employee having a basic annual salary in excess of £125,000 (one hundred and twenty five thousand pounds Sterling);

5.5.9                                                terminate or serve notice to terminate the employment of any Broadcast Employee (except on grounds of gross misconduct) or agree to employ any person who will become a Broadcast Employee after the date of this Agreement, in each case where the basic annual salary payable to such person is in excess of £125,000 (one hundred and twenty five thousand pounds Sterling) or make redundant as part of the same redundancy programme more than 50 Broadcast Employees;

5.5.10                                         establish any new scheme or materially amend any existing scheme for providing retirement, death, disability or life assurance benefits for the Broadcast Employees (excluding new life assurance cover for Broadcast Employees in connection with Separation);

5.5.11                                         grant, create or allow to arise any charge, security, lien or encumbrance over any of its assets including the Shares (other than any such charge, security, lien or encumbrance over any Designated Core Assets, Permitted Security Interests or charges which are to be the subject of the Broadcast Covenant Release); or

5.5.12                                         initiate any oral or written discussions with Ofcom, OFT or the EC Commission in respect of the Transaction unless required by applicable law or regulation;

5.5.13                                         declare any cash dividend other than pursuant to clause 3.3;

5.5.14                                         agree to do any of the things referred to in sub-clauses 5.5.1 to 5.5.13.

5.6                                        Without prejudice to clause 5.1, from the date of this Agreement until Completion, Digital Holdco shall procure that no member of the Digital Group shall intentionally incur any new liability in excess of £500,000 without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed) PROVIDED THAT nothing in this clause 5.6 shall prevent:-

5.6.1                                                any member of the Digital Group incurring any liability required or arising by law or regulation or pursuant to any obligation in existence at the date of this Agreement; or

5.6.2                                                any member of the Digital Group incurring any liability to meet any funding obligations in existence at the date of this Agreement.

5.7                                        Nothing contained in clauses 5.1, 5.5 and 5.6 (other than sub-clause 5.5.13) shall restrict any rights ntl Chichester or Digital Holdco may have to receive dividends from any member of the Target Group or to appoint or remove the directors of any member of the Target Group.  Subject to the restrictions in clauses 5.1, 5.5 and 5.6, ntl Chichester may vote its shares in the Broadcast Group as it sees fit and Digital Holdco may vote its shares in the Digital Group as it sees fit.

5.8                                        If either of the Sellers or NGL (in accordance with clause 5.9 below) shall seek the consent of the Buyer to do any of the matters otherwise prohibited by clauses 5.5, 5.6 or 5.9 and the Buyer shall not give its consent within 5 Business Days of a written request from either of the Sellers or NGL (as the case may be), the matter shall be referred immediately to the Chief Executive Officer of ntl Incorporated (on behalf of the Sellers) and the Chief Executive Officer of the Buyer to attempt to resolve such matter.  If they are unable to resolve the matter, such matter shall be dealt with as if it were a dispute in accordance with clause 21 of this Agreement.

5.9                                        Subject always to clause 5.7, NGL agrees to procure that each member of the ntl Group shall, to the extent applicable, comply with the provisions of sub-clauses 5.5.5, 5.5.6, 5.5.11 and 5.5.12 in relation to the Designated Broadcast Business or any Designated Broadcast Assets or Designated Broadcast Liabilities comprised therein and sub-clauses 5.5.8 to 5.5.10 in relation to any Broadcast Employees.

SDN Limited

5.10                                 Prior to Completion, Digital Holdco shall, and shall procure that Digital shall, use reasonable endeavours (which for the avoidance of doubt shall not extend to making any payments) to obtain the approval in writing of the Qualifying Shareholders (as such term is defined in the articles of association of SDN Limited (the “SDN Articles”)) of SDN Limited to the sale of the Digital Shares and their confirmation that the sale of the Digital Shares shall not constitute a Relevant Transfer (as defined in the SDN Articles) triggering the deemed service of a Transfer Notice pursuant to Article 28.9 of the SDN Articles.  The Buyer agrees that it shall have no right to terminate this Agreement, and neither Seller nor NGL shall have any liability, arising out of or relating to any failure to obtain the consent of the Qualifying Shareholders referred to in this clause 5.10 or any requirement that the shares owned by Digital in the capital of SDN Limited be offered for sale or sold to Qualifying Shareholders pursuant to the SDN Articles.

Channel 5 Engineering Limited

5.11                                 Prior to Completion, ntl Chichester shall procure that NatTrans shall use reasonable endeavours (which, for the avoidance of doubt, shall not extend to making any payments) to obtain a confirmation in writing from Channel 5 Television Group Limited (“Channel 5”) that it will not exercise its right, pursuant to clause 8 of the shareholders agreement dated 18 April 1997 between NatTrans, Channel 5 and Channel 5 Engineering Limited (“Channel 5 Engineering”), to acquire the shares owned by NatTrans in the capital of Channel 5 Engineering on a change of control of NatTrans.  The Buyer agrees that it shall have no right to terminate this Agreement, and neither Seller nor NGL shall have any liability, arising out of or relating to any failure to obtain the confirmation of Channel 5 referred to in this clause 5.11 or any requirement that the shares owned by NatTrans in the capital of Channel 5 Engineering be offered for sale or sold to Channel 5 in consequence of this Agreement.

Buyer Group Financing Documents

5.12                                 Buyer Holdco warrants to NGL and the Sellers that it has disclosed to them true and complete copies of all Holdco Financing Documents and undertakes to NGL and the Sellers that at all times prior to and at Completion:

5.12.1                                         it shall comply, and shall procure (to the extent applicable) that each member of its Group shall comply, with all of their respective obligations under the terms of the Holdco Financing Documents and shall enforce against any other parties to such Holdco Financing Documents (and shall not waive) all of their respective rights thereunder (including, without limitation, their rights under the Holdco Escrow Deed and the Holdco Letters of Credit);

5.12.2                                         it shall not, and it shall procure (to the extent applicable) that no member of its Group shall, without the prior written consent of NGL, agree to any material variation or amendment to any of the Holdco Financing Documents and shall use its best endeavours to complete the Holdco Financing Documents as soon as reasonably practicable in accordance with their original terms;

5.12.3                                         it shall not, and it shall procure (to the extent applicable) that no member of its Group shall, voluntarily agree to the termination of any of the Holdco Financing Documents without the prior written consent of NGL; and

5.12.4                                         it shall procure that the other members of the Buyer’s Group and the Buyer shall comply with their respective obligations under the Buyer Financing Documents.

5.13                                 Buyer warrants to NGL and the Sellers that it has disclosed to them true and complete copies of all Buyer Financing Documents (from which the details of any fees payable to financing banks may be redacted) and undertakes to NGL and the Sellers that at all times prior to and at Completion:

5.13.1                                         it shall comply, and shall procure (to the extent applicable) that each member of its Group shall comply, with all of their respective obligations under the terms of the Buyer Financing Documents and shall enforce against any other parties to such Buyer Financing Documents (and shall not waive) all of their respective rights thereunder;

5.13.2                                         it shall not, and it shall procure (to the extent applicable) that no member of its Group shall, without the prior written consent of NGL, agree to any material variation or amendment to any of the Buyer Financing Documents and shall use its best endeavours to complete the Buyer Financing Documents as soon as reasonably practicable in accordance with their original terms; and

5.13.3                                         it shall not, and it shall procure (to the extent applicable) that no member of the Buyer Group shall, voluntarily agree to the termination of any of the Buyer Financing Documents without the prior written consent of NGL.

5.14                                 The Buyer undertakes that it shall, on or immediately prior to Completion, enter into an agreement with Macquarie Communications Infrastructure Holdings Pty Limited (“MCIL”) on terms substantially similar to those of the Technical Assistance Agreement dated 10 July 2002 between NatTrans, MCIL and Broadcast Australia Holdings Pty Limited as required by clause 2.4(b) of such agreement.

ABC Settlement Agreement

5.15                                 NGL undertakes that, prior to Completion, it shall not and shall procure that no member of the ntl Group shall, amend, modify, waive or revoke in any respect (or permit any of the same) any provision of the ABC Settlement Agreement without the prior written consent of the Buyer.

S 179 TCGA 1992

5.16                                 ntl Chichester hereby agrees to take all reasonable steps to identify any asset that has been transferred to a member of the Broadcast Group prior to Completion and which would lead to a Liability to Taxation (as defined in the ntl Chichester Tax Deed) under section 179 TCGA 1992 or paragraph 58, Schedule 29 Finance Act 2002 in such member of the Broadcast Group as a result of Completion or the exercise of the Put Option or the Call Option (the “Degrouping Charge Assets”).  ntl Chichester shall procure that elections are made in respect of each Degrouping Charge Asset on Completion in the approved terms so that the relevant chargeable gain is deemed to arise in the relevant member of the ntl Group and the Buyer will procure that the relevant member of the Broadcast Group shall pay to the relevant member of the ntl Group any amount specified by ntl Chichester (not exceeding 30 per cent. of the chargeable gain which is to be re-allocated).

6.                                               COMPLETION

6.1                                        Completion shall take place at the offices of the Sellers’ Solicitors on the Business Day immediately following the day on which the Put Option or the Call Option (as applicable) is exercised (or such other day as NGL and the Buyer may agree in writing).

6.2                                        On Completion, the parties shall each perform their respective obligations in relation to the sale and purchase of the Shares in accordance with and as set out in Schedule 3.

6.3                                        The date on which Completion is required to take place in accordance with clause 6.1 is referred to in this Agreement as the “Scheduled Completion Date” which expression shall include any later date set for Completion in accordance with clause 6.4.1.

6.4                                        Without prejudice to any other remedies or accrued rights which the Sellers may have against the Buyer, if the Buyer shall not have complied with all its obligations under clause 6.2, the Sellers shall be entitled, at their discretion:

6.4.1                                                to defer Completion to any subsequent Business Day falling not more than 20 Business Days after the Scheduled Completion Date or any later date set for Completion in accordance with this clause (such date, the “Deferred Completion Date”, and the period between the Scheduled Completion Date and the Deferred Completion Date being referred to in this Agreement as the “Completion Deferral Period”).  In such event this clause 6.4 shall apply to Completion so deferred and, if the Sellers so elect, the Long Stop Date shall be extended by such number of days, not exceeding the number of days equal to the Completion Deferral Period, as the Sellers may determine;

6.4.2                                                to waive the requirement to fulfil those obligations in whole or in part and following such waiver to complete the sale and purchase of the Shares;

6.4.3                                                so far as practicable, to complete the sale and purchase of the Shares in accordance with Schedule 3; or

6.4.4                                                to terminate this Agreement in accordance with clause 7.

6.5                                        Without prejudice to any other remedies or accrued rights which the Buyer may have against the Sellers, if the Sellers shall not have complied with all their obligations under clause 6.2, the Buyer shall be entitled, at its discretion:

6.5.1                                                to defer Completion to any subsequent Business Day falling not more than 20 Business Days after the Scheduled Completion Date or any later date set for Completion in accordance with this clause (such date, the “Buyer Deferred Completion Date”, and the period between the Scheduled Completion Date and the Buyer Deferred Completion Date being referred to in this Agreement as the “Buyer Completion Deferral Period”).  In such event this clause 6.5 shall apply to Completion so deferred and, if the Buyer so elects, the Long Stop Date shall be extended by such number of days, not exceeding the number of days equal to the Buyer Completion Deferral Period, as the Buyer may determine;

6.5.2                                                to waive the requirement to fulfil those obligations in whole or in part and following such waiver to complete the sale and purchase of the Shares;

6.5.3                                                so far as practicable, to complete the sale and purchase of the Shares in accordance with Schedule 3; or

6.5.4                                                to terminate this Agreement in accordance with clause 7.

7.                                               TERMINATION

7.1                                        This Agreement may be terminated at any time before Completion (in relation to sub-clauses 7.1.1 to 7.1.3, 7.1.5 and 7.1.6) or at any time before any exercise of the Put Option or the Call Option (in relation to sub-clauses 7.1.4 and 7.1.7):

7.1.1                                                by the mutual written consent of NGL, the Sellers and the Buyer;

7.1.2                                                by NGL and the Sellers, if the Buyer or Buyer Holdco is in material breach of any of their respective obligations under this Agreement which breach is not remedied by or at the expense of the Buyer or Buyer Holdco within 30 days of the Buyer being notified in writing of such breach or, if earlier, prior to Completion;

7.1.3                                                by the Buyer, if any of the Sellers or NGL is in material breach of any of their respective obligations under this Agreement which breach is not remedied by or at the expense of the Sellers within 30 days of the Sellers or NGL being notified in writing of such breach or, if earlier, prior to Completion;

7.1.4                                                by the Buyer, if there is a material breach of any of the ntl Chichester Warranties when given upon the execution of this Agreement and the Buyer delivers a written notice to the Sellers giving details of such breach and such breach is not remedied by or at the expense of the Sellers prior to the date on which the Put Option first becomes exercisable, in which case the sole remedy of the Buyer in respect of such breach shall be to terminate this Agreement pursuant to this clause 7;

7.1.5                                                by the Sellers, if there is a material breach of any of the Buyer’s or Buyer Holdco’s warranties in clauses 5.12, 5.13, 9.9 and 9.10 when given upon the execution of this Agreement;

7.1.6                                                by the Buyer, if there is a material breach of any of the warranties of NGL and the Sellers in clause 9.1 when given upon execution of this Agreement; or

7.1.7                                                by either the Sellers or the Buyer if at any time the EC Clearance Condition becomes incapable of being satisfied.

7.2                                        For the purposes of clause 7.1, the expression “material breach” shall mean a breach which is material in the context of the Transaction or the Broadcast Business taken as a whole.

7.3                                        If a party or parties wish to terminate this Agreement pursuant to any of clauses 7.1.2 to 7.1.7 (inclusive), it/they shall do so by serving a written notice to that effect on the other parties.  Such notice shall specify the grounds on which this Agreement is being terminated.

7.4                                        ntl Chichester or NGL shall notify the Buyer as soon as reasonably practicable prior to Completion after discovering any matter, event or circumstance which any of the directors or officers of such company knows constitutes a breach of a Warranty.  The Buyer shall likewise notify ntl Chichester or NGL as soon as reasonably practicable prior to Completion after discovering any matter, event or circumstance which any of its directors or officers knows constitutes a breach of a Warranty.  If the Buyer fails to so notify ntl Chichester or NGL or if, having so notified ntl Chichester or NGL of a material breach of an ntl Chichester Warranty and having become entitled to terminate this Agreement in accordance with clause 7.1.4, the Buyer fails to give notice pursuant to clause 7.3 prior to the date on which the Put Option has become exercisable that it wishes to terminate this Agreement, the Buyer shall be automatically deemed, by such failure to notify, to have irrevocably waived any right or claim which it might have had against ntl Chichester or NGL in respect of such breach of an ntl Chichester Warranty, other than where such breach of an ntl Chichester Warranty relates to any matter or event which the persons referred to in clause 9.5 knew, at the date of this Agreement, constituted a breach of the ntl Chichester Warranties and such persons wilfully chose not to disclose such information to the Buyer, in which event the Buyer shall not be deemed to have irrevocably waived such right or claim.

7.5                                        Save as provided in clauses 4.12 and 7.1:

7.5.1                                                the Buyer shall not be entitled to rescind or terminate this Agreement, or any part of it, at any time prior to or after the Completion Date, for any reason; and

7.5.2                                                the Sellers and NGL shall not be entitled to rescind or terminate this Agreement, or any part of it, at any time prior to or after the Completion Date, for any reason.

7.6                                        If this Agreement is terminated in accordance with clause 7.1, then without prejudice to any other remedies or accrued rights of any party, the provisions of this Agreement (other than clauses 1 (Definitions and interpretation) 11 (Confidentiality), 12 (Announcements), 14 (Costs), 21 (Applicable law and jurisdiction), 22 (General) and 23 (Notices)) shall cease to have effect.

7.7                                        In the event that this Agreement is terminated as provided in this clause 7:

7.7.1                                                the Buyer shall return to the Sellers all documents and other material received from any member of the ntl Group or any of its Representatives in connection with this Transaction relating to any Target Group Company or the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, save that, subject always to clause 7.7.2, the Buyer shall be entitled to retain any such documents or material if and to the extent that, the Buyer would have been entitled to retain Confidential Information (as defined in the Confidentiality Agreement) under the terms of such Confidentiality Agreement; and

7.7.2                                                each party agrees that all confidential information received by the Buyer or its Group or any of their respective Representatives with respect to any Target Group Company, this Agreement or the transactions contemplated hereby shall be treated in accordance with clause 11, which shall remain in full force and effect notwithstanding the termination of this Agreement.

8.                                               SEPARATION

Compliance with Separation Memorandum

8.1                                        Subject to the provisions of this clause 8, Separation shall be implemented in accordance with the Separation Steps, subject to any amendments to the structure as may be reasonably necessary in order to satisfy the Separation Condition PROVIDED THAT no amendments which would be materially adverse to the Buyer or the Broadcast Group shall be made to the methodology of implementing Separation unless they have first been agreed with the Buyer.  NGL shall notify the Buyer in writing of any of the Separation Steps taking place and shall provide to the Buyer certified copies of each of the documents entered into pursuant to such Separation Steps, in each case as soon as reasonably practicable after the relevant Separation Steps have taken place.

8.2                                        At any time between the date of this Agreement and Completion, NGL and NatTrans shall be entitled to make amendments to the terms of any of the Separation Agreements or any schedules or annexures to any such Separation Agreements so as:

8.2.1                                                to remove any Designated Core Leasehold Properties in respect of which either Proceedings (as defined in the Designated Core Business Transfer Agreements) are not defended following advice from leading counsel as provided in the Designated Core Business Transfer Agreements, or Adverse Judgment (as defined in the Designated Core Business Transfer Agreements) is handed down, and to include any Substitute Property (as is defined in the Designated Core Business Transfer Agreements);

8.2.2                                                subject always to clause 5.5, to reflect acquisitions or disposals of assets prior to the Completion Date as contemplated by paragraph 1.2 of Part 2 of the Separation Memorandum;

8.2.3                                                to reflect changes to the Broadcast Employees as contemplated by clause 8.8; or

8.2.4                                                to reflect any Changes made to any of the Ancillary Agreements as contemplated by Part III of Schedule 7.

Any amendments proposed under this clause 8.2 shall, in advance of such amendments being made, be notified in writing to the Buyer accompanied by a copy of the relevant Separation Agreement clearly indicating the amendments or modifications.

8.3                                        NGL and NatTrans shall, prior to their execution in accordance with the Separation Steps, prepare the final forms of the NGL Hive-Across Agreements to reflect, inter alia, the parties to, and the Designated Broadcast Assets to be transferred under, each such NGL Hive-Across Agreement, and shall provide copies of each such agreement to the Buyer prior to their execution.

8.4                                        When, pursuant to paragraph 4 of Part 1 of Schedule 7, NGL or any member of the ntl Group gives written notice to the Facility Agent (as defined in the Senior Credit Facility) pursuant to clause 28.2 of the Senior Credit Facility of the implementation of Principal

Separation and the proposed Separation Date, NGL shall procure that a copy of such written notice is also sent to the Buyer at the same time.

8.5                                        NTL Chichester undertakes to the Buyer that it shall hold harmless NatTrans against any liability which NatTrans may have under the Separation Agreements in respect of any breach of its obligations thereunder prior to Completion.  This provision shall not apply to any new breach or any breach of any obligation which NatTrans continues to breach after Completion.

Use of Assets

8.6                                        Without prejudice to any contractual arrangements that may be effected in respect of the period following Completion (including pursuant to the Separation Agreements):

8.6.1                                                the Buyer agrees that, save to the extent that any such amounts are taken into account in the calculation of Completion Date Net Working Capital, no member of the Broadcast Group is or shall be entitled to raise any invoice or otherwise claim any sums or costs against any member of the ntl Group (including NNNL) or any director, officer or employee of any member of the ntl Group (including NNNL) in respect of any benefit derived by any member of the ntl Group from the use of any of the assets of, or services provided by, any member of the Broadcast Group in the period prior to Completion, and the Buyer shall indemnify and hold harmless NGL and each other member of the ntl Group against any such liability; and

8.6.2                                                the Sellers agree that, save to the extent that any such amounts are taken into account in the calculation of Completion Date Net Working Capital, no member of the ntl Group is or shall be entitled to raise any invoice or otherwise claim any sums or costs against any member of the Broadcast Group or any director, officer or employee of any member of the Broadcast Group in respect of any benefit derived by any member of the Broadcast Group from the use of any of the assets of, or services provided by, any member of the ntl Group in the period before Completion, and the relevant Seller and NGL shall pay to the Buyer as a reduction to the consideration payable for the NatTrans Shares an amount equal to any such liability.

8.7                                        NGL shall, and shall procure that each member of the ntl Group shall, promptly transfer to NatTrans any asset transferred by NatTrans to NNNL and NINL under the Designated Core Business Transfer Agreements or the Irish Transfer Agreement if such asset is used exclusively by the Broadcast Business at the date of Completion and the use or benefit of such asset following Completion is not in some way provided to NatTrans pursuant to the Ancillary Agreements.  If requested by the relevant member of the ntl Group:

8.7.1                                                the Buyer shall procure that NatTrans shall pay in cash to the relevant member of the ntl Group (or as it may direct) an amount equal to the fair market value of the interest in such asset upon it being transferred (plus VAT if applicable); and

8.7.2                                                immediately following any payment by NatTrans pursuant to clause 8.7.1 above, NGL shall pay to the Buyer the amount prescribed by clause 8.7.1 (excluding VAT) by way of adjustment to the NatTrans Consideration.

Broadcast Employees

8.8                                        NGL and ntl Chichester shall provide to the Buyer no later than 1 (one) Business Day prior to the Separation Date an updated list of the Broadcast Employees as at the Separation Date reflecting: (a) any employees of the ntl Group allocated to the Broadcast Business in accordance with the principles set out in paragraph 7 of Part 2 of the Separation Memorandum; and (b) any Broadcast Employees who have ceased to be employed by the ntl Group after the date of this Agreement.

8.9                                        The Buyer irrevocably agrees to indemnify NGL (for itself and/or on behalf of each member of the ntl Group) in respect of any liability suffered by any member of the ntl Group as a result of any failure by the Buyer to inform NGL of any measures which NatTrans may propose to take in relation to any Broadcast Employees.

9.                                               WARRANTIES

NGL’s and Sellers’ warranties

9.1                                        Each of NGL and the Sellers warrants that it is a corporation validly existing under the laws of the place of its incorporation, and it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under this Agreement, the Tax Deed and the Framework Services Agreement, and the obligations expressed to be assumed by it under this Agreement, the Tax Deed and the Framework Services Agreement are legal, valid and binding and enforceable against it in accordance with their terms, and the execution, delivery and performance by it of this Agreement, the Tax Deed and the Framework Services Agreement will not:

9.1.1                                                result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or under its constitutional documents; or

9.1.2                                                result in a breach by it of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

9.2                                        ntl Chichester, upon and as of the execution of this Agreement, warrants to the Buyer in the terms of the ntl Chichester Warranties.  Digital Holdco, upon and as of the execution of this

Agreement, warrants to the Buyer in the terms of the Digital Warranties.  Each Warranty is given subject to the Disclosed Matters.

9.3                                        Subject to clause 7.1.4, the Warranties shall continue in full force and effect notwithstanding Completion.

9.4                                        Each Warranty shall be separate and independent and shall not be limited by reference to any other Warranty provided that (other than the Warranties contained in paragraph 5 of Part I of Schedule 4, paragraph 1 of Part IV of Schedule 4, paragraphs 1, 2 and 6 of Part V of Schedule 4, paragraph 3 of Part VII of Schedule 4 and Part VIII of Schedule 4 which shall apply to all matters, and other than paragraphs 1 to 6 of Part VII which shall apply to all matters except Environmental Matters) the only ntl Chichester Warranties to be given in relation to:

9.4.1                                                Intellectual Property are those Warranties contained in Part IX of Schedule 4;

9.4.2                                                IT Systems are those Warranties contained in Part X of Schedule 4;

9.4.3                                                Pensions are those Warranties contained in Part XII of Schedule 4;

9.4.4                                                Properties (including rights to use or occupy Properties) and matters related to Properties are those Warranties contained in Part XIII of Schedule 4;

9.4.5                                                Environmental Matters are those Warranties contained in Part XIV of Schedule 4; and

9.4.6                                                Taxation are those Warranties contained in Part XV of Schedule 4.

9.5                                        Where any statement in the Warranties is qualified by the expression “to the best of the knowledge, information and belief of the Seller” or “so far as the Seller is aware” or any similar expression, the Sellers shall be deemed only to have knowledge of anything of which any of Simon Duffy, Jacques Kerrest, Scott Schubert, Robert Gale, Richard Martin, Jody Shah, Andrew McAleavey, Jeni Sarson or Alex Miller had actual knowledge at the date of this Agreement.

9.6                                        Any claim under the Warranties shall be limited in accordance with Schedule 6.

9.7                                        For the avoidance of doubt, no warranty, express or implied, is given in relation to any information or expression of opinion, intention or expectation or any forecast or projection contained or referred to in the Data Room Documents.

9.8                                        Save in the case of fraud, wilful misrepresentation, wilful misconduct or wilful concealment, each of the Sellers undertakes to the Buyer to waive any rights, remedies or claims which it may have against any director or officer of any member of the Broadcast Group or any Broadcast Employee or any director, officer or employee of the Digital Group in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any director or officer of any member of the Broadcast Group or any Broadcast Employee or any director, officer or employee of the Digital Group in connection with this Agreement and all agreements or documents referred to in this Agreement, including without limitation assisting the Sellers in the giving of any Warranty or any indemnity or the preparation of the Disclosure Letters.

Buyer’s and Buyer Holdco’s warranties

9.9                                        Each of the Buyer and Buyer Holdco warrants to the Sellers that neither it nor any other member of the Buyer Group nor their respective agents or advisers are aware of any claim for a breach of Warranty as at the date of this Agreement.

9.10                                 Each of the Buyer and Buyer Holdco warrants to NGL and the Sellers that it is a corporation validly existing under the laws of the place of its incorporation, that it has disclosed to them all Buyer Financing Documents, that it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under this Agreement, the Tax Deed, the Framework Services Agreement and each of the Buyer Financing Documents, that the obligations expressed to be assumed by it under this Agreement, the Tax Deed, the Framework Services Agreement and each of the Buyer Financing Documents are legal, valid and binding and enforceable against it in accordance with their terms and that the execution, delivery and performance by it of this Agreement, the Tax Deed, the Framework Services Agreement and the Buyer Financing Documents will not:

9.10.1                                         result in a breach by it of, or constitute a default under, any agreement or arrangement to which it is a party or under its constitutional documents; or

9.10.2                                         result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

9.11                                 The Buyer and Buyer Holdco acknowledge that NGL and the Sellers have entered into this Agreement in reliance upon the warranties in clauses 9.9 and 9.10.

10.                                        PROTECTION OF GOODWILL

10.1                                 Non-competition

Subject to clause 10.2, NGL agrees that for a period of eighteen months commencing on the Completion Date (the “Non-compete Period”), it shall not, and shall procure that each other member of the ntl Group shall not, other than where such activities are engaged in exclusively for the operation of the network which forms part of the Core Business, engage in any of the following activities (the “Competitive Activities”) within the British Isles:

10.1.1                                         providing space and associated services on sites to electronic communications service providers for the installation of their wireless telecommunications equipment and associated wireless equipment; ownership and operation and provision of public, non-residential in-building wireless connectivity for mobile operators, and ownership and operation and provision of shared antenna systems (currently marketed as ‘CityCell’);

10.1.2                                         providing space and associated services on mast sites for the transmission and distribution and associated equipment of broadcasters and/or their agents; planning, design and installation of broadcast networks for terrestrial television and terrestrial radio services (on both analogue and digital formats) including encoding, multiplexing, distribution, contribution and transmission (otherwise than as a seller of capacity and connectivity to a fixed line);

10.1.3                                         provision of playout, satellite uplinking and downlinking services for video and data, other than where such services form an ancillary part of a wider service; and

10.1.4                                         planning, design and operation of analogue and digital radio networks for communication with mobile radio devices for emergency services personnel and such emergency services’ call centres, save insofar as any such types of activity are carried on by the Core Business immediately prior to the date of this Agreement.

10.2                                 The Buyer hereby acknowledges and agrees that clause 10.1 shall not be breached:

10.2.1                                         as a consequence of any member of the ntl Group acquiring and owning:

(a)                                           less than an aggregate of ten per cent. (10%) of any class of shares of any person engaged in Competitive Activities;

(b)                                          any Indebtedness of any Merger Partner or less than the greater of (i) fifteen per cent. (15%) or (ii) £25,000,000 (twenty five million pounds Sterling) in value of any class of Indebtedness of any other person or business engaged in Competitive Activities;

(c)                                           any person or business engaged in Competitive Activities if the portion of the revenues of such person and its subsidiaries (on a consolidated basis) or business for the financial year ending immediately prior to the time of such acquisition that is attributable to

Competitive Activities accounts for less than the greater of (i) fifteen per cent. (15%) of such person’s or business’ consolidated annual revenues or (ii) £25,000,000 (twenty five million pounds Sterling); or

(d)                                          any person or business engaged in Competitive Activities if such Competitive Activities account for at least the greater of (i) fifteen per cent. (15%) of such person’s or business’ consolidated annual revenues for the financial year immediately prior to the time of acquisition of such person or business or (ii) £25,000,000 (twenty five million pounds Sterling) provided that, to the extent that this sub-clause 10.2.1(d) is applicable, the applicable member of the ntl Group uses its reasonable endeavours to sell, transfer or otherwise dispose of a portion of the person or business that conducts Competitive Activities within six months after the date on which the acquisition of such person or business so that, following such sale, transfer or disposition, the relevant member of the ntl Group is in compliance with sub-clause 10.2.1(c) (it being acknowledged and agreed by (x) NGL that, in marketing such business for sale, the ntl Group shall ensure that the Buyer is offered a reasonable opportunity to purchase such business and (y) the Buyer that, if the relevant member of the ntl Group is unable to divest the requisite portion of the acquired person or business within such six month time period, such member of the ntl Group may retain ownership of the person or business conducting the Competitive Activities with no obligation to the Buyer); or

10.2.2                                         as a result of any Merger Event (including by way of any continuation of the business of any Merger Partner).

10.3                                 Notwithstanding anything in clause 10.1 to the contrary, any member of the ntl Group shall have the right to engage in any Competitive Activities at any time after a Broadcast Change of Control.

Non-solicitation

10.4                                 NGL undertakes to the Buyer and each other Buyer Group Company that it will not, and it shall procure that each member of the ntl Group will not directly or indirectly, at any time during the period of twelve calendar months from the Completion Date, solicit or entice away, or endeavour to solicit or entice away, from any Buyer Group Company (including, without limitation, any Broadcast Group Company) any person who is at the Completion Date a Broadcast Employee whether or not such person would commit a breach of his employment contract by reason of leaving service, save that this clause shall not apply to:

10.4.1                                         any employee employed in a non-managerial or purely administrative role earning less than £80,000 per annum in basic compensation; and

10.4.2              any recruitment of any person through a recruitment agency (other than where such agency is deliberately targeting employees covered by the provisions of this clause 10.4) or in response to a newspaper, web page or similar advertisement not specifically targeted at Broadcast Employees.

10.5           The Buyer undertakes to NGL and each other ntl Group Company that it will not, and it shall procure that each member of the Buyer Group will not, directly or indirectly, at any time during the period of twelve months from the Completion Date, solicit or entice away, or endeavour to solicit or entice away, from any member of the ntl Group any person who is immediately following the Completion Date employed by any member of the ntl Group, whether or not such person would commit a breach of his employment contract by reason of leaving service, save that this clause shall not apply to:

10.5.1              any employee employed in a non-managerial or purely administrative role earning less than £80,000 per annum in basic compensation; and

10.5.2              any recruitment of any person through a recruitment agency (other than where such agency is deliberately targeting employees covered by the provisions of this clause 10.5) or in response to a newspaper, web page or similar advertisement not specifically targeted at Broadcast Employees.

10.6           For the purposes of clauses 10.4 and 10.5, “directly or indirectly” shall mean NGL or the Buyer (as appropriate) acting either alone or jointly with or on behalf of any other person whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise.

10.7           Each of the restrictions in this clause 10 shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.  If any of those restrictions is void but would be valid if some part of the restrictions were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

10.8           The Sellers and NGL acknowledge that the above provisions of this clause 10 are no more extensive than is reasonable to protect the Buyer as the purchaser of the Shares.

11.             CONFIDENTIALITY

11.1           With effect from Completion, NGL shall, and shall procure that each other member of the ntl Group shall, in all respects keep confidential and not at any time disclose or make known in any other way to anyone whomsoever or use for its own or any other person’s benefit any Target Confidential Information, PROVIDED THAT:

11.1.1              such obligation shall not apply to information which comes into the public domain (other than through a breach by NGL of the provisions of this clause 11.1) or any information obtained by it or any other member of the Core Group (excluding any Confidential Information relating exclusively to the Designated Broadcast Business obtained prior to Completion) from a third party not, to NGL’s knowledge, subject to a duty of confidentiality towards the Target Group with respect to such information;

11.1.2              any member of the ntl Group shall be entitled at all times to disclose such information as it may deem necessary to comply with any legal or regulatory requirement or inquiry of any competent judicial, governmental or regulatory authority or any Taxation Authority or by any securities exchange on which its shares are listed or traded, or for the preparation of its financial statements, or in connection with any claim, provided, with respect to material information, that such member of the ntl Group shall (to the extent legally permitted to do so and practicable under the circumstances) give the Target Group prior written notice of such requirement and take into account any reasonable comments of the Target Group in relation to the contents of such disclosure; and

11.1.3              any member of the ntl Group shall be entitled to disclose to its directors, officers, employees, agents, auditors or advisers such information as may be necessary to enable them to carry out their duties (conditional upon any such person being informed of the confidential nature of such information and NGL procuring that such person keeps such information confidential in accordance with this clause 11.1).

11.2           The Buyer shall, and shall procure that each member of the Buyer Group (including, for the avoidance of doubt, following Completion, each Target Company) shall, in all respects keep confidential and not at any time disclose or make known in any other way to anyone whomsoever or use for its own or any other person’s benefit any Retained Confidential Information, PROVIDED THAT:

11.2.1              such obligation shall not apply to information which comes into the public domain (other than through a breach by the Buyer of the provisions of this clause 11.2) or any information obtained by it or any other member of the Buyer Group (excluding the Broadcast Group in respect of confidential information relating to the Core Business obtained prior to Completion) from a third party not, to the Buyer’s knowledge, subject to a duty of confidentiality towards NGL or any member of the ntl Group with respect to such information; or

11.2.2              any member of the Buyer Group shall be entitled at all times to disclose such information as may be required by law or by any competent judicial or regulatory authority or any Taxation Authority or by any securities exchange on which its shares (or the shares of any person connected with the Buyer) are listed or traded or for the preparation of its financial statements, provided always that such member of the Buyer Group shall (to the extent legally permitted to do so) give NGL and the Sellers prior written notice of such requirement and take into account any reasonable comments of NGL and the Sellers in relation to the contents of such disclosure; and

11.2.3              any member of the Buyer Group shall be entitled to disclose to (i) its directors, officers, employees, agents, auditors or advisers such information as may be necessary to enable them to carry out their duties and (ii) any person who is a party to the Buyer Financing Documents and to any person intending to participate in any direct or indirect syndications of any interest held by any person (or any member of its Group) in the Buyer Group or of any holding company in the Buyer Group at Completion (conditional in each case upon any such person being informed of the confidential nature of such information and the Buyer procuring that such person keeps such information confidential in accordance with this clause 11.2).

12.             ANNOUNCEMENTS

12.1           At 7:30 a.m. on the Business Day immediately following today’s date NGL (or another member of the ntl Group) and the Buyer shall release the Announcement.

12.2           Save as provided in clauses 12.1 and 12.3, no party shall (and NGL shall procure that each other member of the ntl Group shall not, without the consent of the Buyer, and the Buyer shall procure that each other member of the Buyer Group shall not, without the consent of NGL) issue any press release or publish any circular to shareholders or any other document or make any public statement before or after Completion, relating to any part of the Transaction or any ancillary matter.

12.3           Nothing in clause 12.2 shall restrict:

12.3.1              any ntl Group Company, the Buyer or any Target Group Company after Completion from directly informing customers or suppliers of the acquisition of the Target Group by the Buyer;

12.3.2              any party or any member of its Group from making any disclosure to any of its directors, officers, employees, agents, auditors or advisers who are required to receive such disclosure to carry out their duties (conditional upon any such person being informed of the confidential nature of such information and the disclosing party procuring that such person keeps such information confidential for as long as the disclosing party is obliged to do so in accordance with this clause);

12.3.3              any announcement or disclosure required by law or by any competent judicial or regulatory authority or by any Taxation Authority or by any securities exchange provided that it shall (to the extent legally permitted to do so) provide the other parties with prior written notice that it is required or otherwise intends to make such announcement or disclosure;

12.3.4              any announcement or disclosure necessary or desirable in order to satisfy any of the Conditions in accordance with the provisions of this Agreement provided that it shall (to the extent legally permitted to do so) provide the other parties with prior written notice that it is required or otherwise intends to make such announcement or disclosure;

12.3.5              any disclosure by any member of the ntl Group or the Broadcast Group to the extent necessary or desirable in connection with Separation;

12.3.6              any announcement or disclosure disclosing information which has previously been publicly announced or disclosed in accordance with the provisions of this clause 12; or

12.3.7              any announcement or disclosure necessary by any person in order to enforce its rights under this Agreement or any other agreement to be entered into pursuant to this Agreement.

13.             PENSIONS

The provisions of Schedule 8 shall have effect.

14.             COSTS

Save as otherwise expressly provided in this Agreement or any other agreements to be entered into pursuant to this Agreement, each party shall pay its own costs and expenses incurred in connection with the preparation, negotiation and completion or termination of this Agreement or any other agreement to be entered into pursuant to this Agreement.

15.             POST-COMPLETION ARRANGEMENTS

Release of intra-group guarantees

15.1           Save as otherwise provided in this Agreement and the other agreements to be entered into pursuant to this Agreement, each of the Sellers shall use all reasonable endeavours (which shall not extend to the making of any payment other than in respect of reasonable legal costs but shall include (to the extent permitted under the terms of the Senior Credit Facility and/or the Senior Note Indenture) the giving of guarantees in respect of the debts, liabilities or obligations of the relevant member of the Core Group) to obtain the release (with effect from no later than Completion) of each member of its Relevant Group from any guarantee, security, bond, letter of comfort or other similar obligation given or incurred by it (but excluding, for the avoidance of doubt, any authorised guarantee agreements entered into by any member of the Broadcast Group in respect of any Designated Core Properties) which relates, in whole or in part, to debts or other liabilities or obligations (whether actual or contingent) of any member of the Core Group (including any which are to be effectively transferred to it as part of Separation under the Separation Agreements) and, pending such release but following and subject to Completion, such Seller unconditionally and irrevocably agrees, as a continuing obligation, to indemnify each member of its Relevant Group against, and to pay on demand an amount equal to, any payment or losses which such member may incur at any time or from time to time (and all costs and expenses which such company may incur including reasonable legal fees and together with any applicable VAT) in connection with any such liability (including any liability incurred by any member of the Broadcast Group under any authorised guarantee agreement given by it in respect of any Designated Core Properties), whether arising on, before or after Completion.

15.2           Save as otherwise provided in this Agreement and the other agreements to be entered into pursuant to this Agreement, the Buyer shall use all reasonable endeavours (which shall not extend to the making of any payment other than in respect of reasonable legal costs but shall include the giving of guarantees in respect of the debts, liabilities or obligations of any Target Group Company) to obtain the release (with effect from Completion) of each member of the ntl Group from any guarantee, security, bond, letter of comfort or other similar obligation given or incurred by it (but excluding, for the avoidance of doubt, any authorised guarantee agreements entered into by any member of the ntl Group in respect of any Designated Broadcast Properties) which relates, in whole or in part, to debts or other liabilities or obligations (whether actual or contingent) of any Target Group Company (including any which are to be effectively transferred to such Target Group Company as part of Separation under the Separation Agreements but excluding any relating to the Designated Core Properties or the Designated Core Business) (the “NGL Liabilities”) and, pending such release but following and subject to Completion, the Buyer unconditionally and irrevocably agrees, as a continuing obligation, to indemnify each Seller (for itself and as trustee of each member of the ntl Group) against, and to pay on demand an amount equal to, any payment or losses which any member of the ntl Group may incur at any time or from time to time (and all costs and expenses which such company may incur including reasonable legal fees and together with any applicable VAT) in connection with any NGL Liabilities (including any liability incurred by any member of the ntl Group under any authorised guarantee agreement given by it in respect of any Designated Broadcast Properties), whether arising on, before or after Completion.

Records

15.3           Following Completion, NGL shall procure as soon as reasonably practicable following Completion, in relation to all records, papers, documents and data (in whatever form they may exist) in the possession, custody or control of, or kept or made by or on behalf of any member of the ntl Group relating to any matters which include the Broadcast Business or the

Target Group Companies (but excluding, for the avoidance of doubt, any matters relating exclusively to the Designated Core Business) that:

15.3.1              to the extent that such records, papers, documents and data relate exclusively to the Broadcast Business or the Target Companies (save as provided above), the relevant Broadcast Group Company or the relevant Target Group Company (as the case may be) shall on request be given access by the relevant member of the ntl Group to such records, papers, documents and data to examine and/or remove or copy the same provided that where such records, papers, documents and data are removed, the ntl Group shall be entitled to retain one copy thereof for compliance with applicable law or regulation or, to the extent that such records, papers, documents and data are held by a third party document storage contractor (including Iron Mountain) on behalf of any member of the ntl Group, NGL shall procure that the Target Group Companies shall on request have access to such records, papers, documents and data to examine and/or remove the same in accordance with the terms and conditions of the provision of such storage by such document storage contractor (at the cost of the relevant Target Group Company) and shall notify the Buyer and afford the Buyer and the Target Group Companies a reasonable opportunity to remove any such records, papers, documents and data in the event that any member of the ntl Group terminates any arrangements with a third party document storage contractor which are in effect at the date of this Agreement; and/or

15.3.2              to the extent that such records, papers, documents and data do not relate exclusively to the Broadcast Business or the Target Group Companies (save as provided above), such records, papers, documents and data shall be properly maintained and preserved for a period of at least 3 years from Completion or 7 years from Completion if such records, papers, documents and dates relate to Taxation (or such longer period as may be required by statute) and the information in such records, papers, documents and data relating to the Broadcast Business or the relevant Target Group Company shall, subject to clause 15.7, be made available (at reasonable times and on reasonable notice) to the Buyer or any of its officers, employees, agents or advisers PROVIDED THAT the Buyer shall and shall procure that its officers, employees, agents and advisers shall keep such information confidential save to the extent already in the public domain (other than as a result of any breach of any obligations under this Agreement) or required to disclose the same by law, any competent judicial or regulatory authority or any securities exchange.

15.4           Following Completion the Buyer shall procure that all records, papers, documents and data (in whatever form they may exist) in the possession, custody or control of, or kept or made by or on behalf of any of the Target Group Companies relating to any matters which include the business of any member of the ntl Group (other than the Designated Broadcast Business) and all rights in such records, papers, documents and data shall:

15.4.1              to the extent that such records papers, documents and data relate exclusively to the Core Business or to any member of the ntl Group (other than the Target Group or the Designated Broadcast Business), be deemed to be the property of, and shall be held on trust for, the relevant member of the ntl Group and any such items shall be delivered or made available to the relevant member of the ntl Group, provided that the Target Group shall be entitled to retain one copy thereof for compliance with applicable law or regulation or internal document retention policy; and/or

15.4.2              to the extent that such records, papers, documents and data do not relate exclusively to the Core Business, be properly maintained and preserved for a period of at least 3 years from Completion or 7 years from Completion if such records, papers, documents and dates relate to Taxation (or such longer period as may be required by statute) and the information in such records, papers, documents and data relating to the Core Business shall, subject to clause 15.6, be made available (at reasonable times and on reasonable notice) to NGL, the Sellers and the other members of the ntl Group and their respective officers, employees, agents or advisers PROVIDED THAT the Buyer shall and shall procure that its officers, employees, agents and advisers shall keep such information confidential save to the extent already in the public domain (other than as a result of any breach of any obligations under this Agreement) or required to disclose the same by law, any competent judicial or regulatory authority or any securities exchange.

15.5           The Buyer shall procure that for a period of at least 3 years from Completion (or such longer period as may be required by statute) the records, papers, documents and data relating to the Broadcast Business and the Target Group Companies shall be properly maintained and preserved and the information in such records, papers, documents and data shall be made available to the Sellers and NGL and their respective officers, directors, employees, agents, advisers and auditors (at reasonable times and on reasonable notice) for the purpose of dealing with the accounting, taxation, financial or insurance affairs of the ntl Group or (in respect of pre-Completion matters) of the Target Group Companies and such persons shall not use the information for any other purpose, PROVIDED THAT NGL shall or shall procure that such persons shall keep such information confidential save to the extent required to disclose the same by law or any competent judicial or regulatory authority or in order to comply with the rules of any securities exchange.

15.6           Clauses 15.3.2 and 15.4.2 shall not require any person to disclose any information if to do so would breach any confidentiality undertaking existing at today’s date or prejudice legal privilege in respect of any matter in dispute or reasonably likely to be in dispute at the time of the proposed disclosure.

Net Trading Account Balance

15.7           Following Completion:

15.7.1              the Buyer shall procure that any net trading account balance owed by any member of the Broadcast Group to any member of the ntl Group (other than any trading account balance incurred under the terms of any of the Ancillary Agreements or the Framework Services Agreement and which is repayable under the terms thereof) shall be repaid in accordance with the regular timing of such payments adopted prior to Completion or, where any such balance has not historically been regularly settled, at the month end following Completion; and

15.7.2              NGL shall procure that any net trading account balance owed by any member of the ntl Group to any member of the Broadcast Group (other than any trading account balance incurred under the terms of any of the Ancillary Agreements or the Framework Services Agreement and which is repayable under the terms thereof) shall be repaid in accordance with the regular timing of such payments adopted prior to Completion or, where any such balance has not historically been regularly settled, at the month end following Completion.

Indebtedness of the Broadcast Group

15.8           ntl Chichester agrees to pay to the Buyer on demand as an adjustment to the NatTrans Consideration an amount equal to the amount of any Indebtedness of any member of the Broadcast Group which is outstanding at Completion (excluding, for the avoidance of doubt, any Indebtedness owed to any other Target Group Company, any net trading account balances the subject of clause 15.7, any Indebtedness to be assumed by the Core Group pursuant to the Designated Core Business Transfer Agreements or the Irish Transfer Agreement, any amounts taken into account in the preparation of the Completion Date Net Working Capital, any Indebtedness specifically disclosed in the ntl Chichester Disclosure Letter and any Indebtedness incurred by any member of the Broadcast Group on or after Completion in connection with the Transaction or in connection with the Holdco Financing Documents or the Buyer Financing Documents).

15.9           Digital Holdco agrees to pay to the Buyer on demand as an adjustment to the Digital Consideration an amount equal to the amount of any Indebtedness of any member of the Digital Group which is outstanding at Completion (excluding, for the avoidance of doubt, any Indebtedness owed to any other Target Group Company, any Indebtedness specifically disclosed in the Digital Disclosure Letter and any Indebtedness incurred by any member of the Digital Group on or after Completion in connection with the Transaction or in connection with the Holdco Financing Documents or the Buyer Financing Documents).

15.10         The Buyer shall procure that following Completion each member of the Broadcast Group shall continue its corporate existence until such time as legal title to all Designated Core Assets vested in such member has been transferred to a member of the ntl Group in accordance with the terms of the Designated Core Business Transfer Agreements and until all other obligations of NatTrans under such agreement or the Asset Sharing Agreement have in all material respects been performed or extinguished or have become redundant.

Winding Up of ntl Chichester

15.11         If at any time after the date of this Agreement, NGL wishes to procure the winding up of ntl Chichester, all of ntl Chichester’s rights and obligations under this Agreement and any other agreement entered into by ntl Chichester pursuant hereto may be novated to NGL, and the Buyer and the Buyer Holdco hereby agree to such novation and agree to procure that, to the extent necessary, each other member of the Buyer Group shall agree to such novation.

Security Interests over the Designated Core Business

15.12         Following Completion and pending the transfer to the Core Group of legal title to all of the Designated Core Assets comprised in the Designated Core Business in accordance with the terms of the Designated Core Business Transfer Agreements and/or pending the grant of a sublease in respect of any Designated Broadcast Property the legal title to which is retained by any member of the Core Group on account of a landlord’s refusal to consent to an assignment as contemplated by the Designated Broadcast Business Transfer Agreement, the Buyer shall not, and shall not permit any member of the Buyer Group (including, for the avoidance of doubt, the Broadcast Group), to grant or create any Security Interest over any of the Designated Core Assets or any part of the Designated Core Business or the beneficial interest in any such Designated Broadcast Property.

Preparation of NatTrans Accounts

15.13         If, upon Completion, the NatTrans Accounts have not been finalised and delivered to the Registrar of Companies pursuant to section 242 of the Act, ntl Chichester shall be entitled following Completion to be consulted in connection with the preparation of the NatTrans Accounts and any comments which it may have on such accounts shall be taken into consideration.

15.14         ntl Chichester shall provide to the Buyer details of the net trading balance between the Core Group and the Broadcast Group as at midnight on 31 December 2004 and the Buyer shall, in the absence of manifest error, procure that such net trading balance shall be included in the NatTrans Accounts.

ntl Group Financial Statements

15.15         Following Completion, the Buyer shall, at the request of NGL, procure that:

15.15.1           the directors of NatTrans and the senior management of the Broadcast Business are made available to assist the ntl Group with the preparation of any consolidated financial statements required to be produced by any member of the ntl Group for the period ending on 31 December 2004 (to the extent that such consolidated financial statements reflect the results of NatTrans and/or the Broadcast Business in such period);

15.15.2           the directors of NatTrans and the senior management of the Broadcast Business are made available to the ntl Group to participate (either in person or by telephone) in meetings in relation to the disclosures to be incorporated in the ntl Group’s form 10-K for the period ending on 31 December 2004;

15.15.3           without prejudice to clause 15.4, all records and books of account relating to NatTrans and/or the Broadcast Business reasonably required by the ntl Group for the purposes of preparing any consolidated accounts pursuant to sub-clause 15.15.1 or the Form 10-K pursuant to sub-clause 15.15.2 (including, for the avoidance of doubt, all such records and books of account relating to transactions which take place after 31 December 2004 but which have an impact on such consolidated accounts and/or Form 10-K) shall be made available to the ntl Group,

PROVIDED THAT any such assistance from the directors of NatTrans and the senior management of the Broadcast Business shall be provided without liability to the Buyer, by NatTrans or any of their respective directors or the senior management of the Broadcast Business.

NTSL Master Lease

15.16         The parties acknowledge that under clauses 4.13.1, 4.20.2.1, 4.30.3 and 8.1 of the NTSL Master Lease and (ii) clauses 8.2 (which, by virtue of a typographical error, is mistakenly numbered 9.2) and 8.3 of the Site Management Contract, NatTrans is required to comply or procure that third parties comply with the Asset Usage Agreement and the terms of the Asset Usage Agreement are deemed to be incorporated into the NTSL Master Lease and the Site Management Contract.  If, by Completion, NNNL and NatTrans have been unable to reach an accommodation with Eastern Electricity plc to ensure that such deemed incorporation no longer applies and that the NTSL Master Lease and the Site Management Contract can operate without reference to the Asset Usage Agreement and vice versa (as contemplated by clause 10 of the Designated Core Business Transfer Agreement between NGL, NatTrans and NNNL), the Buyer shall procure that NatTrans shall continue to use its reasonable endeavours to agree with Eastern Electricity plc amendments to the terms of the NTSL Master Lease and the Site Management Contract to ensure that such deemed incorporation no longer applies and that the NTSL Master Lease and the Site Management Contract can operate without reference to the Asset Usage Agreement and vice versa and, pending such agreement, that NatTrans and each member of the Broadcast Group shall comply with the terms of the Asset Usage Agreement where required to do so under the terms of the NTSL Master Lease or the Site Management Contract.

Confidential Information

15.17         If any member of the Core Group is a party to an agreement with a third party which requires that third party to keep any information relating to any Target Group Company confidential, NGL shall procure that the relevant member of the Core Group shall hold the benefit of that agreement on trust for the relevant Target Group Companies and shall, at the Buyer’s cost, enforce it at the direction of the Buyer (acting as agent for the Target Group Companies).

ABC Claims

15.18         ntl Chichester undertakes to the Buyer that, subject to clauses 15.19 to 15.26 below, it shall pay to the Buyer, by way of a reduction in the consideration payable by the Buyer in respect of the NatTrans Shares, an amount equal to any damages, penalties, fines, costs, amounts paid in settlement, liabilities and losses suffered by NatTrans after Completion resulting from the ABC Contract (each, an “ABC Claim”) in excess of the amounts lent by members of the Core Group to NatTrans prior to the date of this Agreement in respect of any of the aforesaid (and subsequently waived).

15.19         Neither ntl Chichester nor any member of the ntl Group shall be liable for any ABC Claim unless written notice of such ABC Claim has been given to ntl Chichester by or on behalf of the Buyer within 30 days after the ABC Claim has arisen.  To be valid, the written notice of the ABC Claim must give details of the nature of the ABC Claim, the circumstances giving rise to it (so far as are known to the Buyer after having made reasonable enquiries) and the Buyer’s bona fide estimate of any alleged loss.

15.20         ntl Chichester shall not be liable for any ABC Claim to the extent that the fact, matter, event or circumstance giving rise to such ABC Claim is remediable and is remedied by or at the expense of ntl Chichester, and the Buyer shall, and shall procure that each member of the Buyer Group shall, co-operate with ntl Chichester where reasonably necessary to enable it to remedy any such fact, matter, event or circumstance.

15.21         No member of the Buyer Group shall be entitled to any payment pursuant to clause 15.19 to the extent that any ABC Claim results from the failure of any member of the Buyer Group to comply with its respective obligations under this Agreement.  The Buyer shall, and shall procure that each other member of the Buyer Group shall, take all reasonable action to mitigate any loss suffered by it which could result in an ABC Claim against ntl Chichester and, without limiting the generality of the foregoing shall, in respect of any right of recovery (whether by payment, discount, credit, relief or otherwise) which could be made by it against any third party:

15.21.1           promptly give written notice and reasonable details of such right of recovery to ntl Chichester and allow ntl Chichester and its advisers and agents to investigate such right of recovery;

15.21.2           take reasonable steps to maximise the amount recovered in respect of such right of recovery; and

15.21.3           not withdraw, settle or compromise such right of recovery without the prior written consent of ntl Chichester.

15.22         The Buyer shall pay to ntl Chichester (as an adjustment to the consideration payable for the NatTrans Shares) an amount equal to any damages or other amounts recovered by NatTrans pursuant to any claim (a “Relevant Claim”) which NatTrans may have against any third party in connection with the ABC Contract (including, without limitation, any of NatTrans’ subcontractors). The Buyer shall upon request provide to ntl Chichester such details of any Relevant Claims as ntl Chichester may request and procure that NatTrans shall take reasonable steps to maximise the amount recovered in respect of any Relevant Claims or rights.   The Buyer shall procure that NatTrans shall:

15.22.1           not settle or compromise any Relevant Claim without the prior written consent of ntl Chichester (such consent not to be unreasonably withheld or delayed);

15.22.2           allow ntl Chichester and its advisers and agents to investigate the Relevant Claim (including whether and to what extent any amount is payable in respect thereof);

15.22.3           take such action, at the written request of ntl Chichester, as ntl Chichester may reasonably require to pursue a Relevant Claim, subject to ntl Chichester paying to NatTrans an amount equal to all costs and expenses (including reasonable legal costs) which it may thereby incur;

15.22.4           permit ntl Chichester, at its written request and subject to ntl Chichester agreeing to pay to NatTrans all costs and liabilities incurred in connection thereto, to have sole conduct of all proceedings relating to a Relevant Claim in the name of NatTrans and to appoint solicitors or other professional advisers; and

15.22.5           make available (and use its best endeavours to procure that any of its auditors, past or present, shall make available) to ntl Chichester and its advisers and agents all such information and assistance (including access to properties, management, records, papers, documents and data) as they may reasonably require in connection with a Relevant Claim.

Notwithstanding the provisions of this clause 15.22, there shall be no obligation on

NatTrans to make any claim or take any action against ABC unless ABC initiates any claim against any member of the Core Group in connection with the ABC Contract or the ABC Settlement Agreement.

15.23         For the avoidance of doubt, the term “ABC Claim” shall not include any obligation of NatTrans incurred pursuant to (a) Paragraphs 3, 5, 6 and 7 of the ABC Settlement Agreement or any agreements that NatTrans shall enter into in connection therewith; (b) any matter arising from a breach by NatTrans of the ABC Settlement Agreement after Completion; or (c) any amendment to the ABC Settlement Agreement entered into without the prior written consent of ntl Chichester.

15.24         The Buyer undertakes that, on and after Completion, it shall not, and shall procure that no member of the Buyer Group shall, amend, modify, waive or revoke in any respect (or permit any of the same) any provision of the ABC Settlement Agreement without the prior written consent of ntl Chichester, and the Buyer and each member of the Buyer’s Group shall comply with the terms thereof.

15.25         NGL and the Sellers confirm that they do not have actual knowledge of any outstanding claims between ABC and any member of the ntl Group in relation to the ABC Contract.

15.26         The provisions of paragraphs 5, 7, 9, 10, 11, 13 and 14 of Schedule 6 shall apply in relation to any ABC Claim.

16.             USE OF NTL NAME AND LOGO

16.1           On or prior to Completion, the Sellers shall procure that the name of any Target Group Company which includes the words “NTL” or “National Transcommunications” shall be changed to a name notified to it in writing by the Buyer at least five (5) Business Days prior to Completion which does not include any such words (or any words which are similar or confusingly similar to any such words).

16.2           The Buyer shall procure that as soon as reasonably practicable after Completion and in any event within 6 months after such date:

16.2.1              the Target Group Companies shall cease in any manner whatsoever to use or display any trade or service marks, trade or service names, registered designs or logos used or owned by any member of the ntl Group (other than any to be transferred to the Broadcast Group pursuant to the Designated Transfer Agreements) including without limitation the “ntl:” and “National Transcommunications” logos (together, the “ntl Marks”) or any confusingly similar mark, design, name or logo; and

16.2.2              without prejudice to the generality of sub-clause 16.2.1, the Target Group Companies shall cease in any manner whatsoever to use or display the names

“NTL” or “National Transcommunications” or the ntl Marks or any confusingly similar mark, design, name or logo.

16.3           The Buyer shall procure that throughout the period following Completion during which any of the Target Group Companies are using or displaying any of the names “NTL” or “National Transcommunications” or the ntl Marks in any way and for a period of 12 months thereafter the relevant Target Group Companies shall render to NGL such assistance as NGL may reasonably require (at NGL’s expense in respect of any third party costs required by NGL to be incurred) in connection with any actual or threatened actions, claims, demands or proceedings in relation to the use or display of the names “NTL” or “National Transcommunications” or the ntl Marks (including, without limitation, by way of providing oral or written evidence or swearing any affidavits).

16.4           From Completion NGL shall not, and shall procure that the ntl Group shall not, use the words “NTL” or “National Transcommunications” in connection with or in conjunction with the word “broadcast” (or any combination of such words which are similar or confusingly similar to “ntl:broadcast”) in relation to any trade or service marks, trade or service names, registered designs or logos PROVIDED THAT nothing in this clause shall prevent any member of the ntl Group using the phrases ntl broadband or ntl broadland.

16.5           At its own cost and expense NGL shall, and shall procure that ntl Group shall, set up links on the Broadcast Business’ homepages (jointly the “ntl:broadcast Sites”) which links shall direct any visitors of the ntl:broadcast Sites to such URL as the Buyer may (acting reasonably) specify (the “Broadcast Links”).  The Broadcast Links shall clearly indicate that the Broadcast Business is no longer associated with the ntl Group. The Broadcast Links shall be included in the internet presentation displayed when internet users first access the ntl:broadcast Sites.  NGL shall set up the Broadcast Links no later than on Completion and shall continue to feature the Broadcast Links for a period of 12 months following Completion.

17.             GUARANTEES

17.1           NGL unconditionally and irrevocably undertakes to the Buyer to procure the full, prompt and complete performance by ntl Chichester of all its obligations under this Agreement (and any other agreement or arrangement to be entered into by it in connection with this Agreement) and the due and punctual payment of all sums now and subsequently payable by ntl Chichester, arising out of or in connection with this Agreement (and any such other agreement or arrangement) when the same shall become due.

17.2           Buyer Holdco unconditionally and irrevocably undertakes to each of NGL and the Sellers (for themselves and as trustees for each other member of the ntl Group) to procure the full, prompt and complete performance by the Buyer and each other member of the Buyer Group (including, after Completion, the Broadcast Group) of all their respective obligations under this Agreement and any other agreement or arrangement to be entered into by it in connection with this Agreement (including, for the avoidance of doubt, the Separation Agreements and the Designated Core Business Transfer Agreements) and the NTSL Hive-Up Agreement and the due and punctual payment of all sums now and subsequently payable by the Buyer and any other member of the Buyer Group arising out of or in connection with this Agreement (and any such other agreement or arrangement) and the NTSL Hive-Up Agreement when the same shall become due.

17.3           The Buyer and Buyer Holdco agree that they shall with effect from Completion agree to provide guarantees in respect of the obligations of any member of the Broadcast Group in favour of:

17.3.1              any counterparty to a Designated Broadcast Contract, any landlord in respect of a lease of a Designated Broadcast Property or any counterparty to a licence relating to a Designated Broadcast Contractual Property (as such terms are defined in the Designated Broadcast Business Transfer Agreement) where necessary or desirable in order to obtain the transfer or novation of such Designated Broadcast Contract, Designated Broadcast Property or Designated Broadcast Contractual Property to a member of the Broadcast Group; and

17.3.2              in favour of any counterparty to a Shared Core Contract (as such term is defined in the Asset Sharing Agreement) in relation to any new agreement to be entered into by the Broadcast Group in respect of such contract as contemplated by the Asset Sharing Agreement.

17.4           NGL agrees that it shall with effect from Completion agree to provide, or procure that an appropriate member of the Core Group shall provide, guarantees in respect of the obligations of any member of the Core Group in favour of:

17.4.1              any counterparty to a Designated Core Contract, any landlord in respect of a lease of a Designated Core Property or any counterparty to a licence relating to a Designated Core Contractual Property (as such terms are defined in the Designated Core Business Transfer Agreements) where necessary or desirable in order to obtain the transfer or novation of such Designated Core Contract, Designated Core Property or Designated Core Contractual Property to a member of the Core Group; and

17.4.2              in favour of any counterparty to a Shared Broadcast Contract (as such term is defined in the Asset Sharing Agreement) in relation to any new agreement to be entered into by the Core Group in respect of such contract as contemplated by the Asset Sharing Agreement.

18.             LIABILITY OF THE SELLERS

18.1           Notwithstanding any other provision of this Agreement or any other agreement to be entered into pursuant to or in connection with this Agreement, no Seller shall be liable for or in respect of, or be required to procure the performance of, any obligations of the other Seller, nor shall there be any recourse to either of the Sellers for any representation, warranty, certification or breach made by the other Seller under or in connection with this Agreement or any other agreement to be entered into pursuant to or in connection with this Agreement.

18.2           Without prejudice to clause 4.3, the Buyer acknowledges that certain consents and waivers with respect to the Transaction (including, for the avoidance of doubt, Separation) may be required from third parties.  The Buyer agrees that neither NGL nor any Seller shall have any liability whatsoever to the Buyer, and no Warranty or covenant contained herein shall be breached or deemed breached, as a result of (i) any failure to obtain any such consents or waivers that may be required in connection with the Transaction; (ii) the termination of any contract, licence or permit as a result of the Transaction; or (iii) any action, claim or proceeding commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent or waiver or as a result of any such termination.  Notwithstanding the aforesaid, nothing in this clause 18.2 shall affect the amount of a claim that the Buyer may be entitled to bring against either of the Sellers for a breach of Warranty resulting from any failure by either Seller to disclose any such consent or waiver requirement or termination right which should have been disclosed against the Warranties.

19.             TERMINATION OF INTRA-GROUP AGREEMENTS

19.1           Save to the extent provided in or envisaged by this Agreement, any other agreement to be entered into pursuant to or in connection with this Agreement (including, without limitation, the Transaction Documents) or otherwise agreed between NGL and the Buyer, any agreement outside the ordinary course of trading between a member of the ntl Group and any member of the Broadcast Group shall be terminated with effect from Completion without liability to any party thereto, save for the following agreements:

19.1.1              the Transfer Agreement relating to the employees of NatTrans dated 30 June 1998 between (1) NatTrans and (2) NGL;

19.1.2              the Facilitation Deed of Agreement dated 18 October 2002 between (1) NatTrans and (2) NGL relating to the carriage of the Eurosport channel;

19.1.3              the Variation of Agreement for the Provision of Digital Additional Services dated 7 October 2002 between (1) Digital One Limited (2) NGL (3) NatTrans and (4) GWR Group Plc;

19.1.4              the Satellite Services Agreement dated 22 December 2003 (as subsequently varied on 22 December 2003) between (1) NatTrans and (2) NGL; and

19.1.5              the Letter dated 21 May 2004 relating to the provision of Studio Facilities at Feltham between (1) NatTrans and (2) NGL.

19.2           Without prejudice to the generality of clause 19.1, upon Completion (and save as otherwise contemplated under this Agreement), NGL shall procure (in respect of the ntl Group) and the Buyer shall procure (in respect of the Broadcast Group) that each of:

19.2.1              the Agency and Management Agreement dated 24 December 1999 between (1) NatTrans, DTELS, Digital, Digital Radio and others and (2) NGL;

19.2.2              the Variation and Termination Agreement dated 13 September 2000 between (1) NatTrans, DTELS, Digital, Digital Radio and others and (2) NGL; and

19.2.3              the Sub-Agency Agreement dated 13 September 2000 between (1) NGL and (2) ntl Business Limited (as amended and varied from time to time),

shall be amended (in each case without liability) such that NatTrans, Scanners (Europe) Limited, Scanners Television Outside Broadcasts Limited, DTELS Limited, Digital and ntl Digital Radio Limited will cease to be party to either of such Agreements, and the Use of Properties Agreement dated 22 December 2000 between (1) NGL and (2) NatTrans; the Service Level Agreement dated 29 November 2000 between (1) TV Broadcast Group and (2) ntl Technology Limited; and the Deed of Trust dated 1 December 2004 between NGL, ntl Business Limited and NatTrans shall be terminated.

19.3           To the extent that parties to the agreements to be terminated as referred to in clause 19.1 are not party to this Agreement, NGL and the Buyer agree to procure that at or after Completion appropriate termination agreements are executed by the appropriate members of the ntl Group and the Buyer Group respectively.

20.             TRANSFER TO NEWCO

20.1           At any time before the Separation Condition is satisfied, ntl Chichester may elect to transfer some or all of the NatTrans Shares to a wholly owned member of the ntl Group (“Newco”) and, save as provided in this clause 20, nothing in this Agreement shall prevent this or give rise to any liability as a result of such transfer.

20.2           If ntl Chichester elects to transfer all of the NatTrans Shares to Newco pursuant to clause 20.1:

20.2.1              immediately prior to any such transfer, ntl Chichester shall procure that Newco shall execute a deed of adherence whereby all rights, obligations and liabilities of ntl Chichester under this Agreement outstanding at the time of such transfer shall be transferred to and assumed by Newco, including, without limitation, any liability (actual or contingent) under clause 15.8, the rights and obligations of ntl Chichester under the Put Option and the Call Option and the obligation of ntl Chichester to enter into the ntl Chichester Tax Deed at Completion (and the parties undertake to sign such documents and do such things as may be reasonably required to give effect to this clause 20.2);

20.2.2              upon execution of the deed of adherence referred to in clause 20.2.1, Newco shall be deemed to have given to the Buyer the warranties contained in clause 9.1 and the ntl Chichester Warranties as if the ntl Chichester Warranties had been given by Newco at the date of this Agreement by reference to the facts and circumstances then subsisting;

20.2.3              following such transfer, references to ntl Chichester in this Agreement, the ntl Chichester Tax Deed and the ntl Chichester Disclosure Letter shall, unless the context otherwise requires, be deemed to be references to Newco, and Newco shall be treated as a party to this Agreement and a Seller;

20.2.4              following such transfer, NGL shall be deemed to have given a guarantee in the terms of clause 17.1 in respect of Newco’s obligations under this Agreement and the ntl Chichester Tax Deed;

20.2.5              the ntl Chichester Warranties deemed to have been given by Newco shall be subject to the same disclosures and limitations as those originally given by ntl Chichester (including, without limitation, the disclosures contained in the ntl Chichester Disclosure Letter and the provisions of Schedule 6);

20.2.6              the ntl Chichester Tax Deed to be entered into by Newco shall be subject to all the same limitations as those contained in the ntl Chichester Tax Deed;

20.2.7              following such transfer, the Notice details contained in clause 23.4.2 shall be deemed to apply also to Newco;

20.2.8              the provisions of clause 15.11 shall apply to Newco (as well as ntl Chichester); and

20.2.9              the Warranty contained in paragraph 2 of Part I of Schedule 4 shall (in lieu of the existing Warranty) be deemed as at the date of this Agreement to have been given in the following form:-

“All of the NatTrans Shares will, at Completion, be legally and beneficially owned by Newco free from all Security Interests and such NatTrans Shares will be fully paid and properly and validly allotted and will represent the entire allotted and issued share capital of NatTrans at Completion”.

20.3           If ntl Chichester elects to transfer some (but not all) of the NatTrans Shares to Newco pursuant to clause 20.1:

20.3.1              subject to clauses 20.3.2, 20.3.3 and 20.3.4, immediately prior to any such transfer, ntl Chichester shall procure that Newco shall execute a deed of adherence whereby it will (together with ntl Chichester) become entitled to the same rights as ntl Chichester, and it will assume (jointly and severally with ntl Chichester) the same obligations and liabilities (actual and contingent) of ntl Chichester, outstanding at the time of transfer under this Agreement including, without limitation, any rights and obligations of ntl Chichester under the Put Option and the Call Option and the obligation of ntl Chichester to enter into the ntl Chichester Tax Deed at Completion (and the other parties undertake to sign such documents and do such things as may be reasonably required to give effect to this clause 20.3.1) PROVIDED THAT in relation to any obligation relating to the transfer of the NatTrans Shares, Newco’s obligation shall only be in respect of the NatTrans Shares transferred to it and ntl Chichester’s obligation shall only be in respect of the remaining NatTrans Shares;

20.3.2              upon execution of the deed of adherence referred to in clause 20.3.1, Newco shall be deemed to have given to the Buyer the warranties contained in clause 9.1 in relation to Newco and (jointly and severally with ntl Chichester) the ntl Chichester Warranties as if the ntl Chichester Warranties had been given by Newco at the date of this Agreement by reference to the facts and circumstances then subsisting;

20.3.3              the NatTrans Consideration (and any adjustment to such consideration pursuant to clause 3 including any obligation to make a payment under clause 3.4) and any obligation to make a payment under clause 15.8 and any entitlement to receive a dividend pursuant to clause 3.3.1 shall be apportioned between Newco and ntl Chichester pro rata to the NatTrans Shares held by each of ntl Chichester and Newco immediately following such transfer;

20.3.4              the limitation on the liability of ntl Chichester in paragraph 3 of Schedule 6 shall be amended so that it is apportioned between ntl Chichester and Newco pro rata to the NatTrans Shares held by each of ntl Chichester and Newco immediately following such transfer;

20.3.5              the limitation on the liability of ntl Chichester in clause 4.4 of the ntl Chichester Tax Deed shall be amended so that it is apportioned between ntl Chichester and Newco pro rata to the NatTrans Shares held by each of ntl Chichester and Newco immediately following such transfer.

20.3.6              the limitation on the liability of the Sellers in paragraph 4.1.1 of Schedule 6 shall be amended such that neither ntl Chichester nor Newco shall be liable for any claim unless the aggregate of such claim, when taken together with the amount of all other claims against either of them, exceeds £10,000,000 (ten million pounds Sterling);

20.3.7              the limitation on the liability of ntl Chichester under Clause 4.5 of the ntl Chichester Tax Deed shall be amended such that neither ntl Chichester nor Newco shall be liable for any Tax Claim (as defined therein) unless the aggregate of such claim when taken together with the amount of all other Tax Claims against either of them, exceeds £2,000,000 (two million pounds Sterling);

20.3.8              following such transfer, references to ntl Chichester in this Agreement, the ntl Chichester Tax Deed and the ntl Chichester Disclosure Letter shall, unless the context otherwise requires, be deemed to be references to each of ntl Chichester and Newco, and Newco shall be treated as a party to this Agreement and a Seller;

20.3.9              following such transfer, NGL shall be deemed to have given a guarantee in the terms of clause 17.1 in respect of Newco’s obligations under this Agreement and the ntl Chichester Tax Deed;

20.3.10           the ntl Chichester Warranties deemed to have been given by Newco shall be subject to the same disclosures and limitations as those originally given by ntl Chichester (including, without limitation, the disclosures contained in the ntl Chichester Disclosure Letter and the provisions of Schedule 6);

20.3.11           following any transfer of some (but not all) of the NatTans Shares to Newco, the aggregate liability of ntl Chichester and Newco in respect of the ntl Chichester Warranties and the ntl Chichester Tax Deed shall be no greater than the liability of ntl Chichester in respect thereof prior to any such transfer;

20.3.12           following such transfer, the Notice details contained in clause 23.4.2 shall be deemed also to apply to Newco;

20.3.13           the provisions of clause 15.11 shall apply to Newco (as well as ntl Chichester); and

20.3.14           the Warranty contained in paragraph 2 of Part 1 of Schedule 4 shall (in lieu of the existing Warranty) be deemed as at the date of this Agreement to have been given in the following form:-

“All of the NatTrans Shares will, at Completion, be legally and beneficially owned by Newco in respect of the NatTrans Shares transferred to it pursuant to clause 20.1 and by ntl Chichester in respect of the remaining NatTrans Shares free from all Security Interests and such NatTrans Shares will be fully paid and properly and validly allotted and will represent the entire allotted and issued share capital of NatTrans at Completion”.

20.4           NGL and ntl Chichester agree that the transfer of any NatTrans Shares to Newco pursuant to clause 20.1 should not result in the Buyer Group being in a worse position under this Agreement or the ntl Chichester Tax Deed than it would have been in had such transfer not taken place.

21.             APPLICABLE LAW AND JURISDICTION

Governing Law

21.1           This Agreement and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of England and Wales.

Dispute Resolution

21.2           Any dispute arising out of or in connection with this Agreement, including any question regarding the validity, existence or termination of this Agreement shall be finally resolved by arbitration in England, conducted in English, by three arbitrators pursuant to the rules of the London Court of International Arbitration (the “LCIA”) (the “Rules”) save that the Rules shall be amended in relation to the appointment of arbitrators and the disclosure of documents in any arbitration proceedings as set out below.

21.3           One arbitrator shall be nominated by NGL and the Sellers and one arbitrator shall be nominated jointly by the Buyer and the Buyer Holdco.  If the Buyer and the Buyer Holdco are unable to agree on the nomination of an arbitrator within 10 Business Days of notification the nominated arbitrator, the LCIA shall appoint an arbitrator on behalf of the Buyer and the Buyer Holdco.  The third arbitrator shall be selected by the two so chosen within 10 Business Days of the appointment of the second arbitrator, failing which the LCIA shall appoint the third arbitrator, who shall be the chairman of the arbitral tribunal.

21.4           Nothing in this clause 21 shall restrict the right which any party may have to seek injunctive relief in respect of a breach of this Agreement, in respect of which action for injunctive relief the parties submit to the exclusive jurisdiction of the English courts.

22.             GENERAL

Entire agreement

22.1           This Agreement (together with the other Transaction Documents) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement and any such other document other than paragraphs 3.1.1 to 3.1.4, 3.5.5, 3.5.6, 4.8, 4.9, 6, 7 and 8 of the Confidentiality Agreement (insofar as they relate to Confidential Information (as such term is defined therein) in relation to the ntl Group (other than the

Target Group)) which shall continue in force after the date of this Agreement.  Notwithstanding the aforesaid or the provisions of the Confidentiality Agreement, each of NGL and the Sellers hereby agrees that MCIG (acting in its capacity as responsible entity of Macquarie Communications Infrastructure Trust) and Macquarie Communications Infrastructure Limited, may disclose any Confidential Information required by law or any securities exchange (and not prohibited by law or any contract by which any member of the ntl Group or the Broadcast Group is bound) in connection with the publication of any prospectus for the raising of capital in connection with the Transaction (the “Prospectus”) or pre-prospectus publicity consistent with the Prospectus PROVIDED ALWAYS that if, in connection with the publication of the Prospectus or such pre-prospectus publicity, they wish to disclose Confidential Information which is not included in the draft dated 1 December 2004 of the Prospectus, they shall only be permitted to do so with the prior written consent of NGL (such consent not to be unreasonably withheld or delayed)

22.2           Each party acknowledges and agrees that:

22.2.1              it is not entering into this Agreement on the basis of, and is not relying and has not relied on, any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) except those expressly contained in, repeated or referred to in this Agreement and the Ancillary Agreements and the only remedy or remedies available to the Buyer or the Sellers in respect of any misrepresentation or untrue statement made to it shall be a claim for breach of contract under this Agreement; and

22.2.2              this clause 22.2 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Agreement (including for the avoidance of doubt, the Warranties) and of any Ancillary Agreement which was induced by fraud for which the remedies shall be all those available under the law governing this Agreement regardless of the other terms of this Agreement.

22.3           Each of the Buyer and Buyer Holdco acknowledges and agrees that the express terms of this Agreement are in lieu of all warranties, conditions, terms, undertakings and obligations implied by statute, common law or otherwise all of which are hereby excluded to the fullest extent permitted by law.

22.4           This Agreement shall not be construed as creating any partnership or agency relationship between the parties.

Variations and waivers

22.5           No variation of this Agreement shall be effective unless made in writing signed by or on behalf of all the parties and expressed to be such a variation.

22.6           No waiver by any party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

Assignment

22.7           Save as otherwise expressly provided in this Agreement (including, without limitation, clause 20 hereof) no party shall be entitled to assign, transfer or create any trust in respect of the benefit or burden of any provision of this Agreement (or any other Transaction Document) without the prior written consent of any other party to the relevant document. For the avoidance of doubt, the Sellers shall be entitled to assign the benefit of the Put Option with the prior written consent of the Buyer and the Buyer shall be entitled to assign the benefit of the Call Option with the prior written consent of the Sellers.

22.8           The Buyer shall be entitled to assign the benefit of this Agreement to any bank or financial institution (a “Bank”) by way of security for the purpose of or in connection with the financing (whether in whole or in part) by any member of the Buyer’s Group at Completion of the acquisition of the Shares and the financing at Completion of any of the working capital or other requirements of the Buyer Group.  Any administrator or receiver or other person or entity appointed to enforce any of such security, may enter into any other assignments or transfers of any of the rights contained in this Agreement to any person who has acquired any member of the Buyer Group from such person or from the Buyer, Notwithstanding the aforesaid, neither the Bank nor any other person to whom any such rights are assigned or transferred by an administrator or a receiver or other person or entity entitled to enforce any of such security shall have rights under this Agreement which are greater than those which the Buyer would itself have had or be entitled to recover.  Notwithstanding any such assignment, the Sellers may, unless they receive written notice of the enforcement of the relevant security interest, deal with the Buyer in connection with all matters arising under this Agreement.

Effect of Completion

22.9           The provisions of this Agreement, insofar as the same shall not have been fully performed or expressly waived in writing at Completion, shall remain in full force and effect notwithstanding Completion.

Counterparts

22.10         This Agreement may be executed as two or more counterparts and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement.

Further assurance

22.11         Save as otherwise expressly provided in this Agreement and any other Agreement to be entered into pursuant to this Agreement, each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement.

Third party rights

22.12         Save as otherwise expressly provided in this Agreement or where any provision is expressed to be for the benefit of any member of the ntl Group or of the Target Group which is not a party to this Agreement, no provisions of this Agreement which confer rights upon any third party shall be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any such third party.

Compromise of claims

22.13         Notwithstanding that members of the ntl Group and the Target Group shall be entitled to enforce certain rights under this Agreement which have been given for their benefit, the parties to this Agreement may enter into any agreement or arrangement with the other parties varying or amending any of the terms of this Agreement, or comprising or settling any claim under this Agreement (including in respect of such rights) without reference to the interest of, or the consent of, the other members of the ntl Group or the Target Group not party to this Agreement.

No Set off

22.14         Except as otherwise expressly provided, all payments to be made by the parties arising out of or in connection with this Agreement (or any other agreement or arrangement required to be entered into by it in connection with this Agreement) shall be made in full, without set-off or counterclaim and without any deduction whatsoever except to the extent required by law.

Subsequent transfer of the Broadcast Group or the Digital Group

22.15         References in this Agreement (or any other agreement to be entered into pursuant to this Agreement) to the Buyer procuring that members of the Buyer Group take any action shall be deemed to include members of the Broadcast Group and the Digital Group with effect from Completion.  If any member of the Buyer Group shall subsequently sell any member of the Broadcast Group or the Digital Group or any material part of its assets, the Buyer undertakes to procure that, to the extent still applicable, the transferee shall enter into similar procurement obligations in favour of NGL and the other relevant members of the ntl Group but, for the avoidance of doubt, the Buyer shall not be released from any of its obligations under this Agreement.

Exclusivity

22.16         NGL and the Sellers confirm to the Buyers that they have terminated discussions with all third parties (other than the Buyer) relating to an acquisition (whether by shares or otherwise) of the Broadcast Business (or any material part of it) and they agree that they shall not, and they shall procure that each other member of the ntl Group and each of their respective directors, officers and employees shall not, solicit or encourage the submission of any proposals, indications of interest or offers for the acquisition (whether by shares or otherwise) of the Broadcast Business or any material part of it, or initiate or enter into any discussions with any person which may lead to any such proposals, indications of interest or offers being made, until the earliest to occur of:

22.16.1           Completion;

22.16.2           termination of this Agreement;

22.16.3           any allegation or any claim being made by the Buyer and/or Buyer Holdco that it has any grounds to terminate this Agreement in accordance with the provisions hereof; or

22.16.4           NGL and/or the Sellers reasonably believing that any of the Buyer Financing Documents or the Holdco Financing Documents will be terminated or otherwise become incapable of being completed in accordance with their respective terms.

23.             NOTICES

Form of notice

23.1           Any notice, consent, request, demand, approval or other communication to be given or made under or in connection with this Agreement (each a “Notice” for the purposes of this clause) shall be in English, in writing and signed by or on behalf of the person giving it.

Method of service

23.2           Service of a Notice must be effected by one of the following methods:

23.2.1              by hand to the relevant address set out in clause 23.4 and shall be deemed served upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time; or

23.2.2              by facsimile transmission to the relevant facsimile number set out in clause

23.4 and shall be deemed served on despatch, if despatched during a Business Day, or at the start of the next Business Day if despatched at any other time, provided that in each case a receipt indicating complete transmission of the Notice is obtained by the sender and that a copy of the Notice is also despatched to the recipient using the method described in clause 23.2.1 no later than the end of the next Business Day.

23.3           In clause 23.2 “during a Business Day” means any time between 9.30 a.m. and 5.30 p.m. on a Business Day based on the local time where the recipient of the Notice is located.  References to “the start of a Business Day” and “the end of a Business Day” shall be construed accordingly.

Address for service

23.4           Notices shall be addressed as follows:

23.4.1              If to the Buyer or Buyer Holdco:

Level 30

Citypoint

1 Ropemaker Street

London EC2Y 9HD

Fax: +44 20 7065 2061

For the attention of: Company Secretary

23.4.2              If to NGL, ntl Chichester or Digital Holdco:

NTL House

Bartley Wood Business Park

Hook

Hampshire

RG27 9UP

Fax: +44 (0)1256 752 170

For the attention of: General Counsel

And to:

Travers Smith

10 Snow Hill

London  EC1A 2AL

Fax: +44 (0)20 7295 3500

For the attention of: Spencer Summerfield/Richard Spedding

Change of details

23.5           A party may change its address for service provided that the new address is within the same country and that it gives each other party not less than 28 days’ prior notice in accordance with this clause 23.  Until the end of such notice period, service on either address shall be effective.

Right to serve

23.6           Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

THIS AGREEMENT has been duly executed on the date first stated above.

SCHEDULE 1

TARGET COMPANIES

PART I

BROADCAST GROUP

Name:	National Transcommunications Limited

Incorporated:	2 April 1990

Registered in England under No.:	2487597

Registered Office:	NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP, UK

Authorised Share Capital:	£30,000,200
comprising 30,000,200 ordinary shares of £1 each

Issued Share Capital:	£30,000,101
comprising 30,000,101 ordinary shares of £1 each, all of which are held by ntl (Chichester) Limited

Directors:	Robert Gale
Robert Mackenzie

Secretaries:	Robert Mackenzie
Gillian James

Auditors:	Ernst & Young LLP

Accounting Reference Date:	31 December

Charges:	Security Deposit Deed dated 7 August 2000 in favour of George David Pick, Alison Jeanne Pick, Carol Elizabeth Pick, Ann Louise Pick and John Stephen Richard Pick
Charge of deposit dated 29 September 2000 in favour of The Royal Bank of Scotland PLC
Debenture dated 13 April 2004 in favour of Credit Suisse First Boston
Mortgage dated 13 April 2004 in favour of Credit Suisse First Boston

Standard Security dated 14 April 2004 in favour of Credit Suisse First Boston as security trustee for the secured parties
Standard Security dated 14 April 2004 in favour of Credit Suisse First Boston as security trustee for the secured parties

Name:	Scanners (Europe) Limited

Incorporated:	6 July 1993

Registered in England under No.:	2833712

Registered Office:	NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP, UK

Authorised Share Capital:	£1,000,000
comprising 1,000,000 ordinary shares of £1 each

Issued Share Capital:	£7,500
comprising 7,500 ordinary shares of £1 each, all of which are held by National Transcommunications Limited

Directors:	ntl Directors Limited
ntl Secretaries Limited

Secretary:	ntl Secretaries Limited

Auditors:	Ernst & Young LLP

Accounting Reference Date:	31 December

Charges:	Debenture dated 13 April 2004 in favour of Credit Suisse First Boston

Name:	Scanners Television Outside Broadcasts Limited

Incorporated:	25 June 1997

Registered in England under No.:	3391685

Registered Office:	NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP, UK

Authorised Share Capital:	£1,000,000
comprising 1,000,000 ordinary shares of £1 each

Issued Share Capital:	£5,000
comprising 5,000 ordinary shares of £1 each, all of which are held by Scanners (Europe) Limited

Directors:	ntl Directors Limited
ntl Secretaries Limited

Secretary:	ntl Secretaries Limited

Auditors:	Ernst & Young LLP

Accounting Reference Date:	31 December

Charges:	Debenture dated 13 April 2004 in favour of Credit Suisse First Boston

PART II

DIGITAL GROUP

Name:	ntl Digital Limited

Incorporated:	1 April 1998

Registered in England under No.:	3538787

Registered Office:	NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP, UK

Authorised Share Capital:	£1,000
comprising 1,000 ordinary shares of £1 each

Issued Share Capital:	£13
comprising 13 ordinary shares of £1 each, all of which are held by ntl Digital Ventures Limited

Directors:	ntl Directors Limited
ntl Secretaries Limited

Secretary:	ntl Secretaries Limited

Auditors:	Ernst & Young LLP

Accounting Reference Date:	31 December

Charges:	None

Name:	ntl Digital Radio Limited

Incorporated:	2 June 1998

Registered in England under No.:	3573732

Registered Office:	NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP, UK

Authorised Share Capital:	£1,000
comprising 1,000 ordinary shares of £1 each

Issued Share Capital:	£2
comprising 2 ordinary shares of £1 each, all of which are held by ntl Digital Limited

Directors:	ntl Directors Limited
ntl Secretaries Limited

Secretary:	ntl Secretaries Limited

Auditors:	Ernst & Young LLP

Accounting Reference Date:	31 December

Charges:	None

PART III

DIGITAL JOINT VENTURE COMPANIES

Name:	SDN Limited

Incorporated:	24 January 1997

Registered in England under No.:	3309912

Registered Office:	1st Floor, Bedford House, 2-3 Bedford Street, London WC2E 9HD, UK

Authorised Share Capital:	£4,336,494.60
comprising 43,364,946 ordinary shares of 10p each

Issued Share Capital:	£4,336,494.60
comprising 43,364,946 ordinary shares of 10p each which are held as follows:

ntl Digital Limited -14,516,093

S4C Digital Media Limited - 14,516,093

United Media & Information Limited - 14,332,760

Directors:	David Jones
William Innes
Charles Gregson
Margaret Carver
Peter Douglas

Secretary:	Tracey Harding

Auditors:	Ernst & Young LLP

Accounting Reference Date:	31 December

Charges:	Debenture dated 26 March 1999 in favour of The Law Debenture Trust Corporation PLC

Rent Deposit Deed dated 26 January 2001 in favour of BNY Trust Company Limited (as trustee of the Merrill Lynch

Property Fund)

Debenture dated 7 July 2003 in favour of the Governor and Company of the Bank of Scotland

Name:	Digital One Limited

Incorporated:	25 March 1998

Registered in England under No.:	3537636

Registered Office:	1 Passage Street, Bristol BS2 0JF, UK

Authorised Share Capital:	£5,000,000
comprising 5,000,000 ordinary shares of £1 each

Issued Share Capital:	£1,350,000
comprising 1,350,000 ordinary shares of £1 each which are held as follows:

GWR Digital Limited - 855,009

ntl Digital Radio Limited - 494,991

Directors:	Ralph Bernard
Stephen Holebrook
Hugh Howard
Thomas O’Connor
Jeremy Thorp
Simon Ward

Secretary:	Gregory Watson

Auditors:	KPMG Audit Plc

Accounting Reference Date:	31 March

Charges:	None

Name:	ntl Radio Services Limited

Incorporated:	11 August 1999

Registered in England under No.:	3823436

Registered Office:	NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP, UK

Authorised Share Capital:	£1,000
comprising 1,000 ordinary shares of £1 each

Issued Share Capital:	£1,000
comprising 1,000 ordinary shares of £1 each which are held as follows:

ntl Digital Radio Limited - 750

GWR Radio Services Limited - 250

Directors:	Dirk Anthony
Robert Mackenzie

Secretaries:	Robert Mackenzie
Gillian James

Auditors:	Ernst & Young LLP

Accounting Reference Date:	31 December

Charges:	None

SCHEDULE 2

THE CONDITIONS

Separation

1.                                               Separation being implemented in accordance with Clause 8 and Schedule 7, Broadcast Covenant Release being obtained and 24 hours elapsing thereafter.

Third Party Consents

2.                                               The receipt of written consent from the appropriate contract counterparty or landlord in respect of those contracts or property interests listed in Annexure 3 to the transfer of such contracts or property interests in accordance with Separation.

Merger Control

3.1                                        To the extent that the Transaction or any matter arising from or in connection with it (any such aspect of the Transaction (both individually and collectively) being referred to in this paragraph 3 as the “Sale and Purchase”) constitutes a “concentration with a Community dimension” within the meaning of the ECMR, the EC Commission declaring, in terms satisfactory to the parties in their reasonable opinion, that such concentration is compatible with the common market pursuant to Article 6(1)(b) of the ECMR (or being deemed to have done so under Article 10(6) of the ECMR) and, in the event that a request has been made by a member state under Article 9(2) of the ECMR:

(a)                                           the EC Commission indicating that it does not intend to refer the Sale and Purchase to a competent authority of such member state in accordance with Article 9 of the ECMR; or

(b)                                          if a referral is made to a competent authority in the United Kingdom in accordance with Article 9 of the ECMR, the OFT or the Secretary of State, as appropriate, indicating that it/she has decided not to refer the Sale and Purchase to the Competition Commission; or if the OFT or the Secretary of State, as appropriate, indicates that it/she intends to refer the Sale and Purchase to the Competition Commission unless suitable undertakings are provided by the Buyer (or any member of the Buyer Group) or any Seller or any other person of whom such an undertaking may be requested, undertakings acceptable to the parties or such other person (as the case may be) in each case in its reasonable opinion (subject to compliance with its obligations under clause 4 of this Agreement) are given by the parties and any such other person; or

(c)                                           if such a referral is made to any other competent authority, such other competent authority announcing the findings of its examination of the matters referred to it or providing such other indication of its position as may, in the reasonable opinion of the parties (subject to compliance with their obligations under clause 4 of this Agreement) be considered satisfactory.

SCHEDULE 3

COMPLETION OBLIGATIONS

PART I - OBLIGATIONS OF NTL CHICHESTER

1.                                               DELIVERY OBLIGATIONS

ntl Chichester shall deliver or procure the delivery of or, in the case of paragraph 1.3, make available to the Buyer:

Board Resolution

1.1                                        certified copies of board resolutions of each of NGL and ntl Chichester authorising the execution and performance by NGL or ntl Chichester (as the case may be) of its obligations under this Agreement and each of the documents to be executed by NGL or ntl Chichester (as the case may be) pursuant to this Agreement;

Share transfers, statutory books etc.

1.2                                        a form of transfer of the NatTrans Shares executed by it in favour of the Buyer (or a person nominated by the Buyer), and the share certificates relating to the NatTrans Shares;

1.3                                        the certificate of incorporation and all certificates of incorporation on change of name, any common seal, the statutory books and other record books of each Broadcast Group Company;

1.4                                        the certificates in respect of all issued shares in the Broadcast Group Companies other than NatTrans and duly executed transfers in respect of such shares which are not at Completion registered in the name of a Broadcast Group Company, in favour of the Buyer (or persons nominated by the Buyer);

Resignations

1.5                                        resignation letters in the approved terms executed as deeds by the directors and the company secretary of each Broadcast Group Company;

1.6                                        a copy of an unqualified letter of resignation (to become effective at Completion) from the auditors of each Broadcast Group Company in the form prescribed by section 394 of the Act (the original of such letter to be deposited by ntl Chichester at the registered office of the relevant company);

Banking arrangements

1.7                                        certified copies of releases of guarantees, indemnities and security received from the Facility Agent and the Security Trustee (as such terms are defined in the Senior Credit Facility) under the Senior Credit Facility in so far as necessary to effect Broadcast Covenant Release;

Other documents

1.8                                        the ntl Chichester Tax Deed executed by ntl Chichester;

1.9                                        copies of the final form of the Separation Agreements, duly executed by the parties thereto;

Miscellaneous

1.10                                 a copy of the Certificate of Incorporation on a Change of Name changing the name of NatTrans in accordance with clause 16.1;

1.11                                 certified copies of (i) the memorandum and articles of association of each member of the Broadcast Group; and (ii) the following material licences:

1.11.1                       Licence granted to NTL Radio Services Limited by the Radiocommunications Agency on 5 November 1999 under Part II of the Broadcasting Act 1996 to provide national digital sound programme services;

1.11.2                       Licence granted to SDN Limited by the Independent Television Commission on 26 May 1998 under Part 1 of the Broadcasting Act 1996 to provide a Multiplex Service (as amended);

1.11.3                       Licence granted to Digital One on 11 November under Part II of the Broadcasting Act 1996 to provide a digital multiplex radio service (as amended); and

1.11.4                       Licence granted to NatTrans by the Jersey Competition Regulatory Authority on 3 March 2003 under the Telecommunications (Jersey) Law 2002 to establish, operate and maintain a telecommunications system and provide telecommunications services in the Bailwick of Jersey.

2.                                               PROCUREMENT OBLIGATIONS

ntl Chichester agrees with the Buyer to procure that at Completion:

Board resolutions

2.1                                        (with the co-operation of the Buyer) board resolutions of each member of the Broadcast Group are passed:

2.1.1                                                sanctioning for registration (subject, where necessary, to due stamping) the transfers in respect of the NatTrans Shares and any shares referred to in paragraph 1.4 above;

2.1.2                                                appointing such individuals as are notified to ntl Chichester by the Buyer no less than five (5) Business Days prior to Completion to be the directors and the secretary of each Broadcast Group Company and accepting the resignations of the directors and secretary referred to above; and

2.1.3                                                changing the registered office of each Broadcast Group Company to such address as is notified to ntl Chichester by the Buyer no less than five (5) Business Days prior to Completion.

PART II - OBLIGATIONS OF DIGITAL HOLDCO

1.                                               DELIVERY OBLIGATIONS

Digital Holdco shall deliver or procure the delivery of or, in the case of paragraph 1.3, make available to the Buyer:

Board Resolution

1.1                                        certified copies of board resolutions of Digital Holdco authorising the execution and performance by it of its obligations under this Agreement and each of the documents to be executed by it pursuant to this Agreement;

Share transfers, statutory books etc.

1.2                                        a form of transfer of the Digital Shares executed by Digital Holdco in favour of the Buyer (or a person nominated by the Buyer), and the share certificates relating to the Digital Shares;

1.3                                        the certificate of incorporation and all certificates of incorporation on change of name, any common seal, the statutory books and other record books of each Digital Group Company;

1.4                                        the certificates in respect of all issued shares in ntl Digital Radio Limited and duly executed transfers in respect of such shares not at Completion registered in the name of Digital or another member of the Digital Group in favour of the Buyer (or persons nominated by the Buyer);

1.5                                        the certificates in respect of all the shares in the Digital Joint Venture Companies held by the Digital Group;

Resignations

1.6                                        resignation letters in the approved terms executed as deeds by the directors and the company secretary of each Digital Group Company and those directors of any of the Digital Joint Venture Companies appointed by any member of the ntl Group;

1.7                                        a copy of an unqualified letter of resignation (to become effective at Completion) from the auditors of each Digital Group Company in the form prescribed by section 394 of the Act (the original of such letter to be deposited by Digital Holdco at the registered office of the relevant company);

Other documents

1.8                                        the Digital Holdco Tax Deed executed by Digital Holdco; and

Miscellaneous

1.9                                        copies of Certificates of Incorporation on a Change of Name changing the name of each of ntl Digital Limited and ntl Digital Radio Limited in accordance with clause 16.1.

2.                                               PROCUREMENT OBLIGATIONS

Digital Holdco agrees with the Buyer to procure that at Completion:

Board resolutions

2.1                                        (with the co-operation of the Buyer) board resolutions of each member of the Digital Group are passed:

2.1.1                                                sanctioning for registration (subject, where necessary, to due stamping) of the transfers in respect of the Digital Shares and any shares referred to in paragraph 1.4 above;

2.1.2                                                appointing such individuals as are notified to Digital Holdco by the Buyer no less than five (5) Business Days prior to Completion to be the directors and the secretary of each Digital Group Company and accepting the resignations of the directors and secretary referred to above; and

2.1.3                                                changing the registered office of each Digital Group Company to such address is as notified to Digital Holdco by the Buyer no less than five (5) Business Days prior to Completion.

PART III - OBLIGATIONS OF THE BUYER

1.                                               The Buyer shall:

1.1                                        pay, or procure the payment of, the NatTrans Consideration (both as to amount and currency denomination) set out in clause 3.1 and as adjusted pursuant to clause 3.3 in cleared funds to such bank account as ntl Chichester by prior written notice shall specify no less than three (3) Business Days prior to the Completion Date;

1.2                                        pay, or procure the payment of, the Digital Consideration (both as to amount and currency denomination) set out in clause 3.1 in cleared funds to such bank account as Digital Holdco by prior written notice shall specify no less than three (3) Business Days prior to the Completion Date;

1.3                                        deliver to the Sellers’ Solicitors certified copies of board resolutions of each of the Buyer and Buyer Holdco authorising the execution and performance by the Buyer or Buyer Holdco (as the case may be) of its obligations under this Agreement and each of the documents to be executed by the Buyer or Buyer Holdco (as the case may be) pursuant to this Agreement;

1.4                                        deliver to the Sellers’ Solicitors duly signed Forms 288 in respect of the individuals to be appointed at Completion as the directors and the company secretary of each Broadcast Group Company, Digital Group Company and any Digital Joint Venture Company; and

1.5                                        deliver to the Sellers’ Solicitors counterparts of the Tax Deeds executed by the Buyer.

SCHEDULE 4

NTL CHICHESTER WARRANTIES

Part:

I	Capacity and Shares

II	Constitution

III	Accounts

IV	Assets

V	Liabilities

VI	Trading arrangements

VII	Compliance and litigation

VIII	Insolvency

IX	Intellectual property

X	Information technology

XI	Employees

XII	Pensions

XIII	Property

XIV	Environment

XV	Tax

PART I

CAPACITY AND SHARES

1.                                      SCHEDULE

The facts stated in Part I of Schedule 1 (Broadcast Group) are correct in all material respects.

2.                                      OWNERSHIP OF NATTRANS SHARES

All of the NatTrans Shares are and will, at Completion, be legally and beneficially owned by ntl Chichester free from all Security Interests and such NatTrans Shares will be fully paid and properly and validly allotted and represent the entire allotted and issued share capital of NatTrans at Completion.

3.                                               SUBSIDIARY UNDERTAKINGS

The shares of each member of the Broadcast Group (other than NatTrans) will, at Completion, be legally and beneficially owned by NatTrans or another member of the Broadcast Group free from all Security Interests and such shares will be fully paid and properly and validly allotted and represent the entire allotted and issued share capital of such member of the Broadcast Group at Completion.

4.                                      RIGHTS IN RELATION TO THE SHARE CAPITAL OF BROADCAST GROUP COMPANIES

4.1                               Save as contemplated by this Agreement, no person has or will, at Completion, have the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the share capital of any Broadcast Group Company under any option or other agreement (including conversion rights and rights of pre-emption).

4.2                                        No Broadcast Group Company:

4.2.1                             has or will, at Completion, have any interest in, or have agreed to acquire, any share capital or other security of the type referred to in paragraph 4.1 of any other company (wherever incorporated) other than as set out in Part I of Schedule 1; or

4.2.2                             has or has had in the last three years any associate (being an entity that falls to be treated as such for the purposes of FRS 9).

5.                                      INTRA-GROUP AGREEMENTS

Save as contemplated by this Agreement (including, for the avoidance of doubt, Schedule 7), no member of the Broadcast Group will at Completion be a party to any legally binding agreement with any obligations which are material to the Broadcast Group and which have not been fulfilled, with any member of the ntl Group (excluding any other member of the Broadcast Group, any member of the Digital Group or any Digital Joint Venture Company).

PART II

CONSTITUTION

1.                                      MEMORANDUM AND ARTICLES OF ASSOCIATION

The copy of the memorandum and articles of association of each Broadcast Group Company contained in the Data Room Documents is true and complete in all material respects and sets out in full the rights and restrictions attaching to the share capital of such Broadcast Group Company.

2.                                      STATUTORY BOOKS

The statutory books and minute books of each member of the Broadcast Group will at Completion be up to date and properly kept in all material respects and in its possession or control and, so far as the Seller is aware, no member of the ntl Group has received any written notice (which is current) that any of them is incorrect or incomplete in any material respect or should be rectified.

3.                                               FILINGS

All resolutions, annual returns and other documents of a similar nature required to be delivered to the Registrar of Companies or to any other governmental or regulatory body or to any local authority by any member of the Broadcast Group have in all material respects been properly prepared and duly filed and are true and complete in all material respects.

4.                                      COMPLIANCE

Due compliance has been made and will be made up to Completion in all material respects with all the provisions of the Act in connection with:

4.1                                        the formation of each member of the Broadcast Group;

4.2                                        any allotment, issue, purchase or redemption of shares, debentures or other securities in each member of the Broadcast Group;

4.3                                        any reduction of the authorised or issued share capital of any member of the Broadcast Group;

4.4                                        any amendment to the memorandum or articles of association of any member of the Broadcast Group;

4.5                                        the passing of any resolutions by any member of the Broadcast Group; and

4.6                                        the payment of any dividends by any member of the Broadcast Group.

5.                                               POWERS OF ATTORNEY

Other than under a contract entered into in the ordinary course of business or pursuant to the Senior Credit Facility, no Broadcast Group Company has given a power of attorney which is still outstanding.

PART III

ACCOUNTS

1.                                               GENERAL

The Broadcast Accounts have been prepared in accordance with US GAAP (in particular Staff Accounting Bulletin No.54 which prescribes the principles of carve-out accounting) and not on a UK statutory basis, have been audited under auditing standards generally accepted in the United States and fairly represent in all material respects the financial position and results of operations of the ntl:Broadcast division as at the date and for the period to which they relate, on the basis of preparation to set out therein.

2.                                               BROADCAST INTERIM ACCOUNTS

Having regard to the purpose for which they were prepared (it being acknowledged that the Broadcast Interim Accounts were prepared under US GAAP and in particular based on Staff Accounting Bulletin No. 54 which prescribes the principles of carve-out accounting, and not on a UK statutory basis), the Broadcast Interim Accounts are not misleading in any material respect.  The Broadcast Interim Accounts were prepared (so far as reasonably practicable given the nature of management accounts) on a basis consistent with the basis of preparation of the Broadcast Accounts, subject to normal year-end adjustments and their lacking certain footnotes and other presentational items.

3.                                               BUSINESS SINCE THE BROADCAST INTERIM ACCOUNTS DATE

3.1                                        Since the Broadcast Interim Accounts Date:

3.1.1                             there has been no material adverse change in the financial or, so far as the Seller is aware, the trading position of the Broadcast Business (taken as whole);

3.1.2                             other than in relation to Separation, the Broadcast Business has in all material respects carried on its trading in the ordinary and usual course;

3.1.3                             no ntl Group Company has incurred any liability in connection with the Broadcast Business, in excess of £5 million outside the ordinary course of business;

3.1.4                             no ntl Group Company has acquired or agreed to acquire, in connection with the Broadcast Business, any asset having a fair market value in excess of £5 million otherwise than in the ordinary and usual course of trading or in connection with Separation;

3.1.5                             no ntl Group Company has disposed of or agreed to dispose of, in connection with the Broadcast Business, any asset having a fair market value in excess of £10 million otherwise than in the ordinary course of business or in connection with Separation;

3.1.6                             no distribution of capital or income has been or agreed to be declared, made or paid by any Broadcast Group Company; and

3.2                                        Since 31 December 2002, no Broadcast Group Company has repaid or redeemed any share or loan capital or agreed to do so.

4.                                               ACCOUNTING RECORDS

Other than books of account which are the subject of clause 15.3, all material books of account of each member of the Broadcast Group will, at Completion, be in its possession or under its control.

PART IV

ASSETS

1.                                               OWNERSHIP

At Completion, the Broadcast Group will either own all of the material assets owned by the ntl Group relating to the Broadcast Business, or have a contractual right to the legal title to such assets under the terms and conditions of the Designated Broadcast Business Transfer Agreement or have a right to use such assets or be provided services in respect of such assets on the terms of the Ancillary Agreements.

2.                                               TITLE

No Security Interest or option is or will at Completion be outstanding over the whole or any part of the assets then owned by the Broadcast Group (other than Permitted Security Interests, Security Interests listed in Part 1 of Schedule 1 (which, save as expressly set out in the ntl Chichester Disclosure Letter, will be released in accordance with the Broadcast Covenant Release) or any Security Interest outstanding over any unidentified Designated Core Asset as a result of legal title to such asset not having transferred to the Core Group under the terms of the Designated Core Business Transfer Agreements by the Completion Date).

3.                                               DEBTS

Other than in the ordinary course of business, none of the debts relating to the Broadcast Business has been factored, sold or discounted nor has there been any agreement to do so.

4.                                               INSURANCE

4.1                                        A list of Current Insurance Policies and their material particulars (including any deductibles and insured parties) is annexed to the ntl Chichester Disclosure Letter.  Such list is complete and accurate in all material respects.  In respect of the Current Insurance Policies:

4.1.1                             all premiums and related insurance premium taxes have been duly paid to date;

4.1.2                             so far as the Seller is aware, all the policies are in full force and effect and are not voidable; and

4.1.3                             so far as the Seller is aware, there are no circumstances which might reasonably be expected to render any of the Current Insurance Policies void or unenforceable for illegality or otherwise or enable any insurer to refuse payment of all or part of any claim under any such policy and for the period of 3 years prior to the date of the Agreement no insurer has declined to accept any claim or circumstance or reserved its right or threatened to do so.

4.2                                        The ntl Chichester Disclosure Letter provides accurate material particulars of:

4.2.1                             all insurance claims made in relation to the Broadcast Business having an anticipated value in excess of £500,000 and settled during the past three years; and

4.2.2                             all outstanding claims and, so far as the Seller is aware, circumstances which under the Current Insurance Policies are reasonably likely to give rise to any claim having an anticipated value in excess of £500,000 and all such outstanding claims and circumstances have been notified to the insurer in accordance with the terms of the relevant insurance policy.

5.                                               PLANT AND MACHINERY ETC.

The material items of machinery, broadcasting and transmission equipment and plant owned or used in connection with the Broadcast Business have been adequately serviced and maintained in accordance with normal industry practice taking into account the expected useful life of the same, save where the failure to do so would not have a material adverse effect on the Broadcast Business (taken as a whole).

6.                                               VULNERABLE PRIOR TRANSACTIONS

So far as the Seller is aware, no Broadcast Group Company nor member of the Core Group has at any relevant time been party to a transaction at an undervalue (within the meaning of section 238 of the Insolvency Act 1986) nor has it given or received any preference (within the meaning of section 239 of the Insolvency Act 1986) in either case during the two years preceding the date of this Agreement, in each case in so far as it relates to the Broadcast Business.

PART V

LIABILITIES

1.                                               INDEBTEDNESS

No member of the Broadcast Group will, at Completion, have outstanding any Indebtedness.

2.                                               GUARANTEES

There is not outstanding any guarantee given:

2.1                                        by any Broadcast Group Company in respect of any material obligation of any other person (other than in respect of the obligations of another Target Group Company); or

2.2                                        so far as the Seller is aware by any member of the ntl Group (other than a Target Group Company) in respect of any material obligation of a Broadcast Group Company.

3.                                               EVENTS OF DEFAULT

No written notice (which is current and outstanding) has been received by any member of the Broadcast Group to the effect that such member is in material default under the terms of any borrowing made by it and, so far as the Seller is aware, there are no events or circumstances which are reasonably likely to give rise to any default under the terms of any material borrowing.

4.                                               GRANTS

Since its acquisition by the ntl Group, no member of the Broadcast Group has applied for any investment grant, employment subsidy or other similar payment and no such grant, subsidy or payment paid or due to be paid to any member of the Broadcast Group is or may be liable to be refunded, withheld or refused (in whole or in part) in consequence of anything which such member has done or omitted to do (or has agreed to do or omit to do) or as a result of the Transaction.

5.                                               SUCCESS FEES

No member of the Broadcast Group is or will at Completion be liable to pay, in connection with the sale of any of the Shares under this Agreement or otherwise in connection with this Agreement, Separation, or any of the transactions contemplated hereby or thereby, any success fee, brokerage or commission.

6.                                               OFF BALANCE SHEET FINANCING

No member of the Broadcast Group is, or will at Completion, be engaged in any financing (including the incurring of any Indebtedness in the nature of acceptances or acceptance credits) of a type which would not be required to be shown or reflected in the Broadcast Accounts or the Broadcast Interim Accounts or audited accounts prepared in accordance with the Act and UK generally accepted accounting principles.

PART VI

TRADING ARRANGEMENTS

1.                                               SUPPLIERS

1.1                                        In each of the last two financial years of the ntl Group ended on 31 December 2003, no more than 15% of the aggregate amount of all purchases by the ntl Group attributable to the Broadcast Business during that period were obtained from the same supplier and, having regard to the purchases undertaken in the current financial year to the date of this Agreement, no single supplier is estimated by NGL to account for more than 15% by value of the aggregate amount of all purchases by the ntl Group attributable to the Broadcast Business in the financial year to 31 December 2004.

1.2                                        No Material Supplier has during the last 12 months served notice under a Material Supplier Contract to cease supplying any member of the ntl Group nor, so far as the Seller is aware, has any such Material Supplier given notice in writing to any member of the ntl Group indicating an intention to cease or materially to reduce its supplies to the Broadcast Business in circumstances in which such ntl Group Company could otherwise demand supply under a Material Supplier Contract.

1.3                                        All material details of all existing Material Supplier Contracts in the possession of the ntl Group are contained in the Data Room Documents.

2.                                               CUSTOMERS

2.1                                        In each of the last two financial years of the ntl Group ended on 31 December 2003, no more than 10% of the aggregate amount of all sales by the ntl Group relating to the Broadcast Business during that period were made to the same customer and, having regard to the sales made in the current financial year to the date of this Agreement, no single customer is estimated by NGL to account for more than 15% by value of the aggregate amount of all sales by the ntl Group attributable to the Broadcast Business in the financial year to 31 December 2004.

2.2                                        No Material Customer has during the last 12 months served notice under a Material Customer Contract to cease to trade with the ntl Group nor, so far as the Seller is aware, has any such Material Customer given notice in writing to any member of the ntl Group indicating an intention to cease or materially to reduce trading with the Broadcast Business prior to the expiry of the contracted term of the relevant Material Customer Contract.

2.3                                        All material details of all existing Material Customer Contracts are contained in the Data Room Documents.

3.                                               AGREEMENTS

3.1                                        No member of the ntl Group is currently a party to any contract which is to be allocated to the Broadcast Business pursuant to Separation which:

3.1.1                             is in the nature of a material partnership, consortium arrangement or corporate joint venture (other than the Digital Joint Ventures);

3.1.2                             limits or excludes to any material extent the right of any member of the Broadcast Group to carry on business and/or to compete in any country (in each case, insofar as it relates to the Broadcast Business); or

3.1.3                             is a material contract whereunder an ntl Group Company is appointed as an agent for a third party, or is a contract whereunder a third party is appointed as an agent for an ntl Group Company with the authority to bind such ntl Group Company (other than contracts with Broadcast Employees).

3.2                                        No member of the ntl Group has outstanding any bid or tender in respect of the Broadcast Business which, if accepted, would constitute:

3.2.1                             a contract of a nature described in paragraph 3.1; or

3.2.2                             a contract which is anticipated to generate annual revenues (in the case of customer contracts) of more than £3 million or give rise to annual expenditure (in the case of supplier contracts) of more than £1 million.

4.                                               VALIDITY OF AGREEMENTS

In relation to each Material Supplier Contract and each Material Customer Contract:

4.1                                        so far as the Seller is aware, there are no grounds for its invalidity, premature determination, avoidance, rescission or repudiation;

4.2                                        so far as the Seller is aware, no party has given written notice to terminate it or has sought to repudiate or disclaim it; and

4.3                                        so far as the Seller is aware, no member of the ntl Group is in material breach of it.

5.                                               STANDARD TERMS

Copies of the ntl Group’s current principal standard terms and conditions of business in respect of the Broadcast Business are contained in the Data Room Documents.

6.                                               AGREEMENTS WITH CONNECTED PARTIES

Save for the arrangements to be put in place pursuant to Separation (including the Ancillary Agreements) or as otherwise contemplated by this Agreement, the Broadcast Business will not at Completion depend to any material extent upon the use of any assets owned by or facilities or services provided by any member of the ntl Group in order to carry on its business assuming it is then carried on in the manner in which it is carried on at today’s date.

PART VII

COMPLIANCE AND LITIGATION

1.                                               COMPLIANCE WITH LAWS

No written notice has been received by a member of the ntl Group and, so far as the Seller is aware, there is no material violation by any member of the ntl Group (including the Broadcast Group) of, or material default by any member of the ntl Group (including the Broadcast Group) under, any statute, regulation, order, decree or judgment of any court or any governmental agency of the United Kingdom or the European Community.

2.                                               LICENCES AND CONSENTS

2.1                                        So far as the Seller is aware, the Broadcast Group has or will at Completion have obtained or will have a contractual entitlement to obtain (on the terms of the Separation Agreements) all material licences, consents, approvals, permissions, permits, certificates, qualifications, registrations and other authorisations (public and private) reasonably necessary for the operation of the Broadcast Business in the places and in the manner in which such business is carried on at today’s date (together the “Authorities”) and, so far as the Seller is aware, all such Authorities remain in full force and effect and all material fees invoiced by regulatory bodies have been duly paid and all Authorities are in the correct name of the licensee or authorised person.

2.2                                        No written notice has been received by a member of the ntl Group to the effect that the ntl Group is not currently in compliance with and, so far as the Seller is aware, the ntl Group has complied with the terms and conditions of all Authorities in all material respects and the Seller is not aware of anything which might reasonably be expected to result in the revocation, suspension or modification of any of the Authorities.

3.                                               LITIGATION

No member of the Broadcast Group and (insofar as it relates to the Broadcast Business) no other member of the ntl Group is party to any civil, criminal, arbitration or administrative proceedings in any jurisdiction (together the “Proceedings”) nor, so far as the Seller is aware, has it been threatened in writing therewith.

4.                                               JUDGMENTS

No member of the Broadcast Group and (insofar as it relates to the Broadcast Business) no other member of the ntl Group, nor so far as the Seller is aware or in respect of whom a written notice has been received by a member of the ntl Group, any of their respective officers or employees in his capacity as such, is subject to any order, decree, award, decision or judgment given by any court, tribunal, arbitrator, governmental agency or other regulatory body in any jurisdiction as a consequence of any proceedings to which such member was party nor is it/he a party to any undertaking or assurance given to any court, tribunal, arbitrator, governmental agency or other regulatory body which is still in force.

5.                                               INVESTIGATIONS

So far as the Seller is aware, no member of the Broadcast Group and (insofar as it relates to the Broadcast Business) no other member of the ntl Group, nor any of their respective officers or employees, acting in their capacity as such, is subject to any judicial or quasi-judicial investigation, enquiry or disciplinary proceedings against it/them nor, so far as the Seller is aware, are any such investigations, enquiries or disciplinary proceedings currently pending or threatened.

6.                                               COMPETITION LAW MATTERS

6.1                                        No member of the ntl Group has in the last 4 years:

6.1.1                             received any process, notice, communication or request for information with respect to any actual or proposed agreement, arrangement or concerted practice relating to the Broadcast Business from the OFT, the Competition Commission, the Secretary of State, the European Commission, the EFTA Surveillance Authority or any other person or body involved in the investigation and/or regulation of mergers or anti-competitive agreements or practices anywhere in the world (for the purposes of this paragraph 6.1 only, each a “Competition Authority”); or

6.1.2                             given any undertaking to any Competition Authority in respect of merger control, anti-competitive agreements or practices which is still extant.

6.2                                        All members of the ntl Group have in all material respects complied with all undertakings given to any Competition Authorities relating to the Broadcast Business.

7.                                               DATA PROTECTION

So far as the Seller is aware:

7.1                                        no written notice of non-compliance has been received and, so far as the Seller is aware, each Broadcast Group Company and (insofar as relates to the Broadcast Business) ntl Group Company has complied in the last three years in all material respects with all applicable requirements (including notification requirements) of the Data Protection Act 1998.

7.2                                        no written notice alleging non-compliance in any material respect with the Data Protection Act 1998 (including any enforcement notice, deregistration notice or transfer prohibition notice) has been received by any of the Broadcast Group Companies or (insofar as relates to the Broadcast Business) any ntl Group Company from the Office of the Information

Commissioner.

7.3                                        no undertaking has been given by any Broadcast Group Company or (insofar as relates to the Broadcast Business) any ntl Group Company to the Office of the Information Commissioner.

8.                                               ABC CLAIMS

8.1                                        ntl Chichester has made available to the Buyer a true and correct copy of the ABC Settlement Agreement.  The ABC Settlement Agreement has been duly executed by NatTrans with due authority and represents a valid, legal and binding agreement of NatTrans in full and final settlement of its obligations under the ABC Contract in accordance with its terms.   No provision of the ABC Settlement Agreement has been amended, modified or revoked since its execution by the parties thereto, and the ABC Settlement Agreement contains the entire agreement and understanding of those parties with respect to its subject matter.

PART VIII

INSOLVENCY

1.                                               RECEIVERSHIP

No receiver or administrative receiver has been appointed of the whole or any part of the assets or undertaking of any member of the Broadcast Group or of any member of the Core Group holding any Designated Broadcast Assets or any asset the subject of any Ancillary Agreement.

2.                                               ADMINISTRATION

No administration order has been made in relation to any member of the Broadcast Group or of any member of the Core Group holding any Designated Broadcast Assets or any asset the subject of any Ancillary Agreement and no petition for such an order has been presented.

3.                                               COMPROMISES

No voluntary arrangement or compromise between any member of the Broadcast Group or of any member of the Core Group holding any Designated Broadcast Assets or any asset the subject of any Ancillary Agreement and its creditors (or any class of them) has been proposed or approved or is in contemplation of the relevant ntl Group member.

4.                                               WINDING-UP

No petition has been presented and is outstanding (so far as the Seller is aware) and no order has been made and no resolution has been passed for the winding-up of any member of the Broadcast Group or of any member of the Core Group holding any Designated Broadcast Assets or any asset the subject of any Ancillary Agreement or for the appointment of a provisional liquidator to any member of the Broadcast Group or of any member of the Core Group holding any Designated Broadcast Assets or any asset the subject of any Ancillary Agreement excluding for these purposes any petition presented against any member of the Core Group in connection with any debt incurred in the ordinary course of business which such member of the Core Group intends to have discharged.

5.                                               PAYMENT OF DEBTS

No member of the Broadcast Group or of any member of the Core Group holding any Designated Broadcast Assets or any asset the subject of any Ancillary Agreement is insolvent or unable to pay its debts as and when they fall due (within the meaning of section 123 of the Insolvency Act 1986).

6.                                               DISSOLUTION

No written notice has been received to the effect that any step has been taken and is outstanding and so far as the Seller is aware, no step has been taken and is outstanding, in each case with a view to the dissolution or striking-off the register of any member of the Broadcast Group or of any member of the Core Group holding any Designated Broadcast Assets or any asset the subject of any Ancillary Agreement.

7.                                               UNSATISFIED JUDGMENTS

So far as the Seller is aware, no material unsatisfied judgment or court order is outstanding against any member of the Broadcast Group or any of its assets or against any assets relating to the Broadcast Business or subject to any Ancillary Agreement owned by any other member of the ntl Group.

8.                                               EXTORTIONATE CREDIT TRANSACTIONS

No member of the Broadcast Group or (insofar as relates to the Broadcast Business) member of the ntl Group has been party to any extortionate credit transaction (within the meaning of section 244 of the Insolvency Act 1986) since it was acquired by the ntl Group.

PART IX

INTELLECTUAL PROPERTY

1.                                               REGISTERED RIGHTS

1.1                                        Annexed to the ntl Chichester Disclosure Letter is a list of all registered Intellectual Property Rights (and applications for such rights) owned by any member of the ntl Group (including the Broadcast Group) and which, during the 24 month period immediately preceding the date of this Agreement, have been utilised by, and are material to, the Broadcast Business (the “Listed Intellectual Property”).

1.2                                        There are no material Intellectual Property Rights necessary for carrying on the Broadcast Business other than:

1.2.1                             the Listed Intellectual Property;

1.2.2                             Intellectual Property Rights in respect of which the Broadcast Group is or will, at Completion, be sole legal and beneficial owner, free from any Security Interest, or to which the Broadcast Group will have a contractual entitlement under the terms of the Separation Agreements;

1.2.3                             Intellectual Property Rights the use of which is licensed to the Broadcast Group by a third party or which have been contracted to be transferred to the Broadcast Group under the Designated Transfer Agreements; and

1.2.4                             Intellectual Property Rights to be utilised by and on behalf of the Broadcast Group under clause 16 of this Agreement or under the Separation Agreements.

1.3                                        No member of the ntl Group (including the Broadcast Group) has received written notice to indicate that the material Intellectual Property set out in paragraph 1.2 (the “Material Intellectual Property”) is being challenged or attacked by any third party or by any relevant registry and all fees payable in respect of the registrations/applications owned by any member of the ntl Group in respect of the Material Intellectual Property have been paid.

1.4                                        So far as the Seller is aware, no member of the ntl Group (including the Broadcast Group) is in material breach of any of the Intellectual Property Rights licences referred to in paragraph 1.2.3.

1.5                                        The Material Intellectual Property owned by any member of the ntl Group is subsisting and (so far as the Seller is aware) valid and nothing has been done by any member of the ntl Group (including the Broadcast Group), and the Seller is unaware of any act or omission of any third party, which would materially jeopardise the validity or subsistence of the Material Intellectual Property.

2.                                               INFRINGEMENTS

2.1                                        No written notice has been received by a member of the ntl Group to the effect that and, so far as the Seller is aware, none of the Intellectual Property Rights belonging to or which will, at Completion, belong to the Broadcast Group or which the Broadcast Group will be entitled to use under the Ancillary Agreements, is being infringed save where any such infringement would not have a material adverse effect on the Broadcast Business (taken as a whole).

2.2                                        So far as the Seller is aware, none of the activities of the Broadcast Business materially infringes any Intellectual Property Rights of any other person or involves the unlicensed use of information confidential to any person outside the ntl Group.

PART X

INFORMATION TECHNOLOGY

1.1                                        The IT Systems:

1.1.1                             will, at Completion, after taking into account the other systems to be made available under the Separation Agreements (including the execution of the Ancillary Agreements), will at Completion be substantially adequate for the current use and requirements of the Broadcast Business in terms of capacity, functionality and performance;

1.1.2                             have in place adequate protection against viruses and harmful program codes in line with good business practice; and

1.1.3                             to the extent that they consist of third party software, are being used pursuant to a valid licence agreement.

save, in each case, where the failure to do so would not have a material adverse effect on the Broadcast Business (taken as a whole).

PART XI

EMPLOYEES

In this Part XI and Part XII only, references to “Broadcast Employees” shall mean Broadcast Employees at the date of this Agreement as listed in Annexure 1.

1.                                               EMPLOYEE PARTICULARS

1.1                                        The particulars shown in the schedule of employees annexed to the ntl Chichester Disclosure Letter list all the Broadcast Employees, are true, complete and accurate in all material respects (including details of all persons wholly or mainly employed in the Broadcast Business) and show in relation to each such person:-

1.1.1                             gender, period of continuous service and workplace location;

1.1.2                             job title or job function, job grade, pay, notice periods, holiday entitlements, benefits (car, healthcare etc.) and bonus arrangements; and

1.1.3                             arrangements relating to hours of work and overtime.

1.2.                                     Save for the annual pay review in respect of the Broadcast Employees which will be effective from 1 February 2005, no material change in the level of remuneration, benefits and arrangements shown in the schedule of employees annexed to the ntl Chichester Disclosure Letter is due or, so far as the Seller is aware, expected within six months from today’s date.

1.3                                        The ntl Group as at the date of this Agreement has not made any outstanding offer nor agreed to employ any person in connection with the Broadcast Business who is not a Broadcast Employee where the basic salary of such person would exceed £50,000 per annum and no Broadcast Employee at such salary has served or been served with notice of termination of his employment.

1.4                                        Comprised in the Data Room Documents are all written material employment practices or policies operated in relation to the Broadcast Employees or any group of them, whether contractual, customary or discretionary, and details of all material arrangements or practices regarding redundancy payments above the statutory payment other than those relating to Retirement/Death/Disability Benefits under the Schemes.

1.5                                        Comprised in the Data Room Documents are all material agreements for the provision of any consultancy service or the service of personnel to the Broadcast Business.

2.                                               COMPLIANCE

The ntl Group has complied in all material respects with all its obligations to or in respect of all Broadcast Employees arising out of or in connection with their terms and conditions of employment and/or with any relevant requirement whether under European law or English law including any judgments, decisions, orders and awards made in respect of any of them and no amount due to or in respect of any such employee is in arrears and unpaid (including holiday pay and bonuses) other than salary for the month current at the date of this Agreement.

3.                                               TRADE UNIONS

There are no recognition, procedural or other arrangements with trade unions which relate to any of the Broadcast Employees (other than those with the Broadcasting Entertainment Cinematograph and Theatre Union and the Services, Industrial Professional and Technical Union (Ireland) which are annexed to the ntl Chichester Disclosure Letter).

4.                                               LOANS

There are no outstanding loans between any member of the ntl Group and a Broadcast Employee (other than loans individually not exceeding £5,000 relating to travel arrangements).

5.                                               PROPERTY

No current Broadcast Employee resides in or occupies or is entitled to reside in or occupy, in each case for residential purposes, any property belonging to the ntl Group.

6.                                               NOTICE

6.1                                        There is not outstanding any contract of employment between any member of the ntl Group and any of the Broadcast Employees which is not terminable by the employer without damages or compensation (other than any compensation payable by statute) on 6 months’ notice given at any time.

6.2                                        No current Broadcast Employee who is on an annual basic salary in excess of £80,000 has given notice to terminate his contract of employment or is under notice of dismissal.

7.                                               DISPUTES

There are no, nor within the 12 months preceding the date of this Agreement have there been any, disputes, industrial action, enquiries or investigations relating to the Broadcast Employees and/or any trade union or other representatives nor, so far as the Seller is aware, are any such disputes, industrial action, enquiries or investigations pending or threatened.

8.                                     FORMER EMPLOYEES/ WORKERS

There is no person previously employed or engaged in the Broadcast Business whose last annual basic salary was more than £50,000 who has a right to return to work or a right to be re-instated or re-engaged in the Broadcast Business.

9.                                     RIGHTS ON TRANSFER

There are no contractual arrangements entitling any of the Broadcast Employees as against any member of the Broadcast Group to any payments, changes to terms of employment or other benefits arising from the Separation or the sale of the NatTrans Shares.

10.                              OUTSOURCING

NatTrans is not a party to any material outsourcing or contracting-out arrangements.

11                                           WHISTLEBLOWING

No Broadcast Employees have made a protected disclosure for the purposes of the Employment Rights Act 1996 at any time during the 12 months preceding the date of this Agreement.

PART XII

PENSIONS

1.                                               In this Part XII:

Retirement/Death/Disability Benefit means any pension, lump sum, gratuity or other like benefit given or to be given on retirement or on death, or in anticipation of retirement, or, in connection with past service, after retirement or death, or to be given on or in anticipation of or in connection with any change in the nature of the service of the employee in question except that it does not include any benefit which is to be afforded solely by reason of the disablement of a person occurring during his service or of his death so occurring and which is not provided under an ‘occupational pension scheme’ as defined in section 1 of the Pension Schemes Act 1993.

Valuation means the last actuarial valuation of the ntl Broadcast Scheme as at 1 January 2003.

2.                                               Except pursuant to the Schemes, no Broadcast Group Company is under any obligation or commitment to pay, provide or contribute towards any Retirement/Death/Disability Benefit for or in respect of any present or former employee of any Broadcast Group Company (or any spouse, child or dependant of any such person).

3.                                               None of the Broadcast Group Companies have since 27 April 2004 been party to an act (or knowingly assisted in an act or failure to act) to (a) prevent the recovery of any amount of a debt due, or which might become due from an employer in relation to any retirement benefits scheme under section 75 of the Pensions Act 1995 or (b) otherwise than in good faith, to prevent such a debt becoming due or reduce the amount of such a debt due (or which would otherwise become due).

4.                                               All contributions which have fallen due for payment by the Broadcast Group Companies to the Irish Schemes have been paid in full.

5.                                               All death in service benefits payable under the ntl Broadcast Scheme are insured with a reputable insurance company.

6.                                               No undertaking, assurance or agreement has been given to any Broadcast Employee to introduce or improve any Retirement/Death/Disability Benefits.

7.                                               No Broadcast Group Company pays or has in the two years before the date of this Agreement paid any Retirement/Death/Disability Benefit on an ex gratia basis and no Broadcast Group Company has operated any discretionary practice under any of the

Schemes or otherwise in relation to any Retirement/Death/Disability Benefit.

8.                                               Each UK Scheme (other than the Personal Schemes) is an exempt approved scheme within the meaning of Chapter I Part XIV of ICTA 1988, each Personal Scheme is approved under Chapter IV of ICTA 1988 and each of the Irish Schemes is an exempt approved scheme within the meaning of Chapter 1 of Part 30 of the Taxes Consolidation Act 1997 of Ireland.

9.                                               Each Scheme complies in all material respects with and has been managed in accordance with all applicable laws, regulations and requirements.

10.                                        The Data Room Documents contain all material particulars of the Schemes and include, in so far as they are material to the benefits of the Broadcast Employees, copies of:

10.1                                all trust deeds and rules relating to the Schemes;

10.2                                all explanatory literature and announcements to members; and

10.3                                details of all Broadcast Employees who are the members of each Scheme together with sufficient information to ascertain their respective entitlements under each Scheme.

11.                                        None of the Schemes, the Broadcast Group Companies or any other ntl Group Company is engaged in or involved in any material dispute which relates to the Schemes or the benefits under the Schemes and the Seller is unaware of any facts which is expected to give rise to any such dispute.

12.                                        No Broadcast Employee has been excluded from membership of any of the Schemes or from any benefits under the Schemes in contravention of Article 141 of the Treaty of Rome, the Pensions Act 1995, the Pensions Act 1990 of Ireland or the provisions of the Schemes.  Every Broadcast Employee who is entitled to membership of any of the Schemes has been invited to join such Scheme as of the date on which he became entitled.

13.                                        All benefits provided under the Personal Schemes are money purchase benefits only, within the meaning of section 181(1) of the Pension Schemes Act 1993.

14.                                        So far as the Seller is aware, the information supplied to the actuary who carried out the Valuation and which forms the basis of the Valuation was complete and accurate in all material respects.

15.                                        The ntl Defined Contribution & Death Benefit Plan is a defined contribution scheme as defined in section 2 of the Pensions Act 1990 of Ireland.

16.                                        Each Broadcast Group Company and other ntl Group Company has at all times complied in all material respects with the requirements of the Welfare Reform & Pensions Act 1999 relating to the provision of access to a stakeholder pension scheme or of the Pensions Act 1990 of Ireland in relation to the provision of access to a personal retirement savings account so far as they relate to Broadcast Employees.

17.                                        NatTrans has ceased to be the principal employer of the National Transcommunications Limited Pension Plan and has been discharged from its obligations as the principal employer of the National Transcommunications Limited Pension Plan by the new principal employer of that plan as at the date of this Agreement.

18.                                        NatTrans ceased to employ any employees on 1 July 1998.  As at 1 July 1998, the National Transcommunications Limited Pension Plan was in surplus on the Minimum Funding Requirement basis and accordingly no debt was due from NatTrans under section 75 of the Pensions Act 1995.

PART XIII

PROPERTY

1.                                               INTERPRETATION

In this Part XIII:-

1.1                                        reference to “Owner” shall mean a reference to the member of the ntl Group which is either the current owner of the relevant Broadcast Property or in the case of a licensed Broadcast Contractual Property, the Occupier (under a Licence);

1.2                                        reference to “Lease” shall, where the context so admits, be a reference to each and every lease or agreement for lease under which any Broadcast Property is held by an ntl Group Company;

1.3                                        reference to “Licence” shall, where the context so admits, be a reference to each and every licence under which any Broadcast Contractual Property is held by an ntl Group Company or is otherwise managed, occupied or used by the Broadcast Business; and

1.4                                        references to “Planning Legislation” shall mean, as applicable, the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990 and the Planning (Hazardous Substances) Act 1990, the Town and Country Planning (Scotland) Act 1997, the Planning (Listed Buildings and Conservation Areas) (Scotland) Act 1997, the Planning (Hazardous Substances) (Scotland) Act 1997, the Planning (Consequential Provisions) (Scotland) Act 1997, the Planning (Northern Ireland) Order 1991, the Planning and Development Acts 2000 to 2002, the Town and Country Planning Acts 1984 to 1991 and the Island Planning (Jersey) Law 1964 as amended together with any Orders or Regulations made thereunder.

2.                                               TITLE

2.1                                        Parts I, II and V of Annexure 2 contain details (which are correct and complete in all material respects) of all interests in real property currently owned or used or occupied (either exclusively or in part) or managed by the Broadcast Business.  A Broadcast Group Company is the legal and beneficial owner of the Broadcast Properties, or will have a contractual right to become the legal and beneficial owner of the Broadcast Properties on the terms and conditions of the Separation Agreements (subject to any disposals permitted under this Agreement).  All interests in the Broadcast Properties and the Broadcast Contractual Properties in the name of a member of the ntl Group (other than a member of the Broadcast Group) will, by Completion (subject to any disposals permitted under this Agreement), be held in the name of NatTrans or be contracted to be transferred to NatTrans on the terms of the Separation Agreements.

2.2                                        All material deeds and documents, if any, to show the Owner’s title to and all agreements to show the Owner’s interests in or rights in respect of the Broadcast Properties are in the direct or indirect possession or control of an ntl Group Company or in the possession of a mortgagee and/or chargeholder disclosed in the ntl Chichester Disclosure Letter and are not (save as aforesaid) under the control or direction of any third party.

2.3                                        Part IV of Annexure 2 contains details (which are correct and complete in all material respects) of all rents and licence fees payable by the Broadcast Group as at 26 November 2004 under all Leases and Licences, excluding any increases in such rents or licence fees which may be or become payable as a result of any outstanding or past rent or licence fee reviews, any rents or licence fees (or other sums reserved or payable as rents or licence fees) which are payable as at 26 November 2004 but are not due for payment until after 26 November 2004, and the rents and licence fees payable under the Ancillary Agreements.

2.4                                        Except for all site sharing agreements with third party customers of the Broadcast Business and the Ancillary Agreements, so far as the Seller is aware, there are no licences, tenancies or site sharing agreements materially affecting any of the Broadcast Properties.

2.5                                        At Completion the Broadcast Properties will be free from any mortgages or financial charges (whether fixed or floating), or any other forms of financial security except for:

2.5.1                             Permitted Security Interests; and

2.5.2                             Security Interests set out in the ntl Chichester Disclosure Letter.

2.6                                        The Broadcast Properties are free of any material outgoings payable by a member of the Broadcast Group, other than general and water rates and other outgoings pursuant to the terms of a lease by which a Broadcast Property is held except for any arising pursuant to:

2.6.1                             Leases and Licences;

2.6.2                             easements (or servitudes in respect of properties located in Scotland), conditions, covenants, notices and restrictions, reservations;

2.6.3                             any condition that would be apparent from a physical inspection of the Broadcast Properties;

2.6.4                             town and country planning (or planning in Northern Ireland), building and other similar restrictions; and

2.6.5                             restrictions imposed by any United Kingdom, Jersey, Isle of Man or European Union governmental, regulatory or administrative authority, agency or commission, or any United Kingdom, Jersey, Isle of Man, Republic of Ireland or

European Union court, tribunal, judicial or arbitral body.

2.7                                        There are no material outstanding third party options or rights of pre-emption or similar rights in, over or affecting the title to the Broadcast Properties and there are no agreements or commitments to give or create any of the foregoing.

2.8                                        No Broadcast Property is subject to any agreement for sale or disposal by any Broadcast Group Company or ntl Group Company.

3.                                               LEASES

Rents or other material sums due and payable under each Lease have been paid to the last rent day prior to today’s date.

4.                                               PLANNING

4.1                                        No material breach of the Planning Legislation has been committed in relation to the Broadcast Properties which would have a material adverse effect on the Broadcast Business (taken as a whole) and which remains outstanding and in respect of which any enforcement action has been commenced or threatened.

4.2                                        No material development, alterations or other works which would require planning permission under the Planning Legislation have been carried out in relation to the Broadcast Properties without either a permission having been obtained or, if such permission has not been obtained, that has resulted in an application (or threat of an application) to court for an injunction to restrain a breach of planning control.

4.3                                        The Seller is not aware of any proposal for the compulsory acquisition of a Broadcast Property nor has any compulsory purchase order been made in respect of such a Broadcast Property whether in whole or in part.

5.                                               BROADCAST CONTRACTUAL PROPERTIES

In relation to each of the material agreements relating to the Broadcast Contractual Properties:

5.1                                        so far as the Seller is aware, no party has given written notice to terminate it; and

5.2                                        so far as the Seller is aware, no member of the Broadcast Group is in breach of it, or, if any member of the Broadcast Group is in such breach of it, such breach shall have no material adverse effect on the Broadcast Business (taken as a whole).

PART XIV

ENVIRONMENT

1.                                               So far as the Seller is aware, each member of the ntl Group has at all times complied in all material respects with Environmental Laws in relation to the Broadcast Properties and/or the Broadcast Contractual Properties and has not received any written notice in relation to any of the Broadcast Properties or Broadcast Contractual Properties alleging that it is currently in contravention of any Environmental Laws.

2.                                               No Environmental Claim is outstanding against any member of the ntl Group in relation to any of the Broadcast Properties or Broadcast Contractual Properties which arises as a result of any Environmental Laws.

3.                                               So far as the Seller is aware, no member of the Broadcast Group has any legal liability under Environmental Laws to carry out any Remedial Action at any of the Broadcast Properties or Broadcast Contractual Properties to any material extent.

4.                                               The Owner (as defined in Part XIII of this Schedule) is in the course of taking such action as is required to comply in all material respects with its duties under the Control of Asbestos at Work Regulations 2002 and is not aware of any failure thereunder which is reasonably likely to give rise to a material liability under Environmental Laws.

5.                                               The Seller has disclosed copies of all reports in connection with all environmental investigations produced in the 3 years prior to the date of this Agreement commissioned by the Seller or any member of the ntl Group, whether in draft (where no final form report has been produced) or final form, concerning current or previous operations and/or the environment at any Broadcast Property or Broadcast Contractual Property (“Reports”) where such Reports remain in the possession or control of the Seller and/or any member of the ntl Group.

6.                                               The Seller has disclosed details of all written material notices and claims received by any member of the ntl Group and all civil, criminal, arbitration or administrative proceedings to which any member of the ntl Group is a party in any jurisdiction in connection with non-ionising radiation (including without limitation exposure to non-ionising radiation) where in each case the notice, claim or proceedings have not been finally settled.

PART XV

TAX

1.                                               GENERAL

1.1                                        Since the Accounts Date no accounting period of any member of the Broadcast Group has ended.

1.2                                        NatTrans is a large company for the purposes of the Corporation Tax (Instalment Payments) Regulations 1998 (the “Instalment Regulations”) and has made all instalment payments required by the Instalment Regulations and all such instalment payments were made on the basis of a reasonable estimate of NatTrans’ total liability for the relevant accounting period.  All material details of all payments made and repayments claimed by NatTrans since the Accounts Date are set out in the Disclosure Letters.

1.3                                        The members of the Broadcast Group are not, and have not within the last six years (in respect of NatTrans) or since 2 October 2000 (in respect of the Scanners Companies) been party to any such arrangement as is mentioned in section 36 Finance Act 1998 (group payment arrangements).

2.                                               COMPLIANCE

2.1                                        NatTrans have, in the past six years, and the Scanners Companies have since 2 October 2000, duly submitted all corporation tax returns and provided relevant information to any relevant Taxation Authority as required by law (“Returns”).  All Returns have been properly submitted to the relevant Taxation Authority within the relevant time limit and were complete and accurate in all material respects.

2.2                                        Since the Accounts Date, all payments by any member of the Broadcast Group to any person which ought to have been made under deduction of Taxation have been so made and such member has (if required by law to do so) accounted to the relevant Taxation Authority for the Taxation so deducted.

2.3                                        NatTrans have, in the past six years, and the Scanners Companies have since 2 October 2000, timely paid all Taxation which they have become liable to pay and no member of the Broadcast Group has been liable since the respective dates above and, so far as the Seller is aware, there are no circumstances by which any member of the Broadcast Group is reasonably likely to become liable to pay a penalty fine, surcharge or interest in connection with Taxation.

3.                                               DISPUTES

3.1                                        No member of the Broadcast Group is involved in any dispute with a Taxation Authority concerning any matter reasonably likely to affect to any material respect the liability of a member of the Broadcast Group to Taxation.

3.2                                        Other than as set out in the Disclosure Letter, no member of the Broadcast Group has, within the past twelve months prior to the date of this Agreement received any written notice of enquiry or suffered any enquiry, investigation, audit or visit by any Taxation Authority and the Seller is not aware of any such enquiry planned for the next twelve months.

4.                                               LOAN RELATIONSHIPS

Each member of the Broadcast Group accounts for its loan relationships in accordance with an authorised accruals basis of accounting complying with section 85 Finance Act 1996 (authorised accounting methods) and there has been no change in such accounting method in respect of any loan relationship since the Accounts Date.

5.                                               DISTRIBUTIONS

No member of the Broadcast Group has, since the Accounts Date, made or agreed to make any distributions within the meaning of section 209 ICTA 1988 (meaning of “distribution”) save as contemplated in this Agreement.

6.                                               GROUPS OF COMPANIES

6.1                                        There are no outstanding queries raised by a Taxation Authority in respect of any claims or agreements for claims relating to group relief (section 402 ICTA 1988) relating to any member of the Broadcast Group.

6.2                                        The ntl Chichester Disclosure Letter includes particulars of all elections made and outstanding under section 171A TCGA 1992 which affect any members of the Broadcast Group.

7.                                               CAPITAL GAINS

7.1                                        No debt owed to any member of the Broadcast Group would on its disposal give rise to a chargeable gain.

7.2                                        The ntl Chichester Disclosure Letter sets out particulars of all claims and elections made under section 23, sections 152 to 158, sections 161, 162, 165 or 247 to 248 TCGA 1992 insofar as they could reasonably be expected to affect the chargeable gain or allowable loss which would arise in the event of a disposal after the Accounts Date by any member of the Broadcast Group of any of its assets.

8.                                               VALUE ADDED TAX

8.1                                        Each member of the Broadcast Group is duly registered for the purposes of Value Added Tax and no such registration is subject to any conditions imposed or agreed with HM Customs &

Excise.

8.2                                        No member of the Broadcast Group has in the past three years been a member of any group of companies for the purposes of section 43 VATA 1994 (groups of companies) other than the group of which the representative member is NGL.

8.3                                        NGL:-

8.3.1                             is not, nor in the two years prior to today’s date has been, in arrears with any payments or returns;

8.3.2                             has not been required by H M Customs & Excise to give security.

8.4                                        There is set out in the ntl Chichester Disclosure Letter full details of any land, building or civil engineering work which relates to the Broadcast Business in which any member of the Broadcast Group has an interest and in relation to which no election to waive exemption under paragraph 2(i), Schedule 10 Value Added Tax Act 1994 has been made (but excluding any Designated Core Assets).

8.5                                        No direction which is still extant has been given to NGL or to any member of the Broadcast Group by H M Customs & Excise under schedule 9A Value Added Tax Act 1994 (anti-avoidance provisions: groups).

8.6                                        Neither any member of the Broadcast Group nor NGL is an agent, manager, factor or VAT representative for the purposes of section 47 or 48 VATA 1994 (agents etc.) of any person who is not resident in the United Kingdom and, so far as the Seller is aware and other than as set out in the ntl Chichester Disclosure Letter, no other transaction has been effected in consequence of which any member of the Broadcast Group may be liable under section 29 VATA 1994 (self-billing).

8.7                                        No written notice has been given to NGL under section 77A VATA 1994 (joint and several liability of traders in supply chain where tax unpaid).

9.                                               CLOSE COMPANIES

No member of the Broadcast Group is or has been at any time since it became a member of the ntl Group a close company within the meaning of section 414 ICTA 1988 (close companies).

10.                                        BROADCAST EMPLOYEES

Each member of the ntl Group has, in all material respects, properly operated and complied with all provisions dealing with PAYE and National Insurance contributions and deducted tax as required by law from all payments to or treated as made to or benefits provided for employees employed in connection with the Broadcast Business.  Each member of the ntl Group has, in all material respects, maintained and retained such books and records relating to PAYE and to National Insurance contributions in respect of such employees as it is required to maintain and retain.

11.                                        STAMP DUTIES

11.1                                 All material documents to which any member of the Broadcast Group is party and which are necessary to establish that company’s title to any asset of the Broadcast Business have been duly stamped.

11.2                                 The ntl Chichester Disclosure Letter give details of all stamp duty and stamp duty land tax liabilities that will arise on Separation and which, in respect of stamp duty reserve tax and stamp duty land tax are liabilities for which a member of the Broadcast Group is primarily liable or which, in respect of stamp duty, relates to a transaction where a member of the Broadcast Group is the transferee.

11.3                                 All stamp duty land tax payable by any member of the Broadcast Group has been paid within the periods prescribed by law and all land transactions returns have been duly and timely completed and are not the subject of any dispute with any Taxation Authority.

12.                                        FOREIGN EXCHANGE AND DERIVATIVES

12.1                                 No member of the ntl Group has any assets or liabilities which are to be allocated to the Broadcast Business and which could reasonably be expected to give rise to exchange gains or exchange losses as those terms are defined in section 103(1A) Finance Act 1996 for the purposes of the loan relationships provisions in Chapter II of Part IV of that Act.

12.2                                 No member of the Broadcast Group will at Completion be or has been a party to any option, future or contract for differences which, in each case, is a derivative contract for the purposes of section 83 and schedules 26, 27 and 28 Finance Act 2002 and which relates to the Broadcast Business.

13.                                        INTERNATIONAL

13.1                                 Each member of the Broadcast Group was incorporated in and has, in the past six years (in relation to NatTrans) and since 2 October 2000 (in relation to the Scanners Companies), been resident only in the United Kingdom for taxation purposes.  No member of the Broadcast Group is liable to Taxation in any jurisdiction other than the United Kingdom, Singapore and Ireland.

13.2                                 No member of the Broadcast Group currently has or has had in the last six years (in relation to NatTrans) or since 2 October 2000 (in relation to the Scanners Companies) an interest in:-

13.2.1                      any controlled foreign company as defined in Chapter IV of Part XVII ICTA 1988 (tax avoidance);

13.2.2                      any offshore fund as defined in Chapter V of Part XVII ICTA 1988; or

13.2.3                      any company which is not resident in the United Kingdom which would be a close company if it were resident in the United Kingdom (for the purposes of section 13 TCGA 1992 - attribution of gains to members of non-resident companies).

14.                                        ACT

No surplus shadow ACT has arisen in any accounting period which could be or has been allocated to any member of the Broadcast Group.

SCHEDULE 5

DIGITAL WARRANTIES

PART I

GENERAL

1.                                               SCHEDULE

The facts stated in Part II of Schedule 1 (Digital Group) and Part III of Schedule 1 (Digital Joint Venture Companies) are correct in all material respects.

2.                                               OWNERSHIP OF THE DIGITAL GROUP SHARES

2.1                                        The Digital Shares and the Digital Radio Shares are and will, at Completion, be legally and beneficially owned by Digital Holdco and Digital respectively, free from all Security Interests and such shares will be fully paid and properly and validly allotted and represent the entire allotted and issued share capitals of Digital and Digital Radio respectively at Completion.

2.2                                        No person will, at Completion, have the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the share capital of any Digital Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

3.                                               SUBSIDIARY UNDERTAKINGS

Digital is the only subsidiary undertaking of Digital Holdco.

4.                                               RIGHTS IN RELATION TO THE SHARE CAPITAL OF THE DIGITAL JOINT VENTURE COMPANIES

4.1                                        The Digital Group Companies are and will, at Completion, be the legal and beneficial owners of the shares in the Digital Joint Venture Companies as set out in Part III of Schedule 1 and no person will, at Completion, have the right (whether exercisable now or in the future and whether contingent or not) to call for the sale or transfer of any such share other than pursuant to the shareholders’ agreements in relation to, or articles of association of, (in each case as contained in the Data Room Documents) any such Digital Joint Venture Company.

4.2                                        No Digital Group Company:

4.2.1                             has or will, at Completion, have any interest in, or have agreed to acquire, any share capital or other security of any other company (wherever incorporated) other than as set out in Part II and Part III of Schedule 1; or

4.2.2                             has or has had in the last three years any associate (being an entity that falls to be treated as such for the purposes of FRS 9).

5.                                               INTRA-GROUP AGREEMENTS, DEBTS, FUNDING COMMITMENTS AND GUARANTEES

5.1                                        No member of the Digital Group will at Completion be a party to any legally binding agreement with or any guarantee with, or owe any Indebtedness to, any member of the ntl Group (excluding, for the avoidance of doubt, any other member of the Digital Group and any member of the Broadcast Group).

5.2                                        No member of the Digital Group is legally committed to provide any funding to the Digital Joint Venture Companies by way of loan, subscription for shares or otherwise.

6.                                               DIGITAL JOINT VENTURE COMPANY SHAREHOLDERS AGREEMENTS

All agreements in respect of the Digital Joint Venture Companies to which any of the Digital Group Companies are a party (other than immaterial agreements) have been disclosed in the Data Room Documents.

PART II

ASSETS AND LIABILITIES

1.                                               ASSETS

1.1                                        No member of the Digital Group owns any assets other than, in the case of Digital, the Digital Radio shares and the shares in SDN Limited and, in the case of Digital Radio, the shares in Digital One Limited and ntl Radio Services Limited, in each case as set out in Part III of Schedule 1 and no Security Interest or option is or will at Completion be outstanding over any such assets.

1.2                                        Save for the shareholder arrangements in respect of the Digital Joint Venture Companies contained in the Data Room Documents, no member of the Digital Group is currently a party to any material contract or agreement which has outstanding any material obligations.

2.                                               LIABILITIES

Save under the shareholders’ agreements in respect of the Digital Joint Venture Companies contained in the Data Room Documents, no member of the Digital Group has outstanding or available to it any Indebtedness or any other liabilities (excluding liabilities in aggregate not exceeding £500,000).

3.                                               TAXATION

3.1                                        Proper provision or reserve (as appropriate) has been made in the Digital Accounts for all Taxation liable to be assessed on either member of the Digital Group or for which either member of the Digital Group is accountable (whether primarily or otherwise) in respect of all income, profits or gains, earned, accrued or received on or before the Digital Accounts Date in accordance with generally accepted accounting practice in the United Kingdom.

3.2                                        Since the Digital Accounts Date, no member of the Digital Group has had any source of income or gains other than any dividends payable in respect of their shareholdings in the Digital Joint Venture Companies and interest payable in respect of loans made by members of the Digital Group to the Digital Joint Venture Companies.

4.                                               EMPLOYEES

No member of the Digital Group has or will, at Completion, have any employees nor has it employed any person at any time prior to the date of this Agreement.

PART III

INSOLVENCY

1.                                               RECEIVERSHIP

No receiver or administrative receiver has been appointed of the whole or any part of the assets or undertaking of any member of the Digital Group or, so far as the Seller is aware, any Digital Joint Venture Company.

2.                                               ADMINISTRATION

No administration order has been made and no petition for such an order has been presented in relation to any member of the Digital Group or, so far as the Seller is aware, any Digital Joint Venture Company.

3.                                               COMPROMISES

No voluntary arrangement or compromise between any member of the Digital Group or, so far as the Seller is aware, any Digital Joint Venture Company and its creditors (or any class of them) has been proposed or approved or is in the contemplation of the relevant Digital Group member or Digital Joint Venture Company.

4.                                               WINDING-UP

No petition has been presented (so far as the Seller is aware), and no order has been made and no resolution has been passed and, in each case, is outstanding for the winding-up of any member of the Digital Group or, so far as the Seller is aware, any Digital Joint Venture Company or for the appointment of a provisional liquidator to any member of the Digital Group or, so far as the Seller is aware, any Digital Joint Venture Company.

5.                                               PAYMENT OF DEBTS

No member of the Digital Group or, so far as the Seller is aware, any Digital Joint Venture Company is insolvent or unable to pay its debts as and when they fall due (within the meaning of section 123 of the Insolvency Act 1986).

6.                                               DISSOLUTION

So far as the Seller is aware, no step has been taken and is outstanding with a view to the dissolution or striking-off the register of any member of the Digital Group or any Digital Joint Venture Company.

7.                                               UNSATISFIED JUDGMENTS

No unsatisfied judgment or court order is outstanding against any member of the Digital Group or any of its assets.

8.                                               EXTORTIONATE CREDIT TRANSACTIONS

No member of the Digital Group or, so far as the Seller is aware, any Digital Joint Venture Company has been party to any extortionate credit transaction (within the meaning of section 244 of the Insolvency Act 1986) since it was acquired by the ntl Group.

SCHEDULE 6

LIMITATIONS ON CLAIMS

1.                                               INTERPRETATION

1.1                                        In this Schedule 6 only (unless the context otherwise requires):-

1.1.1                             a “claim” means any claim against either of the Sellers under the Warranties (other than pursuant to the Warranties contained in paragraphs 2 and 4.1 of Part I of Schedules 4 and 5 respectively, in respect of which this Schedule 6 shall not apply) and, to the extent provided in clause 15.26, any ABC Claim;

1.1.2                             “determination” means a determination by a court of competent jurisdiction or a final award or decision of a duly appointed arbitrator or expert (as the case may be) and “determined” shall be construed accordingly;

1.1.3                             references to “the Accounts” is to the Broadcast Accounts and the Broadcast Interim Accounts and the Digital Accounts or any of them; and

1.1.4                             references to “the Relevant Date” shall mean the date on which any claim is finally settled or determined.

1.2                                        Where any provision of this Schedule 6 requires the approval or agreement of, or a notification by, either of the Sellers, any such approval or agreement or notification shall only be validly given if given by the General Counsel of ntl Incorporated (on behalf of the Sellers and NGL).

2.                                               TIME LIMITS

2.1                                        None of the Sellers shall be liable for any claim unless written notice of the claim has been given to the relevant Seller by or on behalf of the Buyer within 90 days of the Buyer becoming aware of the claim and in any event:-

2.1.1                             written notice in respect of a claim under Part XV of Schedule 4 and paragraph 3 of Part II of Schedule 5 must be given on or before the seventh anniversary of the Completion Date;

2.1.2                             written notice in respect of a claim under Part XIV of Schedule 4 must be given on or before the fourth anniversary of the Completion Date; and

2.1.3                             written notice in respect of any other claim must be given on or before the first anniversary of the Completion Date.

2.2                                        The written notice of the claim must give details of the nature of the claim, the circumstances giving rise to it (so far as are known to the Buyer after having made reasonable enquiries) and the Buyer’s bona fide estimate of any alleged loss (to the extent reasonably ascertainable).

2.3                                        Any Warranty claim shall be deemed to be withdrawn (if it has not been previously satisfied, settled or withdrawn) and any claim in relation to the same fact, matter, event or circumstance shall be deemed to be waived unless legal proceedings in respect of such claim have been commenced within six months of the giving of written notice of the claim, and for this purpose such legal proceedings shall not be deemed to have commenced unless both issued and served, PROVIDED THAT this six month time limit shall not start to run:-

2.3.1                             in relation to a claim arising from a Third Party Claim (as defined in paragraph 9 below) until such Third Party Claim has been satisfied, settled, determined or withdrawn; or

2.3.2                             in relation to a contingent or unquantifiable claim (as referred to in paragraph 14 below) until such claim has become an actual liability or capable of being quantified.

3.                                               UPPER LIMITS

3.1                                        The aggregate liability of each Seller for all claims shall be limited to the amount set out opposite its name in column (2) below.

(1) Seller	(2) Aggregate Liability
ntl Chichester	£126,000,000 (one hundred and twenty six million pounds Sterling)
Digital Holdco	£5,000,000 (five million pounds Sterling)

3.2                                        For the purposes of the limits in paragraphs 3.1 and 3.2, the liability of each Seller shall be deemed to include the amount of all costs, expenses and other liabilities (together with any irrecoverable VAT thereon) payable by such Seller in connection with the satisfaction, settlement or determination of any such claim.

4.                                               LOWER LIMITS

4.1                                        Neither of the Sellers shall be liable for any claim unless the aggregate amount of such claim, when taken together with the amount of all other claims against such Seller, exceeds:

4.1.1                             £10,000,000 (ten million pounds sterling) in the case of a claim against ntl Chichester; or

4.1.2                             £1,000,000 (one million pounds sterling) in the case of a claim against Digital Holdco,

in either case (the “Threshold”) in which event the relevant Seller shall, subject to the other limits contained in this Schedule, be liable only for the amount by which such aggregate amount exceeds the Threshold.

4.2                                        Neither of the Sellers shall be liable for any claim which does not exceed (1) £250,000 (two hundred and fifty thousand pounds sterling) in the case of a claim against ntl Chichester or (2) £25,000 (twenty five thousand pounds Sterling) in the case of a claim against Digital Holdco (each a “De Minimis Claim”) and no such De Minimis Claim shall count towards the Threshold.

4.3                                        For the purposes of calculating claims counting towards the Threshold and/or any De Minimis Claim:

4.3.1                             there shall be excluded from any claim the amount of any costs, expenses and other liabilities (together with any irrecoverable VAT thereon) incurred or to be incurred by any member of the Buyer Group in connection with the making of any such claim; and

4.3.2                             there shall be excluded the amount of the same loss arising from any other claim in respect of the same fact, matter, event or circumstance giving rise to the same loss.

5.                                               DOUBLE CLAIMS

5.1                                        Neither of the Sellers shall be liable for any breach of the Warranties or any ABC Claim to the extent that the loss occasioned by the fact, matter, event or circumstance giving rise to such breach or the ABC Claim is (1) taken into account in the Completion Date Net Working Capital; (2) recovered under either of the Tax Deeds or any other provisions of this Agreement; or (3) recovered under any of the other agreements to be entered into pursuant to this Agreement (including the Separation Agreements).

5.2                                        If the same fact, matter, event or circumstance gives rise to more than one claim, no member of the Buyer Group shall be entitled to recover more than once in respect of the same loss.

6.                                               PROVISIONS AND RESERVES

Neither of the Sellers shall be liable for any claim to the extent that:-

6.1                                        any specific provision or reserve has been made in any of the Accounts in respect of the fact, matter, event or circumstance giving rise to such claim; or

6.2                                        any specific provision or reserve made in any of the Accounts in respect of the fact, matter, event or circumstance giving rise to such claim is insufficient by reason of any change to legislation, any increase in rates of taxation or any change in the published practice of a revenue authority, in each case made on and/or after today’s date.

7.                                               REDUCTIONS

7.1                                        For the purposes of this paragraph 7, a “Reduction” shall mean the amount of any benefit (including a Taxation benefit) received by any member of the Buyer Group as a consequence of the fact, matter, event or circumstance giving rise to the claim.

7.2                                        If a Reduction exists at the time when any payment is due to be made by the relevant Seller in respect of a claim:-

7.2.1                             the amount of the Reduction shall first be set-off against such payment;

7.2.2                             to the extent that after such set-off any balance of the Reduction amount (the “Balance”) remains, a refund shall be made to the relevant Seller of any previous payment or payments made by it in respect of any claims which have not already been refunded under this paragraph up to the amount of the Balance; and

7.2.3                             to the extent that the Balance is not exhausted under paragraph 7.2.2, the remainder of the Balance shall be carried forward and set-off against any future payment or payments which become due from such Seller in respect of any claim.

8.                                               CHANGES ON AND/OR AFTER THE DATE OF THIS AGREEMENT

Neither of the Sellers shall be liable for any claim to the extent that it arises, or is increased or extended by:-

8.1                                        any change to legislation, any decision of any court or tribunal, any increase in rates of taxation or any change in the published practice of a revenue authority, in each case made on and/or after today’s date;

8.2                                        any change in the accounting reference date of any member of the Buyer Group made on and/or after Completion;

8.3                                        any change in any accounting policy or practice of any member of the Buyer Group made on and/or after Completion save to the extent to comply with applicable laws;

8.4                                        any cessation of, or any change in, the nature or conduct of the Broadcast Business, being a cessation or change occurring on and/or after Completion; or

8.5                                        any act, omission or transaction outside the ordinary and usual course of business which is carried out or effected by, or at the request or with the approval of any member of the Buyer Group (or any of their respective directors, officers or employees).

9.                                               THIRD PARTY CLAIMS

In respect of any fact, matter, event or circumstance which comes to the notice of the Buyer which would or might reasonably be expected to result in a claim against any member of the Broadcast Group (a “Third Party Claim”) and which, in turn, would or might reasonably be expected to result in a claim against either of the Sellers, the Buyer shall and shall procure, where relevant, that the other members of the Buyer Group shall:-

9.1                                        promptly give written notice and reasonable details of the Third Party Claim to the relevant Seller;

9.2                                        not settle or compromise the Third Party Claim or make any admission in respect thereof without the prior written consent of the relevant Seller;

9.3                                        allow the relevant Seller and its advisers and agents to investigate the Third Party Claim (including whether and to what extent any amount is payable in respect thereof);

9.4                                        consult in good faith with the relevant Seller as to any ways in which the Third Party Claim might be avoided, disputed, resisted, mitigated, settled, compromised, defended or appealed;

9.5                                        take such action, at the written request and expense of the relevant Seller, as such Seller may reasonably require to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal the Third Party Claim;

9.6                                        permit the relevant Seller, at its written request and subject to the relevant Seller agreeing with the relevant member of the Buyer Group (to its reasonable satisfaction) to pay to it an amount equal to all additional losses, claims, demands, costs and reasonable expenses (including reasonable legal costs) arising from the relevant Seller’s conduct of such proceedings, to have sole conduct of all proceedings relating to the Third Party Claim in the name of the relevant member of the Buyer Group, and to appoint solicitors or other professional advisers;

9.7                                        take all reasonable action to mitigate any loss suffered by any member of the Buyer Group;

9.8                                        make available (and shall use its reasonable endeavours to procure that any of its auditors, past or present, shall make available) to the relevant Seller and its advisers and agents all such information and assistance (including access to properties, management, records, papers, documents and data) as they may reasonably require; and

9.9                                        not require the relevant Seller to make any payment in respect of any claim until the Third Party Claim has been satisfied, settled, determined or withdrawn.

10.                                        NON-ASSIGNMENT OF CLAIMS

The Buyer shall not, and shall procure that no other member of the Buyer Group shall, assign or declare a trust over the benefit of any claim without the prior written consent of the Sellers.

11.                                        CHANGE OF CONTROL ETC

If Completion occurs, neither of the Sellers shall be liable for any claim:-

11.1                                 arising from any loss suffered or payment made by any member of the Buyer Group which would not have been suffered or made had such company not given warranties and/or indemnities, to any other person acquiring, directly or indirectly, all or part of the shares, assets or undertaking of any Target Group Company or all or part of the Broadcast Business; or

11.2                                 which is made by any Target Group Company if, at the Relevant Date, such company has ceased to be a member of the Buyer Group.

12.                                        REMEDIABLE BREACHES

12.1                                 Neither of the Sellers shall be liable for any claim to the extent that the fact, matter, event or circumstance giving rise to such claim is remediable and is remedied by or at the expense of the relevant Seller within 60 Business Days of the date on which written notice of such claim is given to the Sellers and the Buyer shall, and shall procure that each member of the Buyer Group shall, co-operate with the Sellers where reasonably necessary (at the relevant Seller’s expense in respect of any third party costs incurred by any member of the Buyer Group at such Seller’s request) to enable them to remedy any such fact, matter, event or circumstance.  Where the subject matter of a valid claim is the failure of any Target Group Company to own an asset, the Sellers may elect to remedy any actionable claim by the transfer of their interest in such asset to a Target Group Company.

12.2                                 In the event that the Sellers elect to remedy any such claim by the transfer to the relevant Target Group Company of the interest of any member of the ntl Group in such asset, the Buyer shall co-operate fully with the Sellers for such purpose and if requested by the relevant Seller:

12.2.1                      the Buyer shall procure that the relevant Target Group Company shall pay in cash to the relevant member of the ntl Group (or as it may direct) an amount equal to the fair market value of the interest in such asset upon it being transferred (plus VAT if applicable); and

12.2.2                      immediately following any payment by a Target Group Company pursuant to clause 12.2.1 above, the Seller shall pay to the Buyer an amount equal to the fair market value of the interest in such asset by way of an adjustment to the Consideration.

13.                                        THIRD PARTY RECOVERY

13.1                                 Neither of the Sellers shall be liable for any claim to the extent that any member of the Buyer Group is entitled to make a recovery under an insurance policy in respect of any loss, damage or liability which is the basis of such claim.

13.2                                 Neither of the Sellers shall be liable for any claim if and to the extent that any member of the Buyer Group is insured against any loss, damage or liability which is the basis of such claim under the terms of any insurance policy unless and until the insured company has made a claim against the insurers under such policy for the full amount recoverable on such claim under such policy.  The amount recoverable under the claim shall be reduced by any amount which is recovered under such policy.

13.3                                 Should any claim have been paid under this Schedule by either of the Sellers and, after such payment, any members of the Buyer Group should recover part or all of such claim from a third party, the Buyer shall procure that such member of the Buyer Group shall pay over the amount so recovered to the Seller.

14.                                        UNASCERTAINABLE CLAIMS

None of the Sellers shall be liable to make any payment in respect of a claim which arises by reason of a liability which, at the time when written notice of the claim is given to the relevant Seller, is contingent only or is otherwise not capable of being quantified:

14.1                                 unless and until the liability becomes an actual liability or (as the case may be) becomes capable of being quantified; and

14.2                                 unless the liability becomes an actual liability on or before the sixth anniversary of the Completion Date.

15.                                        MITIGATION

The Buyer shall, and shall procure that each other member of the Buyer Group shall, take all reasonable action to mitigate any loss suffered by it which would or might reasonably be expected to result in a claim against either of the Sellers.

16.                                        CONSEQUENTIAL LOSS

Neither of the Sellers shall in any circumstances have any liability whatsoever to any member of the Buyer Group for any indirect or consequential loss (other than loss of profits) or loss of opportunity arising out of or in connection with any breach of this Agreement (or any of the other agreements to be entered into pursuant to this Agreement) unless and to the extent reasonably foreseeable nor (unless and to the extent reasonably foreseeable), shall either of the Sellers have any liability to or for any indirect or consequential loss or loss of profits or loss of opportunity resulting from any tort, including without limitation negligence or misrepresentation on the part of either of the Sellers, their employees or agents in any way related to the Buyer or any of the Buyer’s shareholders entering into this Agreement.

17.                                        REDUCTION IN CONSIDERATION

Any amount paid by either of the Sellers in respect of any claim shall be treated as a reduction in the relevant consideration payable to such Seller as contemplated by this Agreement.

18.                                        DESIGNATED CORE BUSINESS

None of the Warranties shall apply to or are given in respect of the Designated Core Business (including any Designated Core Assets or Designated Core Liabilities) or any part thereof and they shall be interpreted accordingly.

19.                                        PURCHASE PRICE ADJUSTMENT

Neither of the Sellers shall be liable for any claim under the Warranties where the subject matter of such claim is the failure of any Target Group Company to own any asset where such asset should have been taken into account in the calculation of the Completion Date Net Working Capital but was not taken into account in such calculation.

20.                                        CURRENCY EQUIVALENT

20.1                                 For the purposes of determining whether the monetary limits referred to in paragraphs 3 and 4 above apply, liabilities in a currency other than sterling shall be converted into sterling at the noon buying rate as quoted by the Federal Reserve Bank of New York on the date of Completion.

20.2                                 Any payments to be made under this Agreement or any other agreement to be entered into pursuant to this Agreement by or to any member of the ntl Group shall be in Sterling.  Where any such payments are to be made and the underlying liability has been calculated in a currency other than Sterling, the underlying liability shall be converted into Sterling at the noon buying rate as quoted by the Federal Reserve Bank of New York on the date of payment.

SCHEDULE 7

SEPARATION

PART I

SEPARATION STEPS

1.                                               On or prior to 31 December 2004 and to the extent that it has not done so prior to the date of this Agreement, NGL shall assign to ntl Chichester the benefit of the full amount of its existing intercompany Indebtedness (excluding, for the avoidance of doubt, any net trading balances) owed to it by NatTrans in exchange for intercompany Indebtedness in the same amount from ntl Chichester (the “Loan Assignment”).

2.                                               On or prior to 31 December 2004 and to the extent that they have not done so prior to the date of this Agreement:

2.1                                       NatTrans and NTSL shall execute the NTSL Hive-Up Reversal Agreement;

2.2                                       NatTrans and the relevant members of the ntl Group shall execute the Designated Core Business Transfer Agreements and the Irish Business Transfer Agreement.  Completion of each such agreement will take place immediately following execution thereof;

2.3                                       following the Loan Assignment pursuant to paragraph 1, ntl Chichester shall waive in full the intercompany Indebtedness owed to it by NatTrans; and

2.4                                       following the waiver referred to in paragraph 2.3, NatTrans shall declare an interim dividend of all of the shares in each of NNNL and NINL in favour of ntl Chichester, and ntl Chichester shall be entered in the Register of Members of each of NNNL and NINL as the holder of such shares.

3.                                               With effect from 1 January 2005, the ntl Group and the Broadcast Group shall operate in accordance with the terms of the Ancillary Agreements as if such agreements had come into effect on that date.  Such agreements shall not be formally executed until Principal Separation occurs.

4.                                               Following steps 1 and 2 above and within ten (10) Business Days following satisfaction or waiver (to the extent capable of waiver pursuant to clause 4.1 of the Agreement) of all the Conditions other than the Separation Condition NGL shall, or shall procure that the relevant member of the ntl Group shall, give 30 days’ prior written notice (or such shorter period as may be agreed with the banks who are parties to the Senior Credit Facility) to the Facility Agent (as defined in the Senior Credit Facility) pursuant to clause 28.2 of the Senior Credit

Facility of the implementation of Principal Separation specifying the proposed Separation Date.  The Separation Date as specified in such notice shall fall not less than thirty (30) days after the date on which such notice is given.

5.                                               On or around the actual Separation Date, Principal Separation will occur when NGL and ntl Chichester shall procure that NatTrans and the relevant members of the ntl Group shall execute the NGL Hive Across Agreements, the Designated Broadcast Business Transfer Agreement, the Employee Transfer Agreement and the Ancillary Agreements (including the Asset Sharing Agreement) to the extent not entered into prior to such date.

PART II

SEPARATION AGREEMENTS

A.                                             Transfer Agreements

1.                                               Designated Core Business Transfer Agreements

2.                                               Designated Broadcast Business Transfer Agreement

3.                                               NTSL Hive-Up Reversal Agreement

4.                                               NGL Hive-Across Agreements

5.                                               Irish Business Transfer Agreement

6.                                               Employee Transfer Agreement

B.                                             Ancillary Agreements

Core to Broadcast

1.                                               Finance Services

2.                                               HR Services

3.                                               Ongoing Provision of Selected Group IT Services (not delivered through IBM)

4.                                               Voice Data and Security Support

5.                                               Short Term Licence to Occupy

6.                                               Contract Management for BT Private Circuits (“BT Circuits”)

7.                                               Leased Line Services (“Leased Line Agreement”)

8.                                               Firelink Side Letter

9.                                               Dark Fibre Services (“Dark Fibre Agreement”)

10.                                        IP Transit Services

11.                                        Supply and Services Agreement (Cisco Equipment)

12.                                        Telephony Services

13.                                        Conduct of Business under the GTC Framework Agreement

14.                                        Side Letter relating to storage facilities

15.                                        Lease of Mast at Cambridge Cable Xcast

16.                                        Lease of Mast at Copdock

17.                                        Lease of Mast at Belfast Kennedy Way

18.                                        Lease of Mast at Londonderry

19.                                        Lease of Mast at Cardiff, Portmanmoore Road

20.                                        Lease of Mast at Flitwick

21.                                        Lease of Mast at Glasgow, Renfrew Braehead Warehouse Xcat

22.                                        Lease of Mast at Stevenage, Leyden Road Xcat

23.                                        Lease of Mast at Northampton, Crest House Xcom

24.                                        Lease of Mast at Northampton, Gladstone Road Tran SW Xcom

25.                                        Lease of Mast at Leamington Spa

26.                                        Lease of Mast at Stockton-on-Tees

27.                                        Lease of Mast at Leeds Seacroft

28.                                        Lease of Mast at Watford

29.                                        Option Agreement for the Grant of Leases

30.                                        Lease of Part of Langley

Broadcast to Core

1.                                               Corporate Database Services

2.                                               Short Term Licence to Occupy

3.                                               Support for Network Monitoring and Control Systems (“Network Monitoring”)

4.                                               Field Support and First-Line Maintenance for the Core Network (Electronic Infrastructure) (“Field Support”)

5.                                               Overall Management of Mechanical, Electrical, Cooling and Fire Protection Infrastructure (“Mechanical and Electrical”)

6.                                               Site Technical Solutions in Support of Network Accommodation Planning

7.                                               Radio and Antenna Costing, Design, Build and Support Services

8.                                               Referral Agreement

9.                                               Lease(s) of Part of Crawley Court

10.                                        Lease of Part of Black Hill

11.                                        Lease of Part of St Hilary

Mutual - Core to Broadcast and Broadcast to Core

1.                                               Site Sharing under Co-Location Agreement for all Co-Location Sites (“Co-Location”)

2.                                               Global Wayleave

3.                                               Asset Sharing Agreement

Ireland - Core (Ireland) to Broadcast

1.                                               Dark Fibre Services (Ireland) (“Dark Fibre (Ireland) Agreement”)

Ireland - Broadcast to Core (Ireland)

1.                                               Mast Inspection and Microwave Link Design

Ireland - Mutual: Core (Ireland) to Broadcast and Broadcast to Core (Ireland)

1.                                               Site Sharing and Co-Location Agreement for all Co-Location Sites (“Co-Location (Ireland)”)

Other

1.                                               Agency Agreement relating to certain Designated Broadcast Assets

C.                                             Other

1.                                               Framework Services Agreement

2.                                               Any other agreement reasonably deemed by the Sellers to be necessary to implement Separation in accordance with the terms of this Agreement.

PART III

CHANGES TO ANCILLARY AGREEMENTS

1.                                               The parties acknowledge and agree that the provisions of the Ancillary Agreements set out below (or some of them) will need to be reviewed and, as necessary, amended immediately prior to Principal Separation to reflect any changes which NGL, having had discussions in good faith with NatTrans, may approve, in the usage made by NatTrans or the Core Group (as the case may be) of the relevant service and/or asset under the relevant Ancillary Agreement(s) as at Principal Separation (in each case, the “Changes”):

Transitional Services Agreements

Ancillary Agreement	Provision Subject to Amendment

Licence to Occupy - Core to Broadcast	Schedule (Premises)

Licence to Occupy - Broadcast to Core	Schedule (Premises)

Long Form Services Agreements

Ancillary Agreement	Provision Subject to Amendment

BT Circuits	Schedule 4 (Circuits to be provided by NatTrans as at the Commencement Date)

Leased Line Agreement	•	Schedule 1 (Services), Part A (Existing Leased Lines)

	•	Schedule 3 (Fees), paragraph 1, provided that the overall price for the Existing Leased Lines (as defined in the Leased Line Agreement) shall not fall below £7,262,905.

	•	Any other amendments required to be incorporated in the Leased Line Agreement, subject to and in accordance with the Firelink Side Letter

Dark Fibre Agreement	•

Schedule 3 (Fees), paragraph 1 (Existing Routes), provided that the total price for Services in respect of Existing Routes (as such terms are defined in the Dark Fibre Agreement) shall not fall below £752,950

	•	Schedule 6 (Existing Routes)

Network Monitoring	Schedule 5 (Agreed Sites)

IP Transit Agreement	Order form

Field Support	Schedule 5 (Agreed Sites), Part A (ntl Sites) and Part B (NatTrans Sites)

Mechanical and Electrical	Schedule 5 (Agreed Sites), Part A (ntl Sites) and Part B (NatTrans Sites)

Dark Fibre (Ireland) Agreement	•

Schedule 3 (Fees), paragraph 1 (Existing Routes), provided that the total price for Services in respect of Existing Routes (as such terms are defined in the Dark Fibre (Ireland) Agreement) shall not fall below £27,200

	•	Schedule 6 (Existing Routes)

Co-Location	•	Schedule 1 (Broadcast Sites), Part A and Part B

	•	Schedule 2 (ntl Group Sites)

Co-Location (Ireland)	•	Schedule 1 (Broadcast Sites), Part A and Part B

	•	Schedule 2 (ntl Group Sites)

Asset Sharing Agreement	Schedule (Shared Core Supply Contracts)

2.                                               Without prejudice to paragraph 1, if, prior to Principal Separation, NGL or any other member of the Core Group approves any Changes which require amendments to be made to any provision of an Ancillary Agreement not listed at paragraph 1, the relevant provision of such Ancillary Agreement will be amended to reflect any such Change on a basis to be agreed in good faith by NGL and NatTrans.

3.                                               The parties agree that amendments to each of the Ancillary Agreements (if any) shall be made as are reasonably required to reflect the Changes.

SCHEDULE 8

PENSIONS

1.                                               DEFINITIONS

In this Schedule 8, the following expressions shall have the meanings set out below:

Broadly Equivalent in Value

when referring to benefits provided under the Irish DB Scheme means benefits that are of equal actuarial value as certified by ntl’s Actuary (taking account of any member contributions that are payable) to benefits provided (or which would be provided) under the Irish DB Scheme, had the Irish DB Scheme been retained by NGL in accordance with the Irish DB Scheme’s rules in force immediately prior to the Completion Date. Benefits will not be Broadly Equivalent in Value unless they are also final salary benefits.

Buyer’s DC Scheme	the scheme or arrangement notified under paragraph 2.1 and, whenever the context allows, its trustees, managers or administrators, as appropriate.

Irish DB Member

a Broadcast Employee in pensionable service under the Irish DB Scheme or who is eligible to join the Irish DB Scheme immediately before the Completion Date including any Broadcast Employee who would be in pensionable service but for his or her temporary absence from work.

Irish DB Scheme	the ntl Broadcast Scheme and, whenever the context allows, its trustees, managers or administrators, as appropriate.

Irish DC Member

a Broadcast Employee in pensionable service under the Irish DC Scheme or who is eligible to join the Irish DC Scheme immediately prior to the Completion Date including any Broadcast Employee who would be in pensionable service but for his or her temporary absence from work.

Irish DC Scheme	the ntl Defined Contribution and Death Benefit Plan and, whenever the context allows, its trustees, managers or administrators, as appropriate.

ntl’s Actuary	an actuary appointed for the time being by NGL.

Risk Benefits	any pension, lump sum, gratuity or other benefit given or to be given on the death or full or partial incapacity of a Broadcast Employee.

Tax Approval	approval under Chapter I of Part 30 of the Taxes Consolidation Act 1997 of Ireland.

2.                                               IRISH SCHEMES

2.1                                        The Buyer shall, within 6 weeks of the Completion Date, give written notice to NGL of the name of, and contact name and address for, the Buyer’s DC Scheme, which shall either have Tax Approval or be capable of obtaining it.

2.2                                        Within 8 weeks of the Completion Date, the Buyer shall procure that a written notice containing an invitation to join the Buyer’s DC Scheme is issued to each Irish DC Member still employed by the Broadcast Group when the notice is issued.  The terms of the Buyer’s DC Scheme as to member and employer contributions and Risk Benefits will not be for a period of at least 12 months following the Completion Date in any material respect less favourable than they would have been under the Irish DC Scheme in respect of each such Irish DC Member.

2.3                                        The Buyer shall procure that, for a period of at least 12 months following the Completion Date, the benefits of the Irish DB Scheme are at least Broadly Equivalent in Value to the benefits provided under the Irish DB Scheme as at the Completion Date in respect of each Irish DB Member and that the terms of the Irish DB Scheme including as to members’ contributions and Risk Benefits are not in any material respect less favourable than they were under the Irish DB Scheme prior to the Completion Date.

SCHEDULE 9

THE BROADCAST BUSINESS

The Broadcast Business comprises the following activities to the extent that the same are included in the revenues of the ntl:broadcast division as shown in the Broadcast Interim Accounts:

Media Services

•                                          End-to-end multiplexing, distribution, contribution and transmission of digital terrestrial television and digital terrestrial radio broadcasts, excluding the delivery of such broadcasts to multiple end users by fixed line or as a seller of capacity and connectivity only.

•                                          Distribution, contribution and transmission of analogue terrestrial television and analogue terrestrial radio broadcasts (including embedded data services), excluding the delivery of such broadcasts by fixed line or as a seller of capacity and connectivity only.

•                                          Provision of site sharing facilities to television and radio broadcasters, their agents, and to third party transmission service providers on behalf of television and radio broadcasters.

•                                          Investment in digital terrestrial multiplex licence holders for the provision of digital terrestrial television and digital terrestrial radio.

•                                          Provision of data and other services to handheld devices via digital broadcast platforms (currently marketed as ‘Livetime’), including mobile television services.

•                                          Satellite uplinking and downlinking services for video voice and data, including terrestrially based interconnection to customer premises.

•                                          Provision of satellite space segment bandwidth.

•                                          Outside broadcasting and satellite news-gathering services (by truck or ‘fly away’ units).

•                                          Studio play-out facilities and associated services.

•                                          Ad hoc and permanent satellite and fibre distribution services (otherwise than as a seller of capacity and connectivity only on fixed line).

•                                          RF (radiofrequency) planning, engineering and broadcast equipment installation service including rigging.

Wireless Services

•                                          Coverage and co-location from sites or towers for mobile cellular and other wireless spectrum users.

•                                          Provision of site sharing facilities to terrestrial television and radio broadcasters, their agents, their suppliers and to third party transmission service providers on behalf of terrestrial television and radio broadcasters.

•                                          Provision of installation services for wireless operators’ equipment at sites.

•                                          In-building wireless connectivity for mobile operators.

•                                          Provision of urban location coverage for wireless operators utilising shared antenna systems and fibre connectivity (currently marketed as ‘CityCell’).

Public Safety Services

•                                          Planning, design and operation of analogue and digital radio networks, voice, data and CCTV services and the provision of installation, support, maintenance, facility management and product evaluation services to emergency services organisations and any other customers.

•                                          Systems integration services for mobile radio and fixed line communications networks.

•                                          Provision of managed services, handset installation and replacement, for radio systems and terminals.

General Services provided in relation to the above and provided to the Core Group pursuant to the Ancillary Agreements

•                                          Network design services, site acquisition and development, network construction, build-to-suit contracts (other than networks involving predominantly fixed line transmission, particularly between end users).

•                                          Frequency planning/network planning.

•                                          Network operations, including monitoring and control, fault response, field maintenance and support and customer reporting.

•                                          Network accommodation planning.

•                                          Radio and antenna costing, design, build, optimisation and support services.  Mast inspection and microwave link design services.

•                                          Full system integration and service.

•                                          Maintenance and operations services.

SCHEDULE 10

PURCHASE PRICE ADJUSTMENT STATEMENT

PART I

PRO-FORMA PURCHASE PRICE ADJUSTMENT STATEMENT

	£’000	£’000

Current assets

Cash		X
Trade debtors		X
less provision for bad and doubtful debts		(X)
Accrued income		X
Other debtors		X
Prepaid expenses		X
Trading account balance*		X
Buyer separation costs **		X

X

Current liabilities

Trading account balance*	(X)
Trade creditors	(X)
Accrued expenses	(X)
Deferred income	(X)

(X)

Completion Date Net Working Capital		X

*If the net trading account balance is an amount owing to the Broadcast Group, then this will be shown as a current asset. If the net Trading account balance is an amount owing by the Broadcast Group, then this will be shown as a current liability.

** As described in paragraph 1.3 of Part III of this Schedule 10.

PART II

CALCULATION OF THE PURCHASE PRICE ADJUSTMENT

1.                                               GENERAL REQUIREMENTS

The provisions of this Part II and Part III of this Schedule 10 shall apply for the purposes of preparing the Purchase Price Adjustment Statement.

The draft Purchase Price Adjustment Statement shall:

1.1                                       be prepared in accordance with the specific accounting policies and principles set out in Part III of this Schedule 10, so that, in the case of any conflict, such policies and principles shall override the provisions of paragraphs 1.2 and 1.3;

1.2                                       subject to paragraph 1.1, be prepared in accordance with the relevant accounting policies, principles, practices and procedures adopted by the ntl Group in the preparation of its accounts, so that, in the case of any conflict, such policies, principles, practices and procedures shall override the provisions of paragraph 1.3;

1.3                                       where none of the accounting policies, principles, practices or procedures referred to in paragraphs 1.1 and 1.2 deal with the matter, be prepared or determined in accordance with U.S. GAAP as at today’s date;

1.4                                       exclude any effects of the change in control or ownership of the Broadcast Group contemplated by this Agreement and shall not reappraise the value of any of the assets of any Broadcast Group Company as a result of such change in control or ownership or otherwise howsoever;

1.5                                       exclude corporation tax, deferred tax or (save as provided in paragraph 1.2.2 of Part III of this Schedule 10) any other liability to Taxation, unfunded obligations in relation to the any pension scheme, restructuring costs which the Buyer or the Broadcast Group may deem appropriate whether or not supported by a plan consummated on Completion, contingent liabilities (including without limitation those relating to Environmental Matters) and other post acquisition expenses (including without limitation rebranding or livery related expenses and separation costs);

1.6                                       take no account of the Designated Core Business (comprising the Designated Core Assets and the Designated Core Liabilities) other than the trading account balance described in paragraph 1.2 of Part III of this Schedule 10;

1.7                                       assume that the Designated Broadcast Assets, the Designated Broadcast Liabilities, the Designated Core Assets and the Designated Core Liabilities (as such terms are defined in the Designated Transfer Agreements) have been fully transferred in accordance with the terms of the Designated Transfer Agreements and any consents to transfer have been obtained;

1.8                                       not include any provision in respect of the entitlement of certain Broadcast Employees (formerly of DTELS) to enhanced pension benefits on redundancy;

1.9                                       not include any provision for any liability of NatTrans in connection with the ABC Contract (including any liability under any other documents related to such agreement or for any settlement in respect of such agreement);

1.10                                not include any amounts (or any provision for any amounts) payable by NatTrans under any of the Designated Transfer Agreements (other than, to the extent the same represent working capital, the Designated Broadcast Liabilities (as such term is defined in the Designated Broadcast Transfer Agreement));

1.11                                take no account of any Indebtedness which is the subject of clauses 15.8 or 15.9 of this Agreement; and

1.12                                take no account of any item to the extent that the impact of such item has already been taken into account elsewhere in the calculation of Completion Date Net Working Capital.

PART III

SPECIFIC ACCOUNTING POLICIES FOR THE PURCHASE PRICE ADJUSTMENT STATEMENT

1.1              Completion Date Net Working Capital will comprise the following items on NatTrans’ consolidated balance sheet as at Completion:

1.1.1           Cash

1.1.2           Trade debtors less provision for bad and doubtful debts

1.1.3           Accrued income

1.1.4           Other debtors and prepaid expenses

1.1.5           Trading account balances (as described in paragraph 1.2)*

1.1.6           Buyer Separation costs (as described in paragraph 1.3)

1.1.7           An amount equal to any Dividend Adjustment (as defined in clause 3.3.1)

Less

1.1.5           Trading account balances (as described in paragraph 1.2)*

1.1.8           Trade creditors

1.1.9           Other creditors

1.1.10         Accrued expenses+

1.1.11         Deferred income

1.2              The trading account balance is the net inter-company balance between the Broadcast Group and the Core Group at Completion in respect of the period between 1 January 2005 and the Completion Date and will include but will not be limited to the following:

1.2.1           Amounts due to the Core Group by the Broadcast Group in respect of the provision of services including those provided under the terms of the Ancillary Agreements (as envisaged by paragraph 3 of Part I of Schedule 7)

1.2.2           Amounts due to the ntl Group in respect of VAT liabilities which the Core Group will continue to bear on behalf of the Broadcast Group under the terms of the existing Group VAT registration scheme

1.2.3           Amounts due to the Core Group in respect of payroll and social security costs and IBM costs which the Core Group will continue to settle on behalf of the Broadcast Group until Principal Separation (or until Completion in the case of IBM costs)

1.2.4           Any other amounts due to the Core Group by the Broadcast Group under the Framework Services Agreement

Less

1.2.5           Amounts due to the Broadcast Group by the Core Group in respect of the provision of services including those provided under the terms of the Ancillary Agreements (as envisaged by paragraph 3 of Part I of Schedule 7)

1.2.6           Any other amounts due to the Broadcast Group by the Core Group under the Framework Services Agreement

1.2.7           Amounts due by the Core Group to the Broadcast Group in respect of customer contracts.

The inter-company balance between the Broadcast Group and the Core Group at midnight on 31 December 2004 shall be reduced to zero pursuant to one of the Designated Core Business Transfer Agreements.

*If the net trading account balance is an amount owing to the Broadcast Group, then this will be shown as a current asset. If the net trading account balance is an amount owing by the Broadcast Group, then this will be shown as a current liability.

+ If accrued expenses would otherwise be less than £20 million on the Completion Date they will be deemed to be £20 million for the purposes of calculating the Completion Date Net Working Capital.

1.3           The following table sets out the accounting principles that will be applied in accordance with paragraph 1.1 of Part II of this Schedule 10 in arriving at the Completion Date Net Working Capital.

Caption	Significant components	Accounting principles applied
Cash	Cash on hand

Cash represents amounts reflected in the general ledger and cash in transit, the full face value of any deposited or undeposited uncashed cheques, bank transfers or BACs payments and amounts held in blocked accounts to support guarantees/bonds in respect of licences or other arrangements (excluding any sums included in “Other Debtors — Supplier Performance Bonds”). Proceeds from the disposal of any assets, businesses or undertakings of the Broadcast Group from the date of this Agreement to Completion outside the ordinary course of business shall not be included in the calculation of Cash.

Trade Debtors

This reflects amounts invoiced to external customers in relation to the Broadcast Business for services delivered in accordance with an underlying customer order or contract. The balance on Completion will reflect the general ledger amount as reconciled to the underlying aged trade debtors sub ledger.

Bad debt provision

This provision is made against trade accounts receivable the collection of which is no longer assured. Provision is made in respect of all accounts for which payment is more than 90 days overdue. No provision shall however be made in respect of any intercompany balance owing from the Core Group.

Accrued income

This represents amounts recoverable from third party customers in relation to the Broadcast Business which have not yet been billed (in order to comply with an agreed billing schedule), where revenue recognition requirements have been satisfied in accordance with SAB 101 under US GAAP and accordingly income has been booked in the profit and loss account.

Expenses where required to be accrued to generate this accrued income will be included in the accrued expenses.

Other Debtors	Supplier performance bonds	This represents cash held in a separate bank account as a guarantee for certain suppliers. Should the ntl Group default on a payment, a supplier can draw upon these funds under certain conditions.

Other debtors	Amounts recoverable on projects	This represents expenses incurred in respect of the Broadcast Business in relation to open projects/work in progress.

Buyer separation costs

An amount equal to the cash spent (either paid or payable) incurred by or on behalf of members of the Broadcast Group between the date of this Agreement and Completion in connection with the acquisition of any assets or rights by or on

Caption	Significant components	Accounting principles applied

behalf of the Broadcast Group to replace any assets or rights which are to be provided or the benefit of which is to be made available to the Broadcast Group pursuant to paragraphs 1 to 5 of Section B of Part II of Schedule 7. ntl Chichester shall consult with the Buyer if it wishes to make any such acquisition with a value if excess of £20,000.

Prepayments	Rent and Rates

Certain expenses such as rent and rates are paid in advance. At Completion, a prepaid expense balance will arise which will be supportable by the actual outlay incurred historically and documentation outlining the period over which the expense relates. Prepayments shall include any prepayments made by any member of Core Group on behalf of or relating to the Broadcast Business, the benefit of which is transferred pursuant to the Designated Broadcast Business Transfer Agreement which do not otherwise form part of the trading account balance.

Trade creditors	Accounts payable ledger

This reflects amounts payable to third party suppliers in relation to the Broadcast Business (“Accounts Payable”). In respect of Accounts Payable to third parties for obligations arising from 1 January 2005, the new accounting systems will have the capacity to capture Broadcast Business specific obligations. Any invoices dated prior to 1 January 2005 will be for the Sellers’ account. The balance of Trade Creditors (accounts payable ledger) on 1 January 2005 will be £0 (zero pounds Sterling).

Trade creditors	Purchase ledger accrual for goods or services received, yet to be invoiced

This represents purchase orders where evidence exists that goods or services have been received before 1 January 2005, but where no invoice has been received. Any such purchase orders dated prior to 1 January 2005 and which are purchase ledger accruals at 1 January 2005 shall be for the Seller’s account. Purchased ledger accruals at 1 January 2005 shall be zero.

Trade creditors	Consolidated invoice

There are consolidated invoices for suppliers such as Hays for temporary staff. A report is run which reflects any invoices received and an accrual for the anticipated cost for the remainder of the current month. This report is analysed by cost centre and this will be used to determine the amount of accrual that should be reflected. Any trade creditors dated prior to 1 January 2005 will be for the Sellers’ account. The balance of trade creditors (consolidated invoice) on 1 January 2005 will be £0 (zero pounds Sterling).

Accrued expense	Overtime accruals

On Completion, the accrual will be based on the pro rata actual overtime expense paid to Broadcast Employees in the payroll for the calendar month ending on or immediately after Completion. No accrual will be made for bonuses.

Accrued expense	Building services accruals

This represents an accrual for utility related expenses such as gas, water and electricity charges. The accrual on Completion will be based on a comparison between actual invoices received and amounts budgeted as contained in the Broadcast Business Plan in respect of 2005.

Caption	Significant components	Accounting principles applied
Accrued expense	Tax and social security

On Completion, this accrual will be based on the actual payroll tax and social security expense related to Broadcast Employees for the month before Completion (excluding any tax or social security expense relating to bonuses).

Accrued expense	Construction costs	This accrual in general captures capital expenditure related costs where goods or services have been provided as evidenced by documentation such as a delivery note, but not invoiced.

Deferred income

Deferred income represents sums that have been invoiced to customers in advance of the relevant service obligation being delivered to the customer (whether payment has been received or not), and which will be released to the profit and loss over the term that services is to be delivered to the customer.

SCHEDULE 11

FORM OF PUT/CALL OPTION EXERCISE NOTICE

PART I

PUT OPTION

To:                                       Macquarie UK Broadcast Limited

[Date]

Dear Sirs,

We refer to the Sale and Purchase Agreement dated 1 December 2004 made between ourselves, ntl (Chichester) Limited, ntl Digital Ventures Limited and Macquarie UK Broadcast Holdings Limited (the “Agreement”), and in particular to the Put Option granted by you to us under clause 2.1 of the Agreement.

As agent for the Sellers (as defined in the Agreement), we hereby give notice under and pursuant to clause 2.2 of the Agreement that we exercise the Put Option granted by you to us.

Yours faithfully,

For and on behalf of

ntl Group Limited

PART II

CALL OPTION

To:                                       ntl Group Limited

[Date]

Dear Sirs,

We refer to the Sale and Purchase Agreement dated 1 December 2004 made between ourselves, ntl (Chichester) Limited, ntl Digital Ventures Limited and Macquarie UK Broadcast Holdings Limited (the “Agreement”), and in particular to the Call Option granted by you to us under clause 2.3 of the Agreement.

We hereby give notice under and pursuant to clause 2.4 of the Agreement that we exercise the Call Option granted by you (as agent for the Sellers, as defined in the Agreement) to us.

Yours faithfully,

For and on behalf of

Macquarie UK Broadcast Limited

EXECUTED by	)
NTL GROUP LIMITED	)
acting by:	)

Robert Mackenzie as attorney

EXECUTED by	)
NTL (CHICHESTER) LIMITED	)
acting by:	)

Robert Mackenzie as attorney

EXECUTED by	)
NTL DIGITAL	)
VENTURES LIMITED	)
acting by:	)

Robert Mackenzie as attorney

EXECUTED by	)
MACQUARIE UK BROADCAST	)
LIMITED	)
acting by:)

Leigh Harrison as attorney

EXECUTED by	)
MACQUARIE UK BROADCAST	)
HOLDINGS LIMITED	)
acting by:	)

Leigh Harrison as attorney